  As filed with the Securities and Exchange Commission on March 7, 2000
                                                     Registration No. 333-88277
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             AMENDMENT NO. 4
                                    TO THE
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                            VELOCITY.COM, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

         Delaware                                            68-0347739
     (State or other               7374
     jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
      incorporation       Classification Code Number)   Identification No.)

     or organization)           ---------------

                        330 Townsend Street, Suite 206
                         San Francisco, CA 94107-1630
                                (415) 495-4741
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Jack D. Anderson
                            Chief Executive Officer

                            Velocity.com, Inc.
                        330 Townsend Street, Suite 206
                         San Francisco, CA 94107-1630
                                (415) 495-4741
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:
 Patrick A. Pohlen, Esq.                   Rodd M. Schreiber, Esq.
    Cooley Godward LLP         Skadden, Arps, Slate, Meagher & Flom (Illinois)
  Five Palo Alto Square                     333 West Wacker Drive
   3000 El Camino Real                        Chicago, IL 60606
 Palo Alto, CA 94306-2155

                                ---------------

   Approximate date of commencement of the proposed sale to the public: as soon as practicable after the effective date of the Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This + +preliminary prospectus is not an offer to sell these securities nor does it + +seek offers to buy these securities in any jurisdiction where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 7, 2000

PRELIMINARY PROSPECTUS

                             3,000,000 Shares

                            Velocity.com, Inc.

                                  Common Stock

                                 ------------

  We are offering 3,000,000 shares of common stock with this prospectus. We expect the initial public offering price to be between $9.00 and $11.00 per share. We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "VCTY."

                                 ------------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 5.

                                 ------------

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                                           Per Share             Total
--------------------------------------------------------------------------------------
Initial Public Offering Price.......................     $                    $
--------------------------------------------------------------------------------------
Underwriting Discount...............................     $                    $
--------------------------------------------------------------------------------------
Proceeds, before expenses, to Velocity.com, Inc.....     $                    $
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

  The underwriters may also purchase up to an additional 450,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                 ------------

Needham & Company, Inc.                                   Punk, Ziegel & Company

                The date of this Prospectus is           , 2000

Description of Artwork:

   1. Front inside cover: Description of artwork. This diagram represents our ASP architecture. The top box, labeled the Organic Browser, diagrams the client side of our client server architecture and depicts the user view. It is connected to the Internet either via a local network or directly through modems. The Internet feeds the application data from the client side into Velocity.com's ASP. The Velocity.com ASP (the Server side of the architecture) resides on our partner Conxion's Internet Service Provider, providing full outsourced hosting services.

   2. Back inside cover. Description: Five overlapping circles. The circles are labelled Clinic Management, Practice Management, Credentialing, Clinical Drug Trials and Disease Management. The words The CoreModel appear in the center.

   Bullets points above the graphic are as follows:

  . Internet Delivery, ASP Delivery Service

  . Fully integrated solutions, built on a single model, the CoreModel(TM)

  . Manages the entire clinical and business process in a single system

  . Multiple users with simultaneous access

  . Scalable to accommodate a growing number of users and solutions

  . Easily tailored to accommodate user process and practice variations

  . Easy to use, easy to change

  . Cost effective alternative to legacy applications

   The text of the caption below the graphic reads as follows:

   Our CoreModel(TM) is a model of the real world components of the healthcare delivery process. Each of the components is represented by an object. The CoreModel(TM) is the blueprint to how these objects can be linked to build applications. The specialized knowledge of healthcare required to build the CoreModel(TM) originated from the experience of our employees as well as extensive interviews with our users and other healthcare professionals.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Forward-Looking Statements...............................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Dilution.................................................................  18
Capitalization and Short-Term Debt.......................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  33
Management...............................................................  47
Certain Relationships and Related Transactions...........................  60
Principal Stockholders...................................................  64
Description of Capital Stock.............................................  66
Shares Eligible for Future Sale..........................................  69
Underwriting.............................................................  71
Legal Matters............................................................  73
Experts..................................................................  73
Available Information....................................................  73
Index to Financial Statements............................................ F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that investors should consider before investing in the common stock of Velocity.com. Investors should read the entire prospectus carefully.

                               Velocity.com

   We develop, and deploy over the Internet, software applications that help healthcare clinics and physician group practices process clinical information and manage the day-to-day operations of their businesses. Our customers can access and use our software applications over the Internet or their local or private information networks. We charge our customers a monthly subscription fee for these applications. We rely on a third party to provide the application hosting, Internet infrastructure and data centers necessary to deploy our applications over the Internet. The business of providing software applications over the Internet for a monthly fee is known as the "application service provider" or "ASP" business. We currently have developed ASP applications in three areas: disease management and clinical drug trials recruitment, which were first implemented in February 1999, and credentialing, which was developed in November 1999. We are developing applications designed to manage all elements of the business and clinical processes of our customers within a single integrated system.

   The growth of the managed care, risk sharing and other alternative payment and reimbursement mechanisms, increased government regulation and the rise of healthcare delivery networks have increased the need for information technology products and services. In order to reduce unnecessary spending and manage costs while delivering quality care, healthcare providers are increasingly demanding software solutions that enable them to effectively extract and analyze data located throughout their enterprises, measure clinical results, evaluate operational efficiency and support process improvement. The Internet has emerged as an accessible, low-cost and flexible means of accessing and distributing information, making it particularly well-suited for deploying software solutions for the healthcare industry. We believe that providing software applications over the Internet for a monthly fee addresses many of the shortcomings of traditional healthcare information technology. Customers rent, rather than own, the applications they require, reducing the capital commitment necessary for information technology and reducing the need for a dedicated staff of information technology personnel.

   Our ASP applications are built using a technology we created that represents a major change in the way software is built and deployed. Traditionally, software has been built as a linear "program" using a programing language called "code." Building an application with code and modifying it after it is built are time-consuming and expensive processes. Software can also be structured in a non-linear architecture using what is known as "object-oriented" technology which requires a less time-consuming and expensive process. Until now, object-oriented software has been built with both object-oriented technology and linear programming using code. We have developed a new object-oriented technology, which we refer to as the Organic Architecture, that allows us to create applications without any code or linear programming. We have applied for five patents on our technology and have received a Notice of Allowance from the United States Patent and Trademark Office on each of the first three applications.

   All our ASP applications are built on our CoreModel, which is a representation of the clinical and business processes in the healthcare industry. To develop our CoreModel and applications, we selectively acquired companies with expertise in particular areas of healthcare. These acquisitions also provided us with traditional code-based legacy software products and related service capabilities, customers and revenues. We intend to phase out sales of these legacy products and related services, which historically represented substantially all of our revenues, while simultaneously selling our ASP applications as upgrades to our legacy products.

   Our objective is to become the leading healthcare ASP serving clinics and group practices by capitalizing on our early market entrance, extending our technology and continuing to implement a subscription-based business model that generates recurring revenue. We intend to achieve this objective by:

  . leveraging our proprietary technology platform by rapidly developing additional applications, functions and features;

  . achieving rapid market penetration by focusing on customers within our target market segments and cross-selling our ASP applications to our existing base of customers; and

  . enhancing our capabilities by forming strategic alliances that provide us with specific expertise and access to new customer channels.

   Our ASP applications provide the following advantages:

   Comprehensive. Our applications are designed to enable our customers to rely on us as the single source for their software, whether these applications are deployed over the Internet or their own local or private information networks.

   Cost-effective. Our applications eliminate the need for our customers to incur significant capital expenditures for hardware, operating systems and application software and significantly reduce the costs for technical support and training.

   Adaptable. Our applications are built with flexible links between data sets instead of code, which makes them easier and less expensive to tailor to accommodate practice variations and workflow of each user.

   Integrated. Information and applications are stored on a single remote database and can be accessed simultaneously by multiple users in geographically dispersed locations.

   In addition, our ASP applications are scalable, modular, secure and easy to use.

   As part of our strategy, we have entered into relationships with strategic partners for distribution, consulting and implementation services, Internet infrastructure and application hosting. Our initial ASP application, which manages patient-reported health and clinical data, is being distributed as part of our strategic relationship with Pfizer Health Solutions Inc, with whom we have had a relationship since 1997. We also have entered into an alliance with Superior Consultant Holdings Corporation. Under this agreement, Superior will introduce and outline the advantages of our ASP applications based on client interests, as well as provide systems integration, process improvement, consulting and implementation services to healthcare organizations. Superior is a leading provider of business solutions, including consulting, systems integration, e-health and outsourcing to the healthcare industry. Superior serves clients nationally and internationally and has over 1,500 professionals located throughout the United States.

   We also have entered into agreements with Conxion Corporation, which provides us with application hosting, Internet infrastructure and data centers. We depend on Conxion to provide these services and support the delivery of our software applications and do not intend to provide these services ourselves. Our business relationship with Conxion began in May 1997, and in April 1999 Conxion purchased $550,000 of our preferred stock.

   We were incorporated in California in January 1995 under the name Object Products, Inc. and reincorporated in Delaware in April 1996. The company changed its name to OrganicNet, Inc. in May 1999 and to Velocity.com, Inc. in January 2000. Our principal executive offices are located at 330 Townsend Street, Suite 206, San Francisco, California, 94107-1630. Our telephone number is (415) 495-4741. Our website is www.velocity.com. Information contained on our website is not a part of this prospectus.

                                --------------

   The terms "Velocity.com", "company", "we", "our" and "us" refer to Velocity.com, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor.

   Velocity.com, the Velocity.com logo, Organic Architecture, Object Products, CoreModel and Organic Browser are trademarks of Velocity.com, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering

 Shares offered by Velocity.com................ 3,000,000 shares
 Total shares outstanding after this offering.. 10,729,506 shares
 Use of proceeds............................... To repay short-term debt, including amounts owed to or
                                                guaranteed by certain of our
                                                directors, officers and
                                                stockholders, to continue
                                                development of our solutions
                                                and architecture, expand our
                                                sales and marketing efforts,
                                                expand our administrative
                                                infrastructure, acquisitions
                                                and for working capital and
                                                other general corporate
                                                purposes.
 Proposed Nasdaq National Market symbol........ VCTY

The common stock to be outstanding after this offering is based on the shares outstanding as of February 29, 2000 and excludes:

  . 1,241,580 shares of common stock issuable as of February 29, 2000 upon the exercise of outstanding stock options issued at a weighted average exercise price of $4.15 per share under our stock option plans;

  . 2,918,931 shares of common stock reserved for issuance under our stock option plans as of February 29, 2000;

  . 300,000 shares of common stock reserved for issuances under our employee stock purchase plan as of February 29, 2000;

  . 14,880 shares of common stock reserved for issuance under stock options held by former PSI-Med Corporation optionholders as of February 29, 2000. If shares are issued upon exercise of such options, Velocity.com will remove that same number of shares from an escrow of shares to former PSI-Med shareholders to satisfy that obligation; and

  . the exercise of warrants for a total of 156,250 shares of common stock outstanding as of February 29, 2000.

Except as otherwise indicated, information in this prospectus assumes the following:

  . the 0.56 for 1 reverse split of the outstanding shares of our capital stock;

  . the conversion of all outstanding shares of preferred stock into common stock upon consummation of this offering;

  . the filing of our amended and restated certificate of incorporation, the provisions of which are summarized in "Description of Capital Stock;"

  .  no exercise of the underwriters' over-allotment option; and

  . shareholder approval of the 1999 Equity Incentive Plan and employee stock purchase plan.

                                  Risk Factors

   You should consider the risk factors before investing in Velocity.com's common stock and the impact from various events which could adversely affect our business.

                             Summary Financial Data

   The following table summarizes our consolidated statements of operations for the years ended December 31, 1996, 1997, 1998 and 1999, as well as our unaudited pro forma combined statements of operations for the years ended December 31, 1998 and 1999 that gives effect to our acquisition of PSI-Med Corporation as if the acquisition occurred at the beginning of the periods presented. The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the acquisition taken place as of the beginning of the periods presented, nor is it necessarily indicative of results that may occur in the future. The table also includes consolidated balance sheet data as of December 31, 1999 on an actual and pro forma as adjusted basis. See the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                     Year  Ended
                               Years Ended December 31,              December 31,
                          -------------------------------------- --------------------
                                                      Pro Forma            Pro Forma
                           1996     1997     1998       1998      1999       1999
                          -------  -------  -------  ----------- -------  -----------
                                                     (unaudited)          (unaudited)
                               (in thousands, except per share information)
Consolidated Statement
 of Operations:
Revenue:
 License................  $   --   $   424  $   571    $ 1,087   $   963    $ 1,262
 Product development....      --     1,375      565        565       337        337
 Service................      371    1,173    3,488      5,182     4,415      5,554
                          -------  -------  -------    -------   -------    -------
 Total revenue..........      371    2,972    4,624      6,834     5,715      7,153
                          -------  -------  -------    -------   -------    -------
Cost of revenue:
 License................      --       475      756        756       845        890
 Product development....      --       320      209        209        79         79
 Service................      238      892    2,314      3,850     2,880      3,753
                          -------  -------  -------    -------   -------    -------
 Total cost of revenue..      238    1,687    3,279      4,815     3,804      4,722
                          -------  -------  -------    -------   -------    -------
Gross profit............      133    1,285    1,345      2,019     1,911      2,431
                          -------  -------  -------    -------   -------    -------
Operating expense:
 Sales and marketing....       24    1,395    1,644      1,812     1,215      1,277
 Research and
  development...........      724    1,345    1,833      2,069     2,670      2,896
 General and
  administrative........    1,690    3,332    3,768      4,677     4,070      4,508
                          -------  -------  -------    -------   -------    -------
 Total operating
  expense...............    2,438    6,072    7,245      8,558     7,955      8,681
                          -------  -------  -------    -------   -------    -------
Operating loss..........   (2,305)  (4,787)  (5,900)    (6,539)   (6,044)    (6,250)
Interest expense........       (9)     (20)     (93)       (93)     (141)      (150)
Other income (expense)..        7       13       (9)       (95)       27          2
                          -------  -------  -------    -------   -------    -------
Loss before income
 taxes..................   (2,307)  (4,794)  (6,002)    (6,727)   (6,158)    (6,398)
Provision for income
 taxes..................        4        6        4          5         5          5
                          -------  -------  -------    -------   -------    -------
Net loss................  $(2,311) $(4,800) $(6,006)   $(6,732)  $(6,163)   $(6,403)
                          =======  =======  =======    =======   =======    =======
Net loss per share:
 Basic and diluted......  $  (.80) $ (1.58) $ (1.97)   $ (2.21)  $ (2.00)   $ (2.08)
Weighted average shares
 outstanding:
 Basic and diluted......    2,906    3,038    3,051      3,051     3,077      3,077

                                                     As of December 31, 1999
                                                     ---------------------------
                                                                    Pro Forma
                                                      Actual       As Adjusted
                                                     -----------  --------------
                                                                   (unaudited)
                                                         (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................... $       566    $    25,322
Working capital (deficit)...........................      (3,057)        21,999
Total assets........................................       6,563         31,319
Total stockholders' equity (deficit)................        (856)        24,903

   The preceding consolidated balance sheet data is shown on a pro forma as adjusted basis to give effect to:

  . the conversion of all outstanding shares of preferred stock into shares of common stock upon consummation of this offering;

  . the sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses; and

  . the use of proceeds of $2.6 million to repay notes payable in the amount of $1.3 million which existed at December 31, 1999, after consideration of expensing a $297,000 note discount upon payment, and $1.3 million of debt incurred subsequent to December 31, 1999.

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of common stock of Velocity.com. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

  Risks Related To Our Business

  Our business is difficult to evaluate because we have a limited operating history.

   We were incorporated in January 1995 and have a limited operating history, which makes an evaluation of our business and prospects difficult. Since our inception, we have been developing our codeless, object-oriented technology as the platform for our applications. We have also been marketing legacy software products created using traditional software code that were developed by the companies we acquired. In February 1999, we delivered our first ASP software application. As a result, we only have a limited number of ASP software applications currently in use. Revenue to date from our ASP software applications has not been material. You must consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stages of development, particularly those in new and rapidly evolving markets such as ours, which use new and unproven business models. We cannot assure you that our business strategy will be successful or that we will be able to complete the development of and sell our ASP software applications.

  Our historical revenue was derived primarily from products and services that we do not expect to be the focus of our business in the future, which makes it difficult to evaluate our current and future financial performance.

   We currently derive substantially all of our revenue from the sale of our legacy software products and services. These software products and related services are substantially different from the ASP software applications that will be our focus. We intend to phase out sales of legacy products and related services and expect the associated revenue to decline substantially. As a result, our historical financial information does not reflect the results of the current and future focus of our business and cannot be used to predict our future revenue or results of operations.

  We expect to continue to incur operating losses and net cash outflow and may never achieve profitability, which may cause our stock price to decline.

   We have experienced net losses in each quarterly and annual period since inception. We recorded net operating losses of approximately $4.8 million for the year ended December 31, 1997, approximately $5.9 million for 1998 and approximately $6.0 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of approximately $19.5 million. We intend to increase our operating expenses substantially, particularly expenses related to development of our applications and architecture, expansion of our sales and marketing efforts, and expansion of our administrative infrastructure. Therefore, we expect to incur significant operating losses and to record significant net cash outflow for the foreseeable future. We cannot assure you that we will achieve significant revenues from our applications or achieve, sustain or improve profitability on a quarterly or annual basis in the future.

  Our quarterly operating results are expected to fluctuate and could cause our stock price to decline.

   Our quarterly operating results have varied in the past and we expect them to continue to fluctuate in future periods. These fluctuations depend on a number of factors described below and elsewhere in this "Risk Factors" section of the prospectus, many of which are outside our control. In particular, the sale and implementation of our software applications are subject to delay due to our potential customers' internal procedures for approving expenditures and deploying new technologies within their clinics or group practices. We provide our applications to customers on a monthly subscription basis. We cannot predict subscription fees accurately because we have limited experience selling our applications. In addition, our customers may decide to stop using our applications at any time with very little notice. We may spend substantial time and resources developing or tailoring applications for channel partners or customers prior to the time that we have entered into subscription agreements with them. If we do not enter into agreements with these channel partners and customers or if our customers do not subscribe for these applications for a sufficient period of time, we will not be able to achieve revenue to recoup our investment. For these and other reasons, our stock price could decline.

  Our business model is unproven and may not effectively address our market.

   Providing software applications over the Internet to the healthcare industry is a business that has only recently begun to develop. It is difficult to value our business and evaluate our prospects because our business model and our revenue and income potential are unproven. Our business model depends on our ability to generate usage by a large number of clinics and group practices. Growth in demand for and acceptance of business software applications, including our ASP offerings, by clinics and group practices is highly uncertain. This uncertainty is due in part to the possibility that customers using existing systems may refuse to adopt new systems when they have made extensive investment in hardware, software, and training for existing systems, or if they perceive that our ASP applications will not adequately or cost-effectively address their requirements.

   In order to successfully sell our software applications, we may need to convince potential customers that the features and functionality of our applications justify their cost, as well as the time and administrative expense required to switch to our applications. Achieving market acceptance for our software applications will require substantial marketing efforts and expenditure of significant funds to increase awareness and demand by our target customers. We cannot assure you that we will be able to succeed in positioning our ASP offerings as appropriate applications to address the clinical and business needs of potential users, or that our ASP model will be economically viable or acceptable to clinics and group practices. If our strategy does not prove successful or if the market for our applications does not grow or grows more slowly than we currently anticipate, achieving profitability could take longer than expected or we may never achieve profitability, either of which could harm our business.

  If we cannot develop additional software applications, we may be unable to achieve or sustain profitability.

   We are unlikely to achieve or sustain profitability unless we offer and successfully market a broad range of software applications. Our business strategy depends on developing applications to manage the entire clinical and business process for clinics and group practices. We have only completed development of a limited number of applications and have not commenced development of the full range of applications required to provide a comprehensive solution. We cannot assure you that we will be able to develop the applications we need to keep our ASP software applications competitive and to meet our business plan objectives. If we cannot develop these additional applications, our sales may suffer and achieving profitability could take longer than expected or we may never achieve profitability, either of which could cause our stock price to decline.

  We depend on third parties to provide our Internet infrastructure and application hosting.

   We do not intend to develop or maintain Internet infrastructure or application hosting capabilities to support delivery of our software applications over the Internet. Therefore, we are dependent on obtaining those capabilities from third parties. We currently obtain Internet infrastructure and application hosting services from Conxion Corporation and include them as part of our ASP software applications. The ability to deliver our software applications over the Internet is central to our business strategy and depends on the efficient and uninterrupted operation of the computer and Internet network systems at Conxion.

   Conxion's operations are vulnerable to damage or interruption from fire, flood, tornado, hurricane, earthquake, power loss, telecommunications or Internet failure, viruses, physical and electronic break-ins, or other similar events and it has recently suffered a service disruption at one of its data centers related to a system upgrade. The ability of Conxion or any other third party we might use to prevent system failures or manage the effects of system failures which occur in computer and Internet network systems is limited. If Conxion or another third party suffers a system failure, it would prevent us from maintaining our service standards. The occurrence of such a failure could harm our reputation, business and prospects. If Conxion fails to perform its obligations under this agreement or if this agreement is terminated or not renewed and we are unable to obtain comparable services on favorable financial terms, or at all, our business would be harmed.

  Our systems may be vulnerable to security breaches and viruses.

   Our success depends on the confidence of our customers in our ability to securely transmit confidential information over the Internet. Any failure to provide secure online communication services could harm our business and reputation. Our systems and those of our hosting services provider rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. Neither we nor any third party may be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Anyone who is able to circumvent our security measures could misappropriate confidential user information or interrupt our, or our customers', operations. In addition, our servers at Conxion's data centers may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions. We depend on Conxion to prevent these disruptions and its failure to do so could limit use of our applications and otherwise harm our business. Computer viruses, break-ins and other disruptions could lead to interruptions or delays in data transmissions to our customers, or loss of customer data. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could impair our ability to deliver our software applications to our customers which could expose us to litigation, damage our reputation or otherwise harm our business.

   Although we generally limit warranties and liabilities relating to security in our customer contracts, our customers may seek to hold us liable for any losses suffered as a result of unauthorized access to their information. We may not have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate the problems they cause and to defend any lawsuits or claims. Moreover, concerns over the security of transactions conducted on the Internet and commercial online services, which may be heightened by publicized compromises of security, may also deter future customers from using our applications or cause current customers to terminate their application subscriptions. In either case, this could harm our business and prospects. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could harm our reputation, business and prospects.

  Errors in our Organic Architecture or software applications may harm our reputation and cause us to lose customers.

   Our Organic Architecture and software applications may contain undetected errors resulting in performance problems. Such errors are most frequently found during the period immediately following introduction of new software applications or enhancements to existing applications. Despite extensive product testing prior to introduction, our software has in the past contained errors that were discovered after commercial introduction. We cannot assure you that errors or performance problems will not be discovered in the future with respect to any of our products. Errors and mistakes in the processing of client data may result in loss of data, inaccurate information and delays. Such errors could cause us to lose clients and incur liability. Any errors in our Organic Architecture and software applications could harm our reputation, business and prospects.

  We plan to expand rapidly and it may be difficult to manage our growth.

   We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

  .  expand and enhance our administrative infrastructure;

  .  improve our management, financial and information systems and controls;
     and

  .  expand, train and manage our employees effectively.

   Continued growth could place a further strain on our management, operational and financial resources. There will also be additional demands on our sales, marketing and administrative resources as we increase our applications offerings and expand our target markets and customers. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

  We may undertake additional acquisitions which may pose risks to our business.

   Our strategy contemplates the possibility of completing additional acquisitions. We may be unable to retain the acquired companies' personnel or integrate them into our company. In addition, we may be unable to integrate their operations, services, or technology into our business model. Our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance our object-oriented software technology or grow our ASP delivery model could disrupt our ongoing business and divert our management's focus.

  Others may seize the market opportunity we have identified because we may not effectively execute our strategy.

   If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our strategy is complex and requires that we successfully and simultaneously complete many tasks, including:

  .   developing and protecting our technology;

  . developing economically attractive applications for our current and future customers;

  . negotiating and maintaining effective channel partnerships for the delivery of our applications;

  .   selling and marketing our applications;

  .   attracting and retaining highly skilled employees; and

  .   integrating acquired companies into our operations.

We cannot assure you that we will be able to successfully execute any or all elements of our strategy. If we are unable to do so, our business could be harmed and our stock price could decline.

  Our issuances of Series B preferred stock and Series C preferred stock might be considered public offerings in violation of the federal securities laws. If these issuances were public offerings, some of the holders of these securities might be granted the right to rescind the sale of shares and demand that we return the purchase price of the shares.

   We issued shares of Series B preferred stock and Series C preferred stock to approximately 392 stockholders in financings that we believe were conducted as private placements under Section 4(2) of the Securities Act of 1933, as amended, and did not require registration under the federal securities laws. In conducting these private placements, we were represented by legal counsel, retained an agent to assist us in the identification of potential investors and received signed representations of accredited investor status from each actual investor. However, it is possible that the holders of these shares may allege that the offering and sale of these shares was not a valid private placement under Section 4(2) and was not made in accordance with Section 5 of the Securities Act of 1933, as amended. Generally, the statute of limitations for this type of claim is one year after the date of the alleged violation and, if successful, would entitle the owners to rescind the issuance of the shares to them and demand a return to them of the purchase price of those shares. As of March 1, 2000, if we did violate Section 5 of the Securities Act of 1933, as amended, then a claim could be made for approximately 1,400 shares of the Series B preferred stock and approximately 1,511,384 shares of Series C preferred stock held by approximately 197 stockholders, representing a total potential claim of approximately $7,426,500. Assuming the statute of limitations for this type of claim is one year after the alleged violation date, the total potential liability for such claims would be reduced to approximately $6,949,576 on March 31, 2000, $5,562,391 on April 30, 2000,
$4,099,506 on May 31, 2000, $2,787,244 on June 30, 2000, 1,041,626 on July 31,
2000 and $5,625 on August 31, 2000.

   We are not aware of any pending claims of rescission against us. We intend to vigorously defend any rescission or other claim by the holders of the Series B and Series C preferred stock. Nevertheless, it is possible that a claim could be made by one or more of the holders, and if a court were to hold that the private placement exemption is not available for the sale of the preferred stock, we could be forced to rescind the sales of the preferred stock, requiring significant monetary payments to the claiming owners. These claims, if successful, could significantly exceed our cash reserves and require us to borrow funds and would materially and adversely affect our results of operations and financial condition.

  We may be unable to attract and retain qualified personnel and we depend on certain personnel.

   We believe that our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop our object-oriented technology and our ASP delivery model. Individuals with the information technology skills we need to further develop our applications are in short supply and competition for qualified personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot assure you that we will succeed in attracting and retaining the personnel we need to continue to grow and to implement our business strategy. If we are unable to do so, our business could be harmed.

   We depend on the performance of our executive officers and other key employees. The loss of any member of our senior management or other key employees could negatively impact our ability to execute our strategy. We do not maintain "key person" life insurance policies on any of our employees.

  We are dependent upon a third party database management system.

   We use a database management system to store our data and software applications, which we license from a third party. If we change our database management system or if the license of our current database management system is terminated, we would need to secure a license to use another database management system. If we were to use a different database management system, we would need to modify the interface with our application server to recognize that system, which could take several weeks. If modifying that interface took longer than expected or if there was insufficient time to obtain and implement the new system before we lost the use of our current system, we would be unable to provide uninterrupted service to our customers, and our business and reputation would be harmed.

  If we are unable to protect our intellectual property rights from third party challenges, it may significantly impair our competitive position.

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to our legacy and object-oriented technology. We cannot assure you that the patent applications we have filed on aspects of our technology will be successful. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult, and we cannot assure you that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

  Intellectual property infringement claims against us could cost a significant amount of money to defend and could divert management's attention away from our business.

   As the number of software products in our target markets increases and as the functionality of these products further overlaps, we may become increasingly subject to the threat of infringement claims. Any infringement claims alleged against us, even if without merit, can be time-consuming and expensive to defend. Any such claims may divert our management team's attention and resources, and could also cause delays in the delivery of our applications to our customers. Settlement of any infringement claims could also require us to enter into costly royalty or licensing agreements. If a claim of product infringement against us was successful and we were unable to license the infringing or similar technology, our business, financial condition and results of operations could be harmed and our stock price could decline.

  Risks Related To Our Industry

  Our success depends on Internet acceptance.

   Our success depends, in part, on the adoption of Internet applications by commercial users. Our business could suffer dramatically if Internet solutions are not accepted or are not perceived to be effective. The recent growth in Internet use has resulted in frequent periods of poor performance. Internet service providers and other organizations with links to the Internet have responded by upgrading routers and switches, telecommunications links and other components forming the Internet infrastructure. Any perceived degradation in the performance of the Internet as a whole could undermine the value of the applications we provide over the Internet. Performance improvements in our applications partly depend upon, and are ultimately limited by, the speed and reliability of networks. In order for the market for our applications to emerge and grow, improvements must be made to the entire Internet infrastructure to ease overloading and congestion.

   Several telecommunications carriers are supporting regulation of the Internet by the Federal Communications Commission (FCC) in the same manner that the FCC regulates other telecommunications services. If the FCC regulates the Internet in the manner it regulates other telecommunications services and imposes fees, it could increase the cost of doing business on or through the Internet, slow the growth of the Internet and adversely affect the demand for our products and services or increase our cost of doing business.

  Technology solutions may change faster than we are able to update our technology.

   The healthcare software application market in which we compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to:

  . develop new or enhance existing applications, software and services to meet our customers' changing needs in a timely and cost-effective way;

  . respond effectively to technological changes and new product offerings of our competitors; and

  . maintain and continue to develop relationships with providers of Internet infrastructure and application hosting capabilities.

We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our technology or applications obsolete. If we do not succeed in adapting our technology, our business could be harmed.

  Our business may be harmed if our software applications are not compatible with other products and services.

   Our ability to compete successfully also depends on the continued compatibility of our software applications with products, services and architectures offered by other software vendors, particularly for customers who have installed other software applications. We cannot assure you that other products will be compatible with our software applications. Although we currently plan to support emerging standards, we cannot anticipate what new industry standards will develop. In addition, we cannot assure you that we will be able to conform to these new standards quickly enough to stay competitive. If our software applications are not compatible with other products and services, our business could be harmed and our stock price could decline.

  The markets we serve are highly competitive and many of our competitors have much greater resources.

   The business of providing application software and services to clinics and group practices is extremely competitive. In addition, the market for Internet-based application service providers is relatively new and evolving, and we anticipate that competition will continue to intensify as the use of the Internet grows. Our competitive position in the healthcare software application market is difficult to evaluate due to the variety of current and potential competitors and the evolving nature of our market and the ASP model.

   Our primary competitors include legacy software vendors, application service providers, healthcare e-commerce and portal companies and object application software developers. Each of these types of companies either competes or in the future can be expected to compete with us in delivering software applications to the clinic and group practice markets, including the delivery of software applications over the Internet. Furthermore, major software companies and other entities, including those specializing in the healthcare industry that are not currently offering applications, products or services that compete with our applications, may enter our markets. In addition, our existing and future strategic partners may compete with us from time to time by selling, consulting on or hosting other software that competes with our software applications.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the healthcare application market than we have. In addition, the lack of barriers to entry in our market exposes us to a potentially increasing number of competitors. We cannot assure you that we will have the resources or expertise to compete successfully in the future. If we are unable to develop and expand our software applications or adapt to changing customer needs as well as our current or future competitors are able to do, we may experience reduced profitability and a loss of market share, either of which could harm our business.

   The principal competitive factors in our market include:

  .   features and functionality;

  .   fit with the user's practice, processes and needs;

  .   cost;

  .   ease of implementation and use;

  .   level of service;

  .   business and technical expertise;

  .   integration of applications;

  .   quality of customer service and support;

  .   reliability; and

  .   scalability.

We cannot assure you that we will have the resources or expertise to compete successfully in the future based on these or any other criteria or that competitive pressures we face will not harm our business.

  Government regulation and legal uncertainties could add additional costs to doing business on the Internet and could limit our customers' use of the Internet.

   Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet, which could, in turn, decrease the demand for our applications and services and increase our cost of doing business, or otherwise harm our business. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could harm our business.

   The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures. We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications.

   Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996 (HIPAA) mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. We are designing our applications to enable compliance with the proposed regulations but cannot assure you that we will be able to comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. Based on our present business operations, we believe that the HIPAA requirements related to the maintenance and exchange of electronic health information may apply to legacy products sold by our wholly owned subsidiary, PSI-Med Corporation, but not to our other products, services or applications. If any of our products, services or applications are subject to those regulations, we may be required to incur additional expenses in order to comply with these requirements and we may not be able to comply with them in a timely manner or at all. In addition, the success of our compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If we are unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our applications and business could be harmed.

   The United States Food and Drug Administration (FDA) is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications or services are subject to FDA regulation as medical devices; however, we plan to expand our application and service offerings into areas that may be subject to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect our ability to introduce new applications or services in a timely manner.

  Changes in the regulatory and economic environment and consolidation in the healthcare industry could adversely affect our business.

   The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by our channel partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. We do not know what effect any of these proposals would have on our business.

   Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense and the importance of establishing a relationship with each industry participant will become greater. These industry participants may try to use their market power to negotiate price reductions for our software applications and services. If we were forced to reduce our prices, our operating results could suffer.

  Risks Related To This Offering

  Our management will have broad discretion to allocate the net proceeds of this offering and the proceeds may not be used appropriately.

   Our management will retain broad discretion allocating the proceeds of this offering. We estimate the net proceeds from this offering to be approximately $26.1 million, after deducting estimated offering expenses. We plan to use these proceeds to repay short-term debt, including amounts owed to or guaranteed by certain of our directors, officers and stockholders, for development of our applications and architecture, expansion of our sales and marketing efforts, and expansion of our administrative infrastructure. We have no specific allocations for any other net proceeds of this offering. Consequently, management will retain a significant amount of discretion over the application of these proceeds. Because of the number and variability of factors that will determine the use of these proceeds, how we spend the proceeds may vary substantially from our current intentions.

  We may need additional capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all.

   We will require substantial additional capital to finance our future growth and applications development activities. We expect that the net proceeds from this offering, together with our existing assets, anticipated debt and capital lease financing, and revenue from operations will be sufficient to fund our operations for at least the next 12 months. The timing and amount of our capital requirements will depend on many factors, including:

  .   acceptance and demand for our applications;

  . the costs of developing new applications or enhancing existing applications;

  .   the costs associated with expanding our operations; and

  .   the number and timing of acquisitions.

   If we issue additional stock to raise capital, your percentage ownership will be reduced. If funding is insufficient at any time in the future, we may be unable to develop or enhance our applications, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

  Our existing principal stockholders, executive officers and directors will continue to control our company and the outcome of proposals put to a vote of stockholders after this offering.

   When this offering is completed, our executive officers, directors, existing 5% or greater stockholders and their affiliates will, in the aggregate, own shares representing approximately 33.7% of our outstanding voting capital stock. As a result, these persons, acting together, will be able to have a significant influence on all matters submitted to our stockholders for approval and on our management and affairs.

  The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale.

   After this offering is completed, 10,729,506 shares of our common stock will be issued and outstanding, assuming no exercise of the underwriter's over-allotment option. There can be no assurance as to what effect, if any, future sales of shares or the availability of shares for future sale will have on the market price of the common stock. The market price of our common stock could drop due to sales of a large number of shares in the market after this offering or the perception that sales of large numbers of shares could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. All of the shares of common stock sold in this offering will be freely tradable under the Securities Act of 1933, as amended, unless purchased by our "affiliates," as that term is defined in the Securities Act. Our officers, directors and stockholders have entered into lock-up agreements under which they have agreed not to, directly or indirectly, offer, sell, offer to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of common stock or securities convertible into or exchange or exerciseable for shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. Upon expiration of this lock-up period and as set forth in the chart below, the shares owned by these persons prior to completion of this offering may be sold into the public market without a registration statement under the Securities Act in compliance with the volume limitations and other applicable restrictions of Rule 144 under the Securities Act. As these restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

                                 Date of availability for resale
 Number of shares                      into public market
 ----------------                -------------------------------
 1,764,349        180 days after the date of this prospectus due to a lock-up agreement our officers, directors and stockholders have with the underwriters. However, the underwriters can waive this restriction at any time and without notice.

 5,016,769        Between 180 and 365 days after the date of this prospectus subject to the requirements and limitations of the federal securities laws.

   After the date of this prospectus, we intend to file one or more registration statements under the Securities Act to register all shares of common stock issuable upon the exercise of outstanding stock options or reserved for issuance under our stock plans, of which 817,572 shares will be immediately exercisable upon the completion of this offering and an additional 22,909 shares will be exercisable within 60 days of February 29, 2000. Those registration statements are expected to become effective immediately upon filing, and subject to the vesting requirements and exercise of the related options as well as the terms of the lock-up agreements, shares covered by those registrations statements will be eligible for sale in the public markets, except for any shares held by our "affiliates."

  Our stock price could be volatile.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot assure you that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and our financial prospects, and general economic, industry and market conditions.

   We believe that there are relatively few comparable companies that have publicly-traded equity securities. This may also affect the trading price of our common stock after this offering. In addition, the stock market has from time to time experienced extreme price and volume volatility, and this volatility may adversely affect the market price of our common stock.

  We have certain anti-takeover defenses that could delay or prevent a change of control and that could adversely affect the price of our common stock.

   Provisions of our amended and restated certificate of incorporation and bylaws and the provisions of Delaware law could delay, defer or prevent an acquisition or change of control of Velocity.com or otherwise adversely affect the price of our common stock. For example, our board of directors is staggered in three classes, so that only one-third of the directors could be replaced at any annual meeting. Additionally, our bylaws limit the ability of stockholders to call a special meeting or act by written consent. Our certificate of incorporation also permits our board to issue shares of preferred stock without stockholder approval. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could adversely affect the price of the common stock.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Velocity.com, including, among other things:

  . general economic and business conditions, both nationally and in our markets;

  . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

  .  anticipated trends in our business;

  .  existing and future regulations affecting our business; and

  .  other risk factors set forth under "Risk Factors" in this prospectus.

   In addition, in this prospectus, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to Velocity.com, our business or our management, are intended to identify forward-looking statements.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 3,000,000 shares of common stock in this offering, assuming a public offering price of $10.00 per share, are estimated to be $26.1 million ($30.2 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The primary purposes of this offering are to take advantage of favorable market conditions, to raise additional equity capital, to create a public market for our common stock and to facilitate future access to public markets.

   Approximately $2.6 million of the proceeds will be used to repay short-term debt, including amounts owed to or guaranteed by certain of our directors officers and shareholders, and including $1.3 million of debt incurred subsequent to December 31, 1999. See "Certain Relationships and Related Transactions." We have no other current specific plans for the remaining net proceeds from this offering.

   We generally intend to use the remaining net proceeds as follows:

  .  to continue the development of our solutions and architecture;

  .  to continue the expansion of our sales and marketing efforts;

  .  to continue the expansion of our administrative infrastructure; and

  .  for working capital and other general corporate purposes.

   In addition, the net proceeds may also be used to fund acquisitions or acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so.

   Pending these uses, we may invest the net proceeds from this offering temporarily in short-term, investment-grade, interest bearing securities or guaranteed obligations of the United States government.

                                DIVIDEND POLICY

   We have not declared or paid, and do not anticipate declaring or paying, any dividends on our common stock in the near future. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

                                    DILUTION

   Purchasers of our common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of their common stock from the initial public offering price. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to the conversion of all outstanding shares of our preferred stock upon the consummation of this offering. The pro forma net tangible book value of our common stock on December 31, 1999 was $(3,307,160), or approximately $(0.43) per share. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of 3,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $10.00 and after deducting the underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom, our pro forma net tangible book value would have been $22,451,333 or approximately $2.09 per share. This represents an immediate increase in pro forma net tangible book value of $2.52 per share to existing stockholders and an immediate and substantial dilution of $7.91 per share to new investors. The following table illustrates this per share dilution.

   Assumed initial public offering price.......................         $10.00
     Pro forma net tangible book value as of December 31,
      1999..................................................... $(0.43)
     Increase attributable to new investors.................... $ 2.52
   Pro forma net tangible book value after this offering.......           2.09
                                                                        ------
   Dilution in pro forma net tangible book value to new
    investors..................................................         $ 7.91
                                                                        ======

   The following table sets forth, as of December 31, 1999, on the same pro forma basis, the number of shares of common stock purchased from us by existing stockholders and by the new investors at the assumed initial public offering price together with the total price and average price per share paid by each of these groups, before deducting underwriting discounts and commissions and estimated offering expenses.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent Amount (1)  Percent Per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders.......  7,729,214    72%  $17,833,681    37%   $ 2.31
   New investors...............  3,000,000    28%   30,000,000    63%    10.00
                                ----------   ---   -----------   ---
     Total..................... 10,729,214   100%  $47,833,681   100%
                                ==========   ===   ===========   ===

--------

(1) For existing stockholders, includes $13,699,746 of cash consideration paid, $2,668,236 of stock issued in connection with acquisitions and $1,465,699 of stock issued for services, compensation and repayment of loans.

   Except as noted above, the foregoing discussions and tables assume no exercise of any outstanding stock options or warrants. As of December 31, 1999, there were options outstanding to purchase 1,011,186 shares of common stock pursuant to our stock option plans at a weighted average exercise price of $3.03 per share. To the extent that any of these options are exercised, there will be further dilution to the new investors.

                       CAPITALIZATION AND SHORT-TERM DEBT

   The following table sets forth as of December 31, 1999:

  .  our actual capitalization and short-term debt;

  . our pro forma capitalization after giving effect to the conversion of all outstanding shares of our preferred stock into a total of 4,577,374 shares of common stock upon the consummation of this offering, and

  . our pro forma as adjusted capitalization after giving effect to the sale of 3,000,000 shares of common stock sold in this offering at the assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and the estimated offering expenses and the application of the estimated net proceeds therefrom, and after repayment of $1.3 million of notes payable which existed at December 31, 1999, after consideration of expensing a $297,000 note discount upon payment, and $1.3 million of debt incurred subsequent to December 31, 1999.

   You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                    As of December 31, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
Short-term debt, including lines of credit and
 note payable to bank, notes payable to related
 parties and others, and current portion of
 capital leases................................. $   829   $   829   $    529
Capital lease obligations, less current
 portion........................................      34        34         34
Notes payable to employee and others, less
 current portion................................     730       730         28
                                                 -------   -------   --------
                                                   1,593     1,593        591
                                                 -------   -------   --------
Stockholders' equity (deficit):
 Convertible preferred stock, all $0.01 par
  value, none pro forma and pro forma as
  adjusted:
  Series A, 840,000 shares authorized; 735,456
   shares issued and outstanding actual.........       7        --         --
  Series A-II, 64,400 shares authorized; 43,722
   shares issued and outstanding actual ........      --        --         --
  Series A-III, 3,032 shares authorized; 3,032
   shares issued and outstanding actual ........      --        --         --
  Series B, 700,000 shares authorized; 666,886
   shares issued and outstanding actual.........       7        --         --
  Series C, 2,240,000 shares authorized;
   2,239,952 shares issued and outstanding
   actual.......................................      22        --         --
 Common stock, $0.001 par value, 16,520,000
  shares authorized actual and pro forma,
  16,520,000 shares authorized pro forma as
  adjusted; 3,151,840 shares issued and
  outstanding actual, 7,729,214 shares issued
  and outstanding pro forma and 10,729,214
  shares issued and outstanding pro forma as
  adjusted......................................       3         8         11
 Additional paid-in capital.....................  18,663    18,694     44,747
 Deferred compensation..........................     (67)      (67)       (67)
 Accumulated deficit............................ (19,491)  (19,491)   (19,788)
                                                 -------   -------   --------
Total stockholders' equity (deficit)............    (856)     (856)    24,903
                                                 -------   -------   --------
Total capitalization............................ $   737   $   737   $ 25,494
                                                 =======   =======   ========

   The shares of common stock outstanding in the actual, pro forma and pro forma adjusted columns exclude:

  . 1,011,186 shares of common stock issuable as of December 31, 1999 upon the exercise of outstanding stock options issued at a weighted average exercise price of $3.03 per share under our stock option plans;

  . 349,695 shares of common stock reserved for issuance under our stock option plans as of December 31, 1999; and

  . 125,000 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected data presented below under the captions "Consolidated Statement of Operations" and "Consolidated Balance Sheet Data," as of and for each of the years in the five years ended December 31, 1995, 1996, 1997, 1998 and 1999, are derived from the consolidated financial statements of Velocity.com, Inc. and subsidiaries, which consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. The selected consolidated financial data should be read in conjunction with the consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, the related notes and the independent auditors' report, which contains an explanatory paragraph which states that the Company has a significant contingent liability related to certain sales of preferred stock as well as recurring losses from operations and a net capital deficiency which have raised substantial doubt about the Company's ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements and the selected data do not include any adjustments that might result from the outcome of that uncertainty.

   The pro forma selected data presented below for the years ended December 31, 1998 and 1999 are derived from the unaudited pro forma condensed combined financial statements of Velocity.com, Inc. and its subsidiaries, including PSI-Med Corporation, included elsewhere in this prospectus and give effect to our acquisition of PSI-Med as if such acquisition had occurred as of the beginning of the periods presented. The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had such acquisition taken place as of the beginning of the periods presented, nor is it necessarily indicative of results that may occur in the future.

                                                                              Year Ended
                                    Years Ended December 31,                 December 31,
                           ---------------------------------------------- --------------------
                                                               Pro Forma            Pro Forma
                            1995    1996     1997     1998       1998      1999       1999
                           ------  -------  -------  -------  ----------- -------  -----------
                                                              (unaudited)          (unaudited)
                                    (in thousands, except per share information)
Consolidated Statement of
Operations:
Revenue:
 License................   $  --   $   --   $   424  $   571    $ 1,087   $   963    $ 1,262
 Product development....      --       --     1,375      565        565       337        337
 Service................      525      371    1,173    3,488      5,182     4,415      5,554
                           ------  -------  -------  -------    -------   -------    -------
 Total revenue..........      525      371    2,972    4,624      6,834     5,715      7,153
                           ------  -------  -------  -------    -------   -------    -------
Cost of revenue:
 License................      --       --       475      756        756       845        890
 Product development....      --       --       320      209        209        79         79
 Service................      --       238      892    2,314      3,850     2,880      3,753
                           ------  -------  -------  -------    -------   -------    -------
 Total cost of revenue..      --       238    1,687    3,279      4,815     3,804      4,722
                           ------  -------  -------  -------    -------   -------    -------
Gross profit............      525      133    1,285    1,345      2,019     1,911      2,431
                           ------  -------  -------  -------    -------   -------    -------
Operating expense:
 Sales and marketing....        7       24    1,395    1,644      1,812     1,215      1,277
 Research and
  development...........      508      724    1,345    1,833      2,069     2,670      2,896
 General and
  administrative........      212    1,690    3,332    3,768      4,677     4,070      4,508
                           ------  -------  -------  -------    -------   -------    -------
 Total operating
  expense...............      727    2,438    6,072    7,245      8,558     7,955      8,681
                           ------  -------  -------  -------    -------   -------    -------
Operating loss..........     (202)  (2,305)  (4,787)  (5,900)    (6,539)   (6,044)    (6,250)
Interest expense........       (9)      (9)     (20)     (93)       (93)     (141)      (150)
Other income (expense)..        1        7       13       (9)       (95)       27          2
                           ------  -------  -------  -------    -------   -------    -------
Loss before income
 taxes..................     (210)  (2,307)  (4,794)  (6,002)    (6,727)   (6,158)    (6,398)
Provision for income
 taxes..................        1        4        6        4          5         5          5
                           ------  -------  -------  -------    -------   -------    -------
Net loss................   $ (211) $(2,311) $(4,800) $(6,006)   $(6,732)  $(6,163)   $(6,403)
                           ======  =======  =======  =======    =======   =======    =======
Net loss per share:
 Basic and diluted......   $(0.09) $ (0.80) $ (1.58) $ (1.97)   $ (2.21)  $ (2.00)   $ (2.08)
Weighted average shares
 outstanding:
 Basic and diluted......    2,240    2,906    3,038    3,051      3,051     3,077      3,077

                                As of December 31,          As of December 31,
                            ------------------------------  --------------------
                                                                      Pro Forma
                                                                     As Adjusted
                            1995   1996    1997     1998     1999       1999
                            -----  -----  -------  -------  -------  -----------
                                                                     (unaudited)
                                            (in thousands)
Consolidated Balance Sheet
Data:
 Cash and cash
  equivalents.............  $  25  $  --  $    47  $    41  $   566    $25,322
 Working capital
  (deficit)...............    223   (524)  (3,149)  (6,290)  (3,057)    21,999
 Total assets.............    144    761    2,904    2,215    6,563     31,319
 Total stockholders'
  equity (deficit)........   (205)   (55)  (1,257)  (5,047)  (9,154)    24,903

   The preceding consolidated balance sheet data is shown on a pro forma as adjusted basis to give effect to:

  . the conversion of all outstanding shares of preferred stock into shares of common stock upon consummation of this offering,

  . the sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses and application of the net proceeds therefrom, and

  . the use of proceeds of $2.6 million to repay notes payable of $1.3 million which existed as of December 31, 1999, after consideration of expensing a $297,000 note discount upon payment, and $1.3 million of debt incurred subsequent to December 31, 1999.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

   We are an application service provider (ASP) that develops software applications for healthcare clinics and physician group practices using our proprietary technology platform. Our customers can access and use our applications over the Internet or their own private networks. We charge our customers a monthly subscription fee for our ASP software applications. We also market and support legacy software products that were developed by the companies we acquired, as discussed below. Our software applications and acquired legacy products are sold by our own direct sales force and through third parties. We currently provide the following range of services principally related to our acquired legacy products: post-contract customer support, maintenance, technical support, consulting, installation of simple interfaces, training, credentialing and case management services.

   Historically, we derived substantially all of our revenue from the sale of legacy software products and services. Our legacy products address credentialing, scheduling, resource management, case management and disease/outcomes management. From our inception in January 1995, we have been developing our Organic Architecture, a flexible platform for creating software applications without code. As a part of our development strategy, we have acquired companies that provided us with expertise in particular areas of healthcare, as well as near-term products, customers and revenues. In February 1999, we delivered our first pre-production ASP software application using our Organic Architecture to customers, and in April 1999, we deployed our first pre-production ASP software application over the Internet. With the introduction of our ASP software applications, we are de-emphasizing the sale of legacy systems and expect sales of these systems and related service revenue to substantially decline in future periods. We expect to market and sell these ASP software applications as an upgrade to our existing legacy products in the future, as we develop additional ASP software applications to replace our legacy products. Due to the anticipated substantial decline in revenue associated with these legacy systems and the costs associated with the development and commercialization of our ASP software applications, as well as the development of sales and marketing support for these applications, we expect that our operating losses will increase substantially in future periods and continue for at least the next several years. Our ability to achieve profitability will depend on our successful development and marketing of our applications. With our strategy, we are subject to the risks inherent in both the ASP business model and the entry into a new and uncertain market. Our applications may not achieve market acceptance. Accordingly, the extent of future losses and the time required to achieve profitability, if any, is highly uncertain.

   We have generated and will continue to generate revenue from software license, product development and service fees from our legacy products. Software license fees are derived from the licensing of acquired legacy products and are expected to decline substantially in future periods. Product development fees have been and will continue to be generated from co-development agreements with Pfizer Health Solutions Inc, but we expect these revenues and their related costs to substantially decline in the future. Revenue received under these co-development agreements with Pfizer Health Solutions Inc represented 49% of total revenue in 1997, 20% of total revenue in 1998 and 19% of total revenue in 1999. Service fees are derived from post-contract software support, case management, credentialing, training, installation and simple interfaces for legacy products, which we expect to decline substantially as sales of our legacy systems decline.

   In the future, we expect to generate revenue substantially from subscription and service fees from the sale of our ASP software applications. Subscription fees will be derived from our ASP software applications on a monthly basis. We began to generate subscription fees for these applications in the second quarter of 1999. We cannot predict subscription fees accurately because we have limited experience selling our applications. In addition, our customers may decide to stop using our applications at any time with very little notice. We may spend substantial time and resources developing or tailoring applications for channel partners or customers prior to the time we have entered into subscription agreements with them. If we do not enter into agreements with these channel partners and customers do not subscribe for these applications for a sufficient period of time, we will not be able to achieve revenue to recoup our investment. Service fees related to our applications will increase as we deploy them.

   License revenue is recognized when the related contract has been executed, the product has been shipped, collectibility is probable and the software license fees are fixed and determinable. In the event that the contract provides for multiple elements (e.g., training, simple interfaces or post-contract customer support), the total fee is allocated to these elements based on vendor-specific objective evidence of fair value. If any portion of the license fee is subject to forfeiture, refund or other contractual contingencies, we will postpone revenue recognition until these contingencies have been removed.

   Subscription fees for our ASP software applications will be recognized on a monthly basis. We recognize product development revenue from our co-development agreements using a percentage-of-completion method either as services are performed or based on meeting key milestone events over the term of the contracts. Service revenue from post-contract customer support and maintenance is recognized ratably over the term of the maintenance period. Revenue from case management, credentialing, training and installation services is recorded as the services are performed.

   Historically, cost of revenue consisted of the cost of licenses, product development and services. In the future, we expect cost of revenue to consist of the cost of subscription, license and service related to our ASP software applications. Cost of subscription revenue will include the charges paid to our Internet service, application host and data center provider, as well as the amortization of the costs of third party database licenses and ongoing annual fees for these licenses. Cost of license revenue consists of personnel salaries, benefits and related overhead expenses, as well as the amortization of acquired technologies. Cost of service revenue includes direct costs, such as salaries and benefits, and related overhead expenses, such as occupancy charges. As we focus on our ASP applications, we expect the cost of subscription revenue and services related to our ASP applications to increase and the cost of license revenue and services related to our legacy products to decrease.

   Sales and marketing expense consists of salaries, related benefits, commissions, printing of promotional material, public relations, attendance at industry trade shows, advertising and other costs associated with our sales and marketing efforts. We expect to incur substantial expenditures related to sales and marketing as we build our direct sales force and expand our distribution channels.

   Research and development expense consists primarily of salaries, related benefits, third party consultant fees and other costs. With respect to software development, we establish technological feasibility once testing of a working model has been completed. The time between establishment of a working model and general release is short. Development costs incurred subsequent to technological feasibility have not been material. We expect to continue to make substantial investments in research and development activities as we seek to advance our technology and broaden our ASP software applications.

   General and administrative expense consists primarily of salaries and related benefits, amortization of goodwill and workforce-in-place, and fees for professional services, such as legal and accounting. We expect general and administrative expense to increase as we add personnel, including select senior management personnel, and incur additional costs related to the anticipated growth of our business and operation as a public company.

   We were incorporated in January 1995 as a California corporation and reincorporated in Delaware in 1996. Since our inception, we have incurred significant losses and as of December 31, 1999, had an accumulated deficit of approximately $19.5 million.

Acquisitions

   As a result of our experience with healthcare information systems, we concluded that the legacy software applications used by the healthcare industry could not provide the adaptable, cost-effective applications needed by clinics and group practices. To develop applications that could address these needs, we decided to pursue a strategy of selectively acquiring companies with healthcare domain expertise and enabling technologies. In April 1996, we completed our first acquisition, a company with expertise in and technology tools for the development of object-oriented software. With our second acquisition, we acquired a company with expertise in modeling and business process reengineering methodology. Using this methodology, we created a map of the core processes involved in managing a clinic or group practice. This map became the process map of the Organic Clinic and it was used to identify the tasks needed to deliver a software application that could manage the entire clinical and business process. We then targeted and acquired six small software and service companies, each representing specialized healthcare domains that had been identified in the process map.

   In our first three years of operations, we completed the following acquisitions:

Company                       Acquisition date            Expertise
-------                       ----------------- ------------------------------
First Principles, Inc. ...... April 22, 1996    Object Technology
RiteLine Systems, Inc. ...... April 30, 1996    Business Methodology
Comprehensive Provider
 Credentialing Services,
 Inc. ....................... May 23, 1996      Credentialing Service
Velocity Healthcare
 Informatics, Inc. .......... December 20, 1996 Outcomes/Disease Management
Res-Q, Inc., formerly MMS,
 Inc. ....................... May 14, 1997      Scheduling/Resource Management
Intedata, Inc. .............. June 4, 1997      Marketing Service
L.I.N.C., Inc. .............. June 23, 1997     Case Management
Healthcheck, Incorporated ... November 14, 1997 Credentialing Service

   Healthcheck, L.I.N.C., Res-Q and Velocity Healthcare Informatics remain wholly owned operating subsidiaries and function as an integrated part of OrganicNet. All of our acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of the acquired companies' operations are included in our consolidated financial statements from their respective effective dates forward. Under the terms of the acquisition agreements, the consideration included preferred shares, notes payable, common shares and cash. We acquired all of the outstanding common stock for each of the acquired companies except for Velocity Healthcare Informatics, which was structured as an asset purchase. Total consideration for our acquisitions, completed through December 31, 1998, was approximately $1.7 million.

   For each of the acquired companies, the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values on the acquisition date. Amounts allocated to acquired technology and workforce-in-place are amortized on a straight-line basis over a three-year period. Amounts allocated to goodwill are amortized on a straight-line basis over an estimated useful life of three to seven years.

PSI-Med Corporation

   On September 20, 1999, we completed our acquisition of PSI-Med Corporation, which sells and services practice management software and is engaged as a full service provider of medical insurance billing and accounts receivable collection services. We acquired all of the outstanding capital stock of PSI-Med Corporation in exchange for 9,322 shares of preferred stock, which will convert into 186,440 shares of our common stock upon the closing of this offering. These shares have been valued at approximately $1,283,000. Our acquisition was accounted for using the purchase method of accounting, resulting in approximately $2.2 million of goodwill to be amortized using the straight-line method over its estimated useful life of seven years. The results of PSI-Med's operations are included in our consolidated financial statements beginning with the effective date of the acquisition which was August 31, 1999. PSI-Med remains a wholly owned operating subsidiary and functions as an integrated part of Velocity.com.

Results of Operations

 Years Ended December 31, 1999 and 1998

 License revenue

   License revenue includes fees from the licensing of our acquired legacy products. License revenue increased 69% to approximately $963,000 for the year ended December 31, 1999 from approximately $571,000 for the year ended December 31, 1998. The increase in license revenue was primarily due to an increase of $336,000 in our scheduling and resource management products related to increased customer sales.

 Product development revenue

   Product development revenue is primarily generated from co-development agreements addressing outcomes, credentialing and survey software and services with Pfizer Health Solutions Inc. Product development revenue decreased 40% to approximately $336,000 for the year ended December 31, 1999 from approximately $564,000 for the year ended December 31, 1998 due to the timing and size of co-development contracts completed with Pfizer Health Solutions Inc.

 Service revenue

   Service revenue is comprised of fees from post-contract software support, case management services, credentialing services, training and installation of simple interfaces. Service revenue increased 27% to approximately $4.4 million for the year ended December 31, 1999 from approximately $3.5 million for the year ended December 31, 1998. The increase in service revenue was primarily due to an increase of $354,000 in sales of credentialing services and approximately $605,000 of revenues associated with our acquisition of PSI-Med, offset by a decrease of approximately $82,000 of revenue from our scheduling and resource management products.

 Cost of license revenue

   Cost of license revenue consists of personnel salaries, benefits and related overhead expenses, as well as the amortization of acquired technologies. Cost of license revenue increased 12% to approximately $845,000 for the year ended December 31, 1999 from approximately $756,000 for the year ended December 31, 1998 due to the acquisition of PSI-Med and the salaries and expenses related to those employees.

 Cost of product development revenue

   Cost of product development includes direct costs, such as personnel salaries and benefits, and related overhead expenses, such as occupancy charges. Cost of product development revenue decreased 62% to approximately $78,000 for the year ended December 31, 1999 from approximately $209,000 for the year ended December 31, 1998, due to the decreased level of development efforts associated with the Pfizer Health Solutions Inc co-development agreements.

 Cost of service revenue

   Cost of service revenue includes direct costs, such as personnel salaries and benefits, and related overhead expenses, such as occupancy charges. Cost of service revenue increased 24% to approximately $2.9 million in the year ended December 31, 1999 from approximately $2.3 million for the year ended December 31, 1998, primarily due to $305,000 of increased costs associated with our increased sales of credentialing services, and $366,000 related to our acquisition of PSI-Med.

 Sales and marketing expense

   Sales and marketing expense consists primarily of salaries, related benefits, commissions, printing of promotional material, public relations, attendance at industry trade shows, advertising and other costs associated with our sales and marketing efforts. Sales and marketing expenses decreased 26% to approximately $1.2 million for the year ended December 31, 1999 from approximately $1.6 million for the year ended December 31, 1998. This decrease was due to decreased spending for trade show and third party marketing activities.

 Research and development expense

   Research and development expense consists primarily of salaries, related benefits, third party consultant fees and other costs. Research and development expense increased 46% to approximately $2.7 million for the year ended December 31, 1999 from approximately $1.8 million for the year ended December 31, 1998, due to increased personnel costs associated with additional headcount and facilities expense for the development of our Organic Architecture and ASP software applications.

 General and administrative expense

   General and administrative expense consists primarily of salaries and related benefits, amortization of intangible assets for goodwill and workforce-in-place, and fees for professional services, such as legal and accounting. General and administrative expense decreased 8% to approximately $4.1 million for the year ended December 31, 1999 from approximately $3.8 million for the year ended December 31, 1998, due to an increase of approximately $50,000 in salaries and related expenses, an increase in bad debts of $57,000, and approximately $140,000 associated with the acquisition of PSI-Med. The remaining increase was due to increases in general corporate expenses.

 Interest expense

   Interest expense increased 52% to approximately $141,000 for the year ended December 31, 1999 from approximately $93,000 for the year ended December 31, 1998, primarily due to increased borrowings used to fund our operations.

 Income taxes

   Income taxes paid to state taxing authorities consisted of minimum payments of $4,800 for the year ended December 31, 1999 and $4,000 for the year ended December 31, 1998. As a result of operating losses, no provision or benefit for income taxes has been recorded for either period. Deferred tax assets associated with net operating losses generated have not been recognized as there is substantial uncertainty as to the likelihood of the realization of those net operating losses.

 Years Ended December 31, 1998 and 1997

 License revenue

   License revenue increased 35% to approximately $571,000 in 1998 from approximately $424,000 in 1997. Of this increase, $136,000 was primarily due to inclusion in 1998 of a full year of license revenue for our scheduling, resource management and case management products compared to a partial year of license revenue in 1997.

 Product development revenue

   Product development revenue decreased 59% to approximately $565,000 in 1998 from approximately $1.4 million in 1997, due to the timing and size of co-development contracts completed with Pfizer Health Solutions Inc in 1998 as compared to 1997.

 Service revenue

   Service revenue increased 197% to approximately $3.5 million in 1998 from approximately $1.2 million in 1997. Of this increase, $1.1 million was due to the inclusion in 1998 of a full year of service revenue for sales of service and support contracts and $851,000 was due to the increased sales of credentialing services.

 Cost of license revenue

   Cost of license revenue increased 59% to approximately $756,000 in 1998 from approximately $475,000 in 1997. Of this increase, $167,000 was due to 1998 being the first full year of amortization of our acquired technologies and $114,000 was due to the increased costs from inclusion in 1998 of a full year of license revenue as compared to a partial year of license revenue in 1997.

 Cost of product development revenue

   Cost of product development revenue decreased 35% to approximately $209,000 in 1998 from approximately $320,000 in 1997 due to the decreased level of development under our Pfizer Health Solutions Inc co-development agreements.

 Cost of service revenue

   Cost of service revenue increased 159% to approximately $2.3 million in 1998 from approximately $892,000 in 1997. Of this increase, $841,000 was due to the inclusion in 1998 of a full year of costs associated with generating service revenue for our outcomes surveys, scheduling, resource management and case management products and $540,000 was due to higher costs associated with our increased sales of credentialing services.

 Sales and marketing expense

   Sales and marketing expense increased 18% to approximately $1.6 million in 1998 from approximately $1.4 million in 1997, due to the inclusion of a full year of salaries and benefits associated with sales and marketing personnel gained through our acquisitions made in 1997.

 Research and development expense

   Research and development expense increased 36% to approximately $1.8 million in 1998 from approximately $1.3 million in 1997, primarily due to an increase of $469,000 from the growth in personnel costs through additional headcount and facilities expense for the development of our Organic Architecture and ASP software applications.

 General and administrative expense

   General and administrative expense increased 13% to approximately $3.8 million in 1998 from approximately $3.3 million in 1997, due to increased personnel and facility costs as a result of a full year of operations from the businesses we acquired in 1997.

 Interest expense

   Interest expense increased 365% to approximately $93,000 in 1998 from approximately $20,000 in 1997, due to increased borrowings used to fund our operations.

 Income taxes

   Income taxes paid to state tax authorities consisted of minimum payments of $4,000 in 1998 and $6,400 in 1997. As a result of operating losses, no provision or benefit for income taxes has been recorded. Deferred tax assets associated with net operating losses generated have not been recognized as there is substantial uncertainty as to the likelihood of the realization of those net operating losses.

 Years Ended December 31, 1997 and 1996

 License revenue

   License revenue of approximately $424,000 in 1997 was attributable to the software products of the companies we acquired in 1997. We had no license revenue in 1996.

 Product development revenue

   Product development revenue was approximately $1.4 million in 1997, due to 1997 being the first year of our co-development agreements with Pfizer Health Solutions Inc.

 Service revenue

   Service revenue increased 216% to approximately $1.2 million in 1997 from approximately $371,000 in 1996. Of this increase, $647,000 was due to the inclusion of service revenue associated with companies we acquired in 1997 and $291,000 was due to the inclusion in 1997 of a full year of service revenue for companies we acquired in 1996, including service and support contracts associated with the legacy software products we acquired in each year. Deferred revenue increased from 1996 to 1997 due to our acquisitions in 1997 of L.I.N.C., Res-Q, and Healthcheck. Deferred revenue from these businesses resulted from payments received in advance of rendering services under post customer support and credentialing service contracts.

 Cost of license revenue

   Cost of license revenue was approximately $475,000 in 1997. We had no cost of license revenue in 1996. Of this increase, $281,000 was due to amortization of our acquired technologies and $194,000 was attributable to the cost of software products of the companies we acquired in 1997.

 Cost of product development revenue

   Cost of product development revenue was approximately $320,000 in 1997, due to the first year of our co-development agreements with Pfizer Health Solutions Inc.

 Cost of service revenue

   Cost of service revenue increased 275% to approximately $892,000 in 1997 from approximately $238,000 in 1996. Of this increase, $415,000 was due to the inclusion of the cost of service revenue associated with companies we acquired in 1997 and $239,000 was due to the inclusion in 1997 of a full year of the cost of service revenue for companies we acquired in 1996, including service and support contracts associated with the legacy software products we acquired in each year.

 Sales and marketing expense

   Sales and marketing expense increased to approximately $1.4 million in 1997 from approximately $24,000 in 1996, due to the increase in salaries and benefits of the sales and marketing personnel acquired through our 1997 acquisitions.

 Research and development expense

   Research and development expense increased 86% to approximately $1.3 million in 1997 from approximately $724,000 in 1996. Of this increase, $435,000 was due to the growth in personnel costs as a result of increased headcount and facilities expense for the development of Organic Architecture and ASP software applications.

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

 General and administrative expense

   General and administrative expense increased 97% to approximately $3.3 million in 1997 from approximately $1.7 million in 1996, due to increased personnel and facility costs as a result of a full year of operations from the businesses we acquired in 1996.

 Interest expense

   Interest expense increased to approximately $20,000 in 1997 from approximately $9,000 in 1996, due to increased borrowings used to fund our operations.

 Income taxes

   Income taxes paid to state tax authorities consisted of minimum payments of $6,400 in 1997 and $4,000 in 1996. As a result of operating losses, no provision or benefit for income taxes has been recorded. Deferred tax assets associated with net operating losses generated have not been recognized as there is substantial uncertainty as to the likelihood of the realization of those net operating losses.

Pro Forma Financial Information

   The unaudited condensed combined financial statements included elsewhere herein give effect to our business combination with PSI-Med Corporation. See "Unaudited Pro Forma Condensed Combined Financial Information, Velocity.com, Inc. and PSI-Med Corporation."

 Pro Forma Year Ended December 31, 1999

   On a pro forma basis, our revenue for the year ended December 31, 1999 was approximately $7.2 million, compared to actual revenue of approximately $5.7 million. Pro forma total revenue of PSI-Med includes sales of medical accounting software and service revenue from post-contract customer support agreements, accounts receivable management and collection services, and rental arrangements for medical accounting software on a shared computer system maintained at PSI-Med.

   Our pro forma operating loss for the year ended December 31, 1999 was approximately $6.3 million, compared to an actual operating loss of approximately $6.0 million. The operating loss increased primarily as a result of additional goodwill amortization from the business combination of approximately $321,000.

   Our pro forma net loss for the year ended December 31, 1999 was approximately $6.4 million, which reflects the increase in the operating loss from the additional goodwill amortization resulting from the business combination.

 Pro Forma Year Ended December 31, 1998

   Our pro forma total revenue for 1998 was approximately $6.8 million compared to our actual revenue of approximately $4.6 million.

   Our pro forma operating loss in 1998 was approximately $6.5 million compared to our actual operating loss of approximately $5.9 million. The increase in our operating loss on a pro forma basis was primarily the result of the addition of approximately $317,000 in pro forma PSI-Med operating losses and the additional goodwill amortization of approximately $321,000 resulting from the business combination.

   Our pro forma net loss for 1998 was approximately $6.7 million compared to our actual net loss of approximately $6.0 million. The increase in our net loss was for the same reasons as the increase in our operating loss.

Liquidity and Capital Resources

   Since December 31, 1996, we have spent approximately $12.4 million primarily for our operations and the development of our Organic Architecture and ASP software applications. We have financed these operating and development activities through approximately $13.2 million raised from the sale of our capital stock and the issuance of notes to employees and stockholders. Investing activities to date included receipt of approximately $256,000 in cash from acquired businesses offset by approximately $443,000 of investments in capital assets. As of December 31, 1999, we have approximately $566,000 in cash reserves and a working capital deficit of approximately $3.1 million.

   Net cash used in operating activities was approximately $7.2 million for the year ended December 31, 1999, approximately $2.5 million in 1998 and approximately $2.7 million in 1997. Cash used in operating activities for the year ended December 31, 1999 resulted primarily from the funding of our operations and our payment of current liabilities.

   Our investing activities used approximately $161,000 for the year ended December 31, 1999, used approximately $32,000 in 1998 and provided approximately $6,000 in 1997. Investing activities during those periods consisted primarily of aggregate net cash obtained from acquisitions of approximately $256,000 and capital expenditures of approximately $204,000 for the year ended December 31, 1999, approximately $32,000 in 1998 and approximately $207,000 in 1997. We have no significant capital spending or purchase commitments other than normal commitments under facilities and equipment leases.

   Financing activities provided cash of approximately $7.8 million during the year ended December 31, 1999, approximately $2.6 million in 1998 and approximately $2.8 million in 1997, primarily from the aggregate net proceeds from sales of capital stock and the issuance of notes to employees and stockholders. We used cash from financing activities to make aggregate payments under notes payable to employees and stockholders and capital leases of approximately $591,000 during these periods.

   Our issuances of Series B preferred stock and Series C preferred stock might be considered public offerings in violation of the federal securities laws. If these issuances were public offerings, some of the holders of these securities might be granted the right to rescind the sale of shares and demand that we return the purchase price of the shares.

   We issued shares of Series B preferred stock and Series C preferred stock to approximately 392 stockholders in financings that we believe were conducted as private placements under Section 4(2) of the Securities Act of 1933 and did not require registration under the federal securities laws. In conducting these private placements, we were represented by legal counsel, retained an agent to assist us in the identification of potential investors and received signed representations of accredited investor status from each actual investor. However, it is possible that the holders of these shares may allege that the offering and sale of these shares was not a valid private placement under
Section 4(2) and was not made in accordance with Section 5 of the Securities Act of 1933, as amended. Generally, the statute of limitations for this type of claim is one year after the date of the alleged violation and, if successful, would entitle the owners to rescind the issuance of the shares to them and demand a return to them of the purchase price of those shares. As of March 1, 2000, if we did violate Section 5 of the Securities Act of 1933, as amended, then a claim could be made for approximately 1,400 shares of the Series B preferred stock and approximately 1,511,384 shares of Series C preferred stock held by approximately 197 stockholders, representing a total potential claim of approximately $7,426,500. Assuming the statute of limitations for this type of claim is one year after the alleged violation date, the total potential liability for such claims would be reduced to approximately $6,949,576 on March 31, 2000, $5,562,391 on April 30, 2000, $4,099,506 on May 31, 2000, $2,787,244
on June 30, 2000, $1,041,626 on July 31, 2000 and $5,625 on August 31, 2000.

   We are not aware of any pending claims of rescission against us. We intend to vigorously defend any rescission or other claim by the holders of the Series B and Series C preferred stock. Nevertheless, it is possible that a claim could be made by one or more of the holders, and if a court were to hold that the private placement exemption is not available for the sale of the preferred stock, we could be forced to rescind the sales of the preferred stock, requiring significant monetary payments to the claiming owners. These claims, if successful, could significantly exceed our cash reserves and require us to borrow funds or reduce our capital and would materially and adversely affect our results of operations and financial condition.

   As of December 31, 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $19 million expiring in the years 2010 through 2019. We had net operating loss carryforwards for state income tax purposes of approximately $10 million expiring primarily in 2003. The difference between federal and state net operating loss carryforwards is due primarily to a 50% limitation on net operating loss carryforwards for California income tax purposes. Due to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the net operating loss carryforwards will be subject to an annual limitation regarding their utilization against taxable income in future periods.

   We expect that the net proceeds from this offering, together with our existing assets, anticipated debt and capital lease financing, and revenue from operations will be sufficient to fund our operations for at least the next 18 months. Thereafter, we may seek to raise additional funds through public or private equity financings or from other sources. If we raise additional funds by issuing equity securities, dilution to stockholders may result. There can be no assurance that additional financing will be available on favorable terms or at all. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Year 2000 Preparedness

   Many currently installed computer systems and software products are written using two digits rather than four to define the applicable year. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of operations for any company using such computer systems or software, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. Testing has been completed on our internal information technology systems and based on that testing, we believe that our information technology systems are Year 2000 compliant. To date, we have not experienced any Year 2000 related problems.



   We have not incurred any significant costs to date with respect to our Year 2000 compliance efforts, and we do not anticipate that future costs associated with Year 2000 remediation efforts will be material. However, if our customers, our providers of hardware and software, our third party network providers or we fail to remedy any Year 2000 issues, our services and certain transactions could be interrupted and we could experience a material loss of revenue that could harm our business, financial condition and operating results.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and in July 1999 issued Financial Accounting Standard No. 137, "Accounting For Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133" (SFAS 137). SFAS 137 delayed the effective date for SFAS 133 to fiscal years beginning after June 15, 2000. We do not believe that the impact of this statement will have a material effect on our financial position or results of operations upon the adoption of this accounting standard.

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

Quantitative and Qualitative Disclosure about Market Risk

   We have considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Investments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." We had no holdings of derivative financial or commodity instruments at December 31, 1999, nor has the Company had any foreign currency denominated sales. However, we are exposed to financial market risks associated with interest rates. This exposure is directly related to our normal operating and funding activities.

   We manage interest rate exposure by investing excess funds in cash equivalents and short-term investments bearing variable interest rates, which are tied to various market indices. As a result, we do not believe that near-term changes in interest rates will result in a material effect on our future earnings, fair values or cash flows.

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

                                    BUSINESS

Overview

   We are an application service provider (ASP) that develops proprietary software applications for healthcare clinics and physician group practices using our proprietary technology platform. Our customers can access and use our applications over the Internet or their local or private information networks. We are developing integrated applications designed to manage all elements of the business and clinical processes of our customers within a single system. We currently have developed and implemented applications in disease management and clinical drug trials recruitment. In addition, we have recently completed development of our credentialing application. We charge our customers a monthly subscription fee for our applications.

Industry Background

   According to the Health Care Financing Administration, the healthcare industry is the largest sector of the United States economy with annual expenditures reaching approximately $1.3 trillion by the year 2000. Rising costs have driven employers, insurers and the government sector to attempt to control expenses through managed care. Rising costs have also led to the creation of new payment mechanisms, including fixing fees, lowering reimbursement rates, restricting coverage for services, limiting access to a select group of providers, negotiating discounts and shifting the economic risk for the delivery of care through alternative reimbursement modes, such as capitation and risk pools. As a result, healthcare providers are bearing greater financial risk and need to contain costs and deliver care efficiently in order to operate profitably and remain competitive. Pressures to control costs have also contributed to the movement of care from relatively expensive inpatient settings to less costly outpatient settings. These outpatient care providers, particularly clinics and group practices, deliver the majority of healthcare services and are responsible for a substantial portion of total healthcare spending.

   In order to provide quality and cost-efficient healthcare while managing costs, hospitals, large healthcare organizations, individual physicians, physician groups and other outpatient care providers are forming affiliations with one another to take advantage of economies of scale. Although these affiliations have enhanced economies of scale, they have generally not addressed the inefficient delivery of healthcare services. Substantial resources are wasted in the healthcare industry through the delivery of unnecessary care, performance of redundant procedures and tests, or excessive administrative costs. We believe that a portion of this wasteful spending is attributable to the inefficient collection, management, sharing and storage of data. To operate efficiently, healthcare delivery networks must be able to manage patient care and workflow processes which may extend across multiple locations and member organizations. We anticipate that process and information management will become even more critical to healthcare organizations as new governmental regulations requiring greater documentation are adopted. For example, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) imposes additional regulatory compliance responsibilities on the healthcare industry relating to the storage, maintenance and transmission of healthcare information. Proposed regulations implementing HIPAA would impose new requirements on the healthcare industry to maintain the security of healthcare information.

 Demand for Information Services in Healthcare

   The growth of managed care, the increase in government regulation and the rise of healthcare delivery networks have increased the need for information technology products and services. Annual healthcare information systems expenses are expected to reach approximately $18 billion by the year 2000 according to industry sources. Healthcare providers increasingly demand integrated solutions that offer the core functions required to manage clinical and business healthcare processes. In addition, geographically dispersed healthcare delivery networks require central databases and analysis tools that permit them to effectively extract and analyze data located throughout the enterprise, measure clinical results, control costs, evaluate operational efficiency and support process improvement.

 Traditional Healthcare Information Systems

   Traditional healthcare information systems, known as legacy systems, were built with specialized computer languages using "code." The first legacy systems were introduced in the 1970s. Building systems out of code requires highly trained technicians and can take anywhere from several months to several years to complete. Users' needs frequently change before code-based systems are completed from the initial design to product delivery. Modifying the original code is a time-consuming and expensive process. As a result, legacy systems cannot be easily adapted to the changing functional requirements of end-users, such as the need to address practice variations within clinics and group practices. These factors contribute to the high cost of legacy systems, which often requires a significant commitment of capital for the initial acquisition of hardware and system infrastructure. In addition, healthcare providers may incur additional capital expenditures in expanding installed systems when increasing their internal capacity.

   Most legacy systems were originally developed to address the financial aspects of information management, such as capturing charges and generating bills. Most hospitals and managed care organizations have installed legacy systems that continue to perform the functions for which they were originally designed. As end-user information requirements expanded to include the need to manage clinical information, legacy vendors introduced code-based legacy applications that were either built by those legacy vendors or acquired from other software developers. Because these new applications generally were not included in the design of the original systems, these legacy vendors are required to develop complex system interfaces that permit the integrated exchange of information between applications and systems. The time and expense associated with building interfaces make legacy systems less adaptable to structural and organizational changes within healthcare organizations.

 The Emergence of the Internet and the ASP Model in Healthcare

   The Internet has emerged as an important means of accessing and distributing information, as well as a medium to facilitate the transfer of secure information between organizations. We believe the Internet's key attributes as an open, accessible, low-cost and flexible network make it particularly well-suited for the information technology and communication needs of the healthcare industry. We believe that the Internet will ultimately become the primary method of communication and commerce in the healthcare industry.

   The increasing acceptance of the Internet as a medium to access and exchange data has contributed to the development of a new business model for the delivery of mission-critical healthcare software applications--the application service provider model. ASPs offer software applications deployed over the Internet from a remote facility. This eliminates the need for a customer to invest in complex and expensive software and hardware, such as installing network servers. Industry analysts estimate that the total cost of hosted applications under the ASP model can be significantly less than traditional licensing and internally managed software.

   According to the International Data Corporation (IDC), in 1998 the enterprise ASP market was $23.1 million. IDC estimates the ASP market to grow to over $2 billion by 2003.

 Designing a Comprehensive Information Technology Solution

   Healthcare entities' information technology needs vary greatly and are dependent upon their range of operating activities, which can be impacted by frequent government and regulatory changes, ongoing margin pressures and Year 2000 challenges. Large, self-contained healthcare entities with significant information technology budgets have been able to keep up with the changing requirements. However, smaller healthcare entities, such as clinics and group practices, need sophisticated information technology applications that can be accessed cost-effectively. We believe that a comprehensive information technology application for the smaller healthcare provider should:

  .  manage the entire clinical and business process in a single system;

  .  expand easily to accommodate more users and applications;

  .  enable the creation of fully integrated applications;

  . allow trained users to quickly and easily tailor solutions to accommodate their different needs;

  . offer a cost-effective alternative to currently available software applications;

  .  permit Internet delivery or on-site installation;

  . provide different users simultaneous access and the ability to modify data in real time;

  .  contain the requisite healthcare domain expertise; and

  .  facilitate easy use.

The Velocity.com Solution

   Our proprietary technology provides a platform for the rapid development and deployment of codeless software applications designed to manage the entire clinical and business processes for clinics and group practices. These processes include patient enrollment and patient health assessment, scheduling, diagnosis, selecting and monitoring treatment plans, billing and contract management. We design our software applications to be deployed over the Internet, the users' intranet, or their local or private information networks with our ASP model. As an ASP, we charge our customers on a monthly subscription basis for the delivery of our software applications. We provide integrated applications that can be incrementally implemented, easily extended and rapidly tailored for each user's needs. Our applications offer the following benefits:

   Comprehensive. We provide our customers with a comprehensive application that combines our software applications with Internet infrastructure, application hosting, as well as consulting and implementation services provided by our strategic partners. Our software applications address a range of business and clinical processes, such as billing and claims, scheduling, credentialing and disease management. Our applications are designed to enable our customers to rely on us as the single source for their software applications, whether these applications are deployed over the Internet or their local or private information networks.

   Cost-effective. We believe that our ASP model allows users to access sophisticated software applications for a lower start-up cost and reduced operating cost. Our technology enables most customers to run our applications using their existing computer equipment. Each user needs only a relatively modest desktop computer and a modem that allows the computer to connect to our remote servers over standard telephone lines. As a result, our applications eliminate the need for the user to incur significant capital expenditures for hardware, operating systems and application software. In addition, our applications are designed to significantly reduce the costs for technical support and training, thereby reducing the need for in-house information technology experts.

   Adaptable. Our applications are built with data instead of code. As a result, we can avoid many of the limitations of code-based software systems and more easily tailor any component of an application to meet the needs of each user. Trained clients can quickly modify our software to adapt to practice variation and practice changes. Our clients do not have to conform their clinical and business processes to the fixed features and functions of rigidly-coded legacy systems.

   Scalable. Our applications run on an object-oriented database management system designed to manage large and complex databases. In addition, we have partnered with Conxion Corporation to provide application hosting services, Internet infrastructure and data centers. The combination of our proprietary architecture and technology, the bandwidth capacity of Conxion's data centers and the storage capacity of our database management system minimizes the cost of adding incremental users and applications.

   Integrated. Our software applications are built on a single, integrated database so that information and applications are stored centrally and shared simultaneously by all users. As a result, data is entered once and shared across all applications on the system. We believe the single entry of patient and other data will increase efficiency and lower costs while reducing the errors that result from duplicative data entry. Changes to data made by a single user in one application are immediately shared by all authorized users across applications.

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

   Internet accessible. Our applications can be provided over the Internet. Multiple users can simultaneously and continuously access the same software applications and data from geographically dispersed locations. Users access our software applications using our Organic Browser, a proprietary, thin client browser that provides the interface between the user, the applications and the database.

   Easy to use. We design our software applications in consultation with users to accommodate their workflow and processes. The appearance of the computer screen and the information that is displayed can be designed so that users see only those features that they need. Users are not required to navigate through features and applications they do not need or use. For example, schedulers will see only the scheduling tools and information they need on their screens.

   Embedded domain expertise. Our applications incorporate the collective healthcare knowledge and experience of our personnel. We are highly experienced in each of the following domains:

  .  outcomes and disease management;

  .  clinical drug trials;

  .  practice management;

  .  credentialing and provider profiling;

  .  scheduling and resource management;

  .  business process reengineering; and

  .  case management.

We use our expertise in these areas to create comprehensive, integrated software applications for our customers and to continually refine those applications as the needs of our customers evolve.

   Security. To safeguard user data, we have designed our applications to support the security options necessary to meet our user's requirements on an application by application basis. We offer the following security options:

  . client authentication: proprietary communication protocols that generate a public key infrastructure-based key to uniquely identify each client;

  . user authentication: standard login ID/password identification and other more secure means to identify and authenticate users;

  . access control: system mechanisms to restrict a user's access to only the data they have clearance to see;

  . channel security: proprietary transmission protocol makes it difficult to intercept data during transmission;

  .  database security: data in the database can be encrypted; and

  . physical site security: Conxion hosts our data and applications at government rated Class A data centers. To be rated as a Class A data center, Conxion must conform to government security requirements and be able to guarantee 72 hours of independent continuous operations.

Our Strategy

   Our objective is to become the leading ASP serving clinics and group practices. We believe that we are one of the first ASPs to deliver software applications to clinics and group practices over the Internet. Our strategy is to capitalize upon our early market entrance, extend our technology and implement a subscription-based business model focused on recurring revenue. Elements of our strategy include:

   Leverage our proprietary technology platform. Our proprietary, object-oriented technology provides a platform for the rapid, codeless development of ASP software applications for clinics and group practices. Our

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platform combines a universal set of clinical and business processes with the capability to quickly create a application that can be easily tailored to meet the specific needs of each customer. Using this platform, we have developed applications for the disease management, clinical drug trials and credentialing markets. We are using our platform to complete development of a software application that manages the entire clinical and business process for clinics and group practices. The scalable, adaptable and interactive design of our software applications enables us to offer a customer an initial application targeting a specific business or clinical need, with the opportunity to easily sell additional functions and features.

   Achieve rapid market penetration. We are using a sales and marketing strategy that focuses on identifying channels of customers with common needs and cross-selling our applications to our existing customer base. We intend to establish relationships with specialty healthcare industry groups who will endorse and co-market our applications to their customers and members in these channels. In addition, we have an existing base of over 500 customers using the legacy systems sold by the companies we have acquired. To capitalize on our customer base, we developed and are developing ASP software applications that will be sold as an upgrade to our existing systems. We use our Internet sales team to quickly reach many customers and increase our market penetration.

   Enhance our capabilities by forming strategic alliances. We believe that our ability to offer a complete, integrated and adaptable software application to our customers will be an important element in their selection of us as their applications provider. In order to continue to specialize in software application development, we have formed and will continue to form strategic alliances with leading companies that can provide us with specific expertise in areas important to providing complete applications, such as Internet infrastructure, application hosting, consulting and implementation services. Given the significant time, financial and human resources required to internally develop our own Internet connectivity and data storage requirements, we believe that we can offer cost-effective software applications by partnering with recognized leaders in these areas. Our strategic alliance with Conxion Corporation, a leader in network hosting, is an example of such a partnership.

   Selectively acquire complementary businesses and technologies. Historically, we have grown through acquisitions that brought us new personnel with domain knowledge of the healthcare industry, additional customers, software products and technology. In the future, we will continue to acquire businesses and domain knowledge, product lines or technologies that will enhance our applications and domain expertise, and increase our customer base.

   Protect our intellectual property. We believe that our technology incorporates a unique approach to the codeless development of software applications. We believe that our software technology is a significant asset which we intend to actively protect. We have filed five patent applications relating to key elements of our architecture and intend to seek appropriate intellectual property protection for the technologies that we develop in the future.

Our Technology

   Object-oriented technology. Our applications embody object-oriented technology. Traditional software applications are built with computer language using "code." Code essentially instructs the computer how to use pieces of information, or "data." Most commercial software applications consist of up to millions of lines of code. Each line is written by a highly trained programmer. Object-oriented technology breaks up the lines of code into specialized programs, or "objects," which perform discrete tasks within the application. An object can also be simultaneously used by different applications so that complex systems can be easily built. The self-contained nature of objects allows them to be tested, modified and maintained independently from the rest of the system. Therefore, object-oriented applications can be upgraded and maintained without modifying the entire application.

   After five years of development, we have developed a method of interpreting data without instructions written in code. Using this method, we can build applications that are not based on code. Since September

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1999, we have received a Notice of Allowance from the United States Patent and
Trademark Office for three of our inventions including the ability to write applications using data instead of code and the ability to write queries using data instead of code.

   CoreModel. The experience and knowledge of our healthcare industry experts, and input from clinicians and users, have contributed to the development of our CoreModel. Our CoreModel is a model of the real-world components of the healthcare delivery process. Each of the components is represented by an object. The CoreModel is the blueprint of how these objects can be linked to build applications. As objects can be shared by different applications, all our applications can be built using the set of objects contained in our CoreModel. Therefore, data is not duplicated and applications are integrated. Once a user has one of our applications, other applications can be added incrementally without needing to be integrated, since integration is organic to all applications.

   Organic Browser. The Organic Browser is our application browser that resides on the user's computer. Applications are delivered to the user by the interaction between our proprietary application server software and the Organic Browser. When a user logs on to the system and enters a user name and password, the Organic Browser requests the data required to display the user's software applications from the application server. The application server communicates that request to our database management system, which retrieves the data required and delivers it to the application server. The application server then assembles the user's software application and delivers it to the Organic Browser which renders it on the user's screen. Our Organic Browser is able to do this as quickly as traditional systems with modest computers and an Internet connection over standard telephone lines.

   The Organic Browser and our application server require relatively little hard disk space on the user's computer regardless of the size of the software applications they are running because of our data-based and object-oriented architecture. As a result, most users can run our software applications on their existing computers and do not have to invest in additional hardware. The Organic Browser requires only six megabytes of hard disk space on the user's computer to run, which is less computing power than general purpose Internet browsers, which typically require about 80 megabytes. Applications, such as our browser, that require little disk space and are used to access applications stored on a server are referred to as "thin clients." Our software applications can run on a thin client because they are built using data, which can be stored in a database on a server instead of on the user's computer. In contrast, typical software applications built with code must be stored and executed on the user's computer and therefore cannot be run with a thin client. Because our CoreModel is stored in the database, we can increase the total number of software applications and the functionality of any software application running on our system without changing the Organic Browser or the rest of the user's system.

   Our application server software requires only two megabytes of hard disk space. Typically, application server software requires at least 10 megabytes of storage space, but can require up to several hundred megabytes for more complex applications. Our application server software requires less disk space because the processes, generally referred to as "server side processes," are written in data rather than code and stored in the database. Server side processes generally include:

  .  queries: used to locate and retrieve data elements from the database;

  . triggers: used to activate particular processes upon the occurrence of another process; and

  . constraints: used to limit acceptance of data entry to defined parameters.

   Our ability to store server side processes as data, instead of code, enables us to quickly and easily modify the server side processes for increased adaptability.

Our Software Applications

   We are in the process of developing the Organic Clinic, a software application that will manage the entire clinical and business process for clinics and group practices. We are designing the Organic Clinic to be deployed

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over the Internet or the user's intranet or area network using our ASP model.
In the interim, we are offering software applications for use in specific practice areas, such as disease management, clinical drug trials recruitment and credentialing. We have targeted these areas to accelerate adoption of our technology based on our domain knowledge, the strength of our channel partner contacts and the potential of these markets.

   To build our applications, we begin by spending a few days in a clinic interviewing users and modeling and mapping the processes of that clinic. We assemble an application by using the library of healthcare tasks built by our domain experts as extensions of the CoreModel. These tasks share the same data objects and are integrated with all of our applications. We have built and can utilize hundreds of healthcare specific tasks such as "enroll a patient," "schedule a patient" or "bill a patient." These tasks comprise the templates we use to tailor an application for a particular clinic. Providing a tailored application generally takes three to six weeks, depending on the complexity of the process and practice variation.

   We are currently offering the following ASP applications:

   Disease Management. Healthcare providers are increasingly employing disease management solutions to achieve favorable patient outcomes while controlling costs. Annually, an aggregate of over $50 billion is spent in the United States to treat the disease states of asthma, diabetes and congestive heart failure. A number of specialty healthcare providers have targeted the treatment of these specific disease states. These providers often contract to treat patients at a fixed cost and therefore depend on strict patient compliance with treatment plans to manage their costs and to deliver quality care to their patients. We have designed effective disease management applications that have the following attributes:

  . Improved patient selection. Our applications use patient questionnaires and clinical data to identify and select patients with specific chronic conditions who are most at risk for poor clinical outcomes.

  . Automated clinical process. Our applications link all network users, including doctors, laboratories and pharmacies, track compliance, and provide real time and updated information.

  . Customized care plans. Our applications allow healthcare providers to design and monitor care plans that meet the specific needs of individual at-risk patients using guidelines and predictive outcomes established at the clinic.

   We delivered our first disease management application in February 1999. As of February 29, 2000, we have deployed nine of our ASP software applications for the disease management market.

   As part of our disease management applications, we developed Outcomes Partner III, a healthcare outcomes management software application. This application was developed in collaboration with Pfizer Health Solutions Inc, a subsidiary of Pfizer Inc. that provides information technology solutions to Pfizer Inc. clients. Outcomes Partner III combines patient-reported health and functional status with outcomes program administration and reporting tools that evaluate the effectiveness of disease management. Through our relationship with Pfizer Inc., we have installed Outcomes Partner III at the American Medical Group Association's headquarters. The American Medical Group Association is a trade association representing over 230 medical groups composed of approximately 48,000 physicians. In conjunction with Pfizer Inc., we intend to market Outcomes Partner III to the American Medical Group Association's member clinics.

   Clinical Drug Trials Recruitment. We believe there is a significant market for a software application that improves the efficiency of clinical drug trials management based on the level of expenditures spent on clinical trials to support drug development efforts. We believe there is not an adequate system for managing patient recruitment and enrollment in the clinical drug trials process.

   A clinic's participation in the clinical drug trial process begins with patient recruitment and enrollment. Participation in clinical drug trials can be a significant revenue source for clinics and group practices. Pharmaceutical companies set compensation for investigators based on the number of patients enrolled and the time taken to complete recruitment.

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

   Clinical drug trials recruitment is conducted by various types of healthcare organizations including clinics and group practices. These organizations must conduct broad searches of their practice management systems to identify patients who meet general criteria. They then review patients' medical charts to find individuals who meet the trial's requirements. Manual chart review is a time consuming and expensive process. Even for simple studies, it can take a clinic site several months to identify, screen, recruit and enroll its target number of patients. We believe an effective patient recruitment application can significantly reduce the time required to complete these tasks.

   Our patient recruitment application provides a comprehensive set of easy-to-use tools for efficient patient screening, recruitment and enrollment. Our first application was delivered in February 1999. Our application offers clinics and group practices several important benefits, such as:

  . Simplified data management. Interfaces with a practice management system to eliminate the need to duplicate data entry.

  . Reduced number of chart reviews. Quickly queries system data to prioritize patients that are most likely to meet the inclusion criteria for a trial.

  . Customized patient screening. Uses adaptable tools to enable customized follow-up screening interviews and medical history questionnaires with no additional programming, and provides survey administration over the Internet.

  . Reduced enrollment time. Facilitates quick and efficient enrollment of patients who meet the inclusion criteria for a trial.

  . Integrated patient contact tracking. Includes user-friendly tools to help track and manage all contacts with patients from initial screening through the completion of their participation in a clinical drug trial.

  . Reduced computer hardware costs. Permits data input using scan forms, which enables clinic staff to interact with the system without a computer on their desk.

   Credentialing. Credentialing is the process of reviewing a clinician's education, qualifications, licenses and history in order to provide a record of accreditation of individual clinicians for healthcare organizations. Credentialing services performed by third parties are estimated to represent a multi-hundred million dollar market with annual expenditures primarily consisting of credentialing services and software. However, this amount is estimated to represent only a minority of the overall credentialing market. The majority of credentialing is done internally by healthcare organizations with inefficient solutions using spreadsheets or paper processes. This internal process is labor intensive, expensive and often not integrated with the central information systems of healthcare organizations. Depending on the number of organizations or plans to which a clinician intends to provide services, a single clinician may need to be credentialed multiple times during a year. While doctors have historically been the only medical professional required to be credentialed, requirements are being expanded to include associated care professionals, such as physician assistants and nurses.

   Our credentialing application offers customers different options to meet their credentialing needs. An organization can subscribe to our complete application and bring the entire process in-house. Alternatively, an organization can subscribe to a partial solution and pay a per item charge for us to provide specified portions of the required data collection process. Applications for credentialing can be completed by clinicians over the Internet or through a scan form. Our application allows organizations to track the status of clinician credentialing from their desktops. The system links numerous doctors, clinics and group practices to a single database, making original clinician data reusable and available each time a credentialing process is required. Organizations will be able to customize their credentialing applications and the software will automate implementation and tracking throughout the process.

   Our software stores and catalogues the data needed to verify a clinician's credentials in a database. We have developed an online form for the clinician to enter this data. All of our credentialing services are provided through our wholly owned subsidiary, Healthcheck, Incorporated.

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   In September 1999, we entered into a letter of intent with a credentialing consulting firm to market our application to its customers. We cannot assure you this letter of intent will result in a definitive agreement. We will market this application through Healthcheck.

   Our Software Applications in Development. As part of our strategy of completing the Organic Clinic and targeting markets in which we have domain knowledge, channel partners or existing customers, we are currently developing the following solutions:

  . Workers' Compensation. We are developing a workers' compensation application to integrate the management of clinical and business processes in occupational medicine. This application will enable us to track progress and compliance during the course of a patient's treatment. Our application will capture patient medical histories, help physicians determine diagnoses and suggest appropriate treatment protocols at the point of care. The criteria for diagnosis and treatment protocols will be established by the physicians at the treatment clinic.

  . Patient Management. We are developing a patient management application that will streamline claims processing by making eligibility information obtained at a clinic available to the billing service over the Internet. In September 1999, we entered into a letter of intent with California Medical Billing Association, an association of billing service bureaus, to market this application to its 200 member billing services and their clinic customers. We cannot assure you that this letter of intent will result in a definitive agreement.

  . Medical Record Management. We are developing a medical record management application to expand the process of managing clinical data by making electronic medical records available over the Internet to the association's entire network. This application is covered by our letter of intent with California Medical Billing Association.

  . Practice Management. This application will provide scheduling, billing and contract management features. We will initially market this application as an upgrade to the traditional legacy products sold by PSI-Med Corporation, one of our wholly owned subsidiaries.

  . Case Management. This application will provide tracking, management and analysis of case-specific information required to manage a patient's treatment. We will initially market this application as an upgrade to the traditional application sold through L.I.N.C., Inc., one of our wholly owned subsidiaries.

  . Urology Management. We are developing a clinical management application for urology clinics and have a letter of intent with a urology association to market the application.

  . Cardiology Management. We are developing a clinical management application for cardiology clinics.

   Our Legacy Software Products. We currently market traditional legacy software products for credentialing, scheduling, practice management, resource management, case management and outcomes management applications. These products were developed by the companies we have acquired since our inception in 1995. We acquired these companies primarily for their specific domain expertise and enabling technologies. Our acquired domain expertise is incorporated into our CoreModel and has been used to build our current applications and applications in development. We intend to continue to market these legacy products until we have completed development of a comparable application that can be delivered using our ASP model. As each of these applications is completed, we will market it as an upgarde to our existing legacy products. For more information concerning our acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Strategic Relationships and Alliances

   We have entered into strategic relationships and alliances with companies to expand our sales distribution capabilities and improve our ability to deliver reliable, scalable ASP software applications. We will continue to consider strategic relationships and alliances that enable us to leverage our core competencies in the

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development of advanced technologies and software applications. These strategic relationships and alliances include the following:

   Pfizer Health Solutions Inc. We have had a strategic relationship with Pfizer Health Solutions Inc, a subsidiary of Pfizer Inc., since 1997. We have entered into agreements with Pfizer Health Solutions Inc that provide it with non-exclusive distribution rights to the applications described below. Pursuant to these agreements, we cannot enter into distribution agreements for the same applications with any competitor of Pfizer Inc. Since 1997 through December 31, 1999, we have received approximately $3.5 million in revenue through this relationship with Pfizer and its customers. The applications covered by these agreements include:

  . Outcomes Partner III. We are working to implement this quality measurement tool in innovative pilot projects, including several designed to use outcomes in support of disease management. This is a three-year agreement which expires on May 28, 2002. This agreement may be renewed by mutual agreement of the parties for additional periods of 12 months.

  . Surveys. We also collaborate with Pfizer Health Solutions Inc in marketing and implementing standard and tailored surveys for managed care organizations. This is a two-year agreement which expires on June 15, 2000. This agreement may be renewed by mutual agreement of the parties for additional periods of 12 months.

  . Credentialing. Along with Pfizer Health Solutions Inc, we offer credentialing services and software on a contract basis. This is a three-year agreement which expires on January 15, 2002, unless testing of the final version of the software extends beyond January 15, 2000, in which case the term of the agreement will be extended by the period by which such testing is extended. This agreement may be renewed by mutual agreement of the parties for additional periods of 12 months.

   Superior Consultant Holdings Corporation. In September 1999, we entered into a Distribution and Services Agreement, as amended, with Superior Consultant Holdings Corporation under which Superior agreed to introduce and outline the advantages of our ASP software applications based on client interests, as well as providing systems integration, process improvement, consulting and implementation services to healthcare organizations. We agreed to market Superior's healthcare consulting services and business integration services, to promote Superior as our exclusive alliance partner for the provision of healthcare consulting services and not to offer distribution rights to our Organic Architecture and applications to any direct competitor of Superior without Superior's prior written approval. Under the agreement, Superior has a non-exclusive worldwide license to market, use, install and display our Organic Architecture and applications. We have also appointed Superior as our international provider of healthcare consulting services to our clients. The agreement entitles Superior to appoint a member to our board of directors and to receive a vested non-statutory stock option grant exercisable for 112,000 shares of our common stock at an exercise price of $10.71 per share. Pursuant to this agreement, Superior has appointed James P. Clark to our board of directors. The initial term of the agreement runs through August 31, 2002 and may be renewed by Superior for up to two additional two-year terms.

   Conxion Corporation. We have entered into several agreements with Conxion Corporation, under which they supply us with application hosting services and Internet infrastructure for our ASP software applications. Conxion houses the equipment for these services in government rated Class A data centers from which our ASP software applications are deployed and run. Our business relationship with Conxion began in May 1997, and in April 1999 Conxion purchased $550,000 of our preferred stock. We have been using Conxion's services to deploy our ASP applications since May 1999 and have been using them as our Internet service provider since June 1998. These agreements typically have terms of one year. Conxion has agreed to enter into extensions of these agreements and to enter into supplemental service agreements, as required by us on terms not less favorable to us as they offer to any of their customers. Conxion cannot terminate or suspend the services provided under these agreements even if a bona fide dispute exists so long as undisputed payments are paid. If we withhold an undisputed payment, Conxion must notify us of the breach in writing and provide us thirty days to cure the breach.

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Velocity.com Subsidiaries

   Healthcheck, Incorporated, L.I.N.C., Inc., Res-Q, Inc., Velocity Healthcare Informatics and PSI-Med Corporation are wholly owned subsidiaries of Velocity.com and function as an integrated part of Velocity.com. Each of our subsidiaries maintains operational management teams in their respective locations, but depend on Velocity.com to provide overall financial and administrative support. Our subsidiaries provide legacy products and services to our customers.

   Healthcheck is located in Denver, Colorado and provides credentialing services to verify the credentials of physicians, allied health professionals and mid-level providers. Res-Q is located in Los Angeles, California and provides resource management and scheduling software to allow customers to manage their personnel resources more effectively. L.I.N.C. is located in Los Angeles, California and provides case management software, services and consultation to manage a wide range of medical, disability and workers' compensation cases. Velocity Healthcare Informatics is located in Minneapolis, Minnesota and provides outcomes management software applications and survey services related to patient satisfaction.

Sales and Marketing

   Our sales and marketing strategy is to increase acceptance of our ASP applications in clinics and group practices by (1) entering into partnerships with specialty industry groups and associations who provide us access to customer channels and (2) selling our ASP applications as upgrades to our installed base of over 500 customers that currently use legacy systems. We believe that our channel partner relationships will enable us to identify customers with common needs as a channel for our sales efforts. Our current channel partner, Pfizer Health Solutions Inc, endorses our ASP software applications and provides for co-marketing to its customers.

   Our sales force is divided into Internet, strategic and tactical teams. The Internet team sells services and products over the Internet and telephone, which makes more efficient use of their time. The strategic sales team is focused on selling through our channel partners as well as through our strategic relationships with Superior and Pfizer Health Solutions Inc. The tactical sales team focuses on selling our legacy software products and services. Our tactical sales force is also responsible for selling our ASP software applications as upgrades to our installed legacy products. We currently have nine employees in our sales force, five of which are in the tactical sales team. We intend to expand the Internet and strategic sales teams significantly following this offering.

   We market our applications and services through our website, articles in industry publications, direct mail and participation in trade shows. From our website, prospective customers can obtain product information, and download and run demonstration software. We also use our website to identify and qualify prospective customers who request information. We believe that publication of relevant articles in key trade journals is an important method of building industry awareness. Since 1998, we have published 13 articles under the bylines of our staff.

Research and Development

   Our research and development organization is comprised of development engineers who work on system architecture and applications development teams who work with our domain experts to build solutions for each domain incorporated in the CoreModel. As of February 29, 2000, we had approximately 28 professionals dedicated to architecture and applications development. We will continue to make substantial investments in research and development to enhance our proprietary architecture and support the development of additional applications.

Competition

   The business of providing application software and services to clinics and group practices is extremely competitive. In addition, the market for Internet-based ASPs is relatively new and evolving, and we anticipate that competition will continue to intensify as the use of the Internet grows.

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   Our competitive position in the healthcare software application market is difficult to evaluate due to the variety of current and potential competitors and the evolving nature of our market and the ASP model. Our primary competitors include:

  .  legacy software vendors such as Cerner Corporation, Eclipsys
     Corporation, IDX Systems Corporation, McKesson HBOC, Inc. and Medical Manager Corporation;

  . application service providers such as CareTools, Inc., Confer Software, Inc., MedicaLogic, Inc., The Trizetto Group, Inc. and U.S.
     Internetworking, Inc.;

  . healthcare e-commerce and portal companies such as CareInsite, Inc. and Healtheon Corporation; and

  .  object software application developers such as TenFold Corporation.

   Each of these types of companies either is or in the future can be expected to compete with us in delivering software applications to the clinic and group practice markets, including the delivery of software applications over the Internet. Furthermore, major software companies and other entities, including those specializing in the healthcare industry that are not currently offering applications, products or services that compete with our products and services, may enter our markets. In addition, our existing and future strategic partners may compete with us from time to time by selling, consulting on or hosting other software that competes with our software applications.

   We believe the principal differentiating characteristics upon which we compete are:

  . features and functionality--our applications provide different users simultaneous access and the ability to modify data in real time;

  . fit with the user's practice, processes and needs--our applications can be tailored to specific users' needs;

  . cost--our applications are accessed over the Internet eliminating the need for costly servers and reducing the need for in-house technology experts;

  . ease of implementation and use--our applications can be designed so that users do not need to navigate through features they do not use;

  . business and technical expertise--our applications incorporate the collective healthcare knowledge of our personnel and other healthcare experts;

  . integration of applications--our applications are designed to allow users to manage the entire clinical and business process in a single system;

  . reliability--our applications are easy to maintain because they are built with data instead of code;

  . scalability--the scope of our applications can be expanded or reduced to easily and quickly accommodate our customers' specific and changing needs.

Despite these differentiating characteristics, many of our competitors have greater financial, technical and marketing resources, greater name recognition and more established relationships in the healthcare market than we have. Low barriers to entry also expose us to potential new competitors. We cannot assure you that we will be able to compete successfully now or in the future.

   To remain competitive, we must continue to enhance our software applications, as well as expand our sales, marketing and distribution channels to respond promptly and effectively to:

  .  changing needs of clinics and group practices;

  .  advances in the delivery of software applications over the Internet;

  .  technological innovation and change;

  .  our competitors' new products, services and pricing models; and

  . challenges of hiring and retaining qualified information technology professionals.

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   For additional information concerning risks associated with competition, see
"Risk Factors--The markets we serve are highly competitive and many of our competitors have much greater resources."

Intellectual Property Rights

   Our success and ability to compete are dependent in part upon our proprietary technology. We rely upon a combination of copyright, patent, trademark and trade secret laws and other means to protect our technology. However, the steps we have taken may not prevent the misappropriation of our products or technology. In addition, effective proprietary rights protection may be unavailable or limited in some foreign countries. We have two
U.S. patent applications pending and have received a Notice of Allowance from the United States Patent and Trademark Office for three of our inventions. In addition, we have five registered trademarks and have 13 trademark applications pending.

   We retain ownership of our CoreModel and the software applications we develop. In addition, we have entered into agreements for the right to use third party software components, such as our database program, in our products on a non-exclusive basis. Our breach of these agreements could result in our loss of these rights and would harm our business. Our success will depend in part on our ability to continue to license additional third party software and upgrades to existing third party software in order to enhance our products. However, we may not be able to license additional rights for this software on commercially reasonable terms or at all. If we cannot obtain required licenses, we could encounter delays or unanticipated development expense while we attempt to internally develop substitute technology.

   We may become the target of intellectual property litigation. Although we have not been notified that any of our products infringe third party intellectual property rights, we may receive notices of these claims in the future. Any litigation to determine the validity of such claims, including claims arising from our contractual indemnification obligations to our customers, regardless of its merit or resolution, would likely be costly and may divert management's attention and resources, or cause service implementation delays. In the event of an adverse ruling in any such litigation, we could be required to pay substantial damages, cease the sale of infringing products or obtain a license of the intellectual property rights of the third party claiming infringement. There can be no assurance that such a license would be available to us on reasonable terms or at all.

   We also seek to protect our trade secrets and proprietary technology through confidentiality agreements with employees, customers, consultants and other appropriate parties. However, we may not have an adequate remedy in the event these agreements are breached or any remedy if our trade secrets are independently developed by others.

   For information concerning risks associated with intellectual property rights, see "Risk Factors."

Government Regulation

   Government Regulation and Healthcare Reform. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The adoption of any additional laws or regulations may impede the growth of the Internet or other online services, which could, in turn, decrease the demand for our applications and services and increase our cost of doing business, or otherwise have an adverse effect on our business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could harm our business.

   The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures. We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications.

   Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996 (HIPAA) mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. We are designing our applications to enable compliance with the proposed regulations, but cannot assure you that we will be able to comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. Based on our present business operations, we believe that the HIPAA requirements related to the maintenance and exchange of electronic health information may apply to legacy products sold by our wholly owned subsidiary, PSI-Med Corporation, but not to our other products, services or solutions. If any of our products, services or applications are subject to those regulations, we may be required to incur additional expenses in order to comply with these requirements and we may not be able to comply with them in a timely manner or at all. In addition, the success of our compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If we are unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our solutions and business could be harmed.

   The United States Food and Drug Administration is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications or services are subject to FDA regulation as medical devices; however, we plan to expand our application and service offerings into areas that may subject it to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could have a material adverse effect on our ability to introduce new applications or services in a timely manner.

Employees

   As of February 29, 2000, we had approximately 123 employees. Our employees are not subject to any collective bargaining agreements and we generally have good relationships with our employees.

Facilities

   We lease eight facilities, all of which are located within the United States. Our principal executive and corporate offices are located in San Francisco, California. In addition, we maintain offices in Berkeley, Santa Ana and Calabasas, California, Denver, Wheat Ridge and Ft. Collins, Colorado and Minneapolis, Minnesota. Our leases have expiration dates ranging from January 2000 to August 2002. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

Legal Proceedings

   There are no legal proceedings pending to which we are a party and our management is unaware of any contemplated actions against us.

                                   MANAGEMENT

Directors and Executive Officers

   The following table presents information regarding each of our directors and executive officers as of February 29, 2000.

   Name                                   Age             Position
   ----                                   ---             --------
   Jack D. Anderson......................  55 Chairman of the Board; Chief
                                              Executive Officer
   William W. Shaw, III..................  42 President, Secretary and
                                              Treasurer
   William H. Matthews...................  45 Chief Financial Officer
   Robert L. Anderson....................  55 Director; Senior Vice President
   Michael J. Barry......................  39 Chief Information Officer
   David W. McComb.......................  47 Director; Vice President,
                                              Research and Development
   Michael E. Meisel.....................  45 Chief Sales Officer; President
                                              and CEO of Res-Q, Inc., a wholly
                                              owned subsidiary of Velocity.com
   M. Jan Roughan........................  54 Director; President and CEO of
                                              L.I.N.C., Inc., a wholly owned
                                              subsidiary of Velocity.com
   James P. Clark........................  46 Director
   Robert S. Garvie......................  50 Director
   Gail E. Oldfather.....................  64 Director
   Michael A. Wilson.....................  52 Director

   Jack D. Anderson co-founded Velocity.com in January 1995. He has been Chairman of the Board and Chief Executive Officer since inception. Mr. Anderson has approximately 28 years of experience in healthcare management and approximately 20 years of experience in healthcare information systems. From 1993 to 1994, Mr. Anderson served as a Business Development Consultant for Velocity Healthcare Informatics, Inc., which was purchased by Velocity.com in December 1996. In 1978, he co-founded Cost Containment Systems, Inc., a healthcare software company, which was subsequently merged with Serving Software, Inc. Mr. Anderson served as a director of Serving Software from 1992, when it became a public company, until it was acquired by HBO & Company in 1994.

   William W. Shaw, III has been President of Velocity.com since February 1997 and Secretary and Treasurer since July 1996. From July 1996 to June 1999, he also served as Chief Financial Officer of Velocity.com. Mr. Shaw was a consultant to the Company from October 1995 to July 1996. Mr. Shaw has approximately 16 years of management experience in the healthcare industry. From February 1993 to July 1995, he was Executive Vice President, Vice President of Marketing and Research and Development for Aesculap, Inc., a surgical products company and wholly owned subsidiary of Aesculap AG. From 1983 to February 1993, Mr. Shaw held several other positions at Aesculap including Chief Operating Officer, Vice President Finance, Treasurer and Controller. From 1980 to 1983, Mr. Shaw was an Audit Supervisor with Coopers & Lybrand.

   William H. Matthews has been the Chief Financial Officer of Velocity.com since June 1999. He joined OrganicNet in February 1999 as a financial and accounting consultant. From October 1994 to February 1999, Mr. Matthews was the Chief Financial Officer for Imagicast, Inc., formerly Telescan Systems, Inc., a developer of software and hardware for interactive retail point of sale applications. From 1993 to 1994, Mr. Matthews served as the controller for Ravenswood Winery. From 1988 to 1992, Mr. Matthews was the Chief Financial Officer for Ocean Colony Partners, a real estate development firm. From 1981 to 1987, Mr. Matthews held financial management positions for various companies. From 1977 to 1981, he was a Senior Auditor for Coopers & Lybrand.

   Robert L. Anderson co-founded Velocity.com in January 1995 and has been Senior Vice President of Velocity.com since January 1996. He has served as a director since inception. Mr. Anderson has approximately

20 years of experience in the development of applications for complex project and program management engagements. From August 1993 to October 1994, he served as Director of Practice Development of BSW Advanced Technology, Inc., an object-oriented project management software company.

   Michael J. Barry joined Velocity.com as Chief Information Officer in January 1996. Mr. Barry has approximately 20 years of software development experience. From June 1993 to January 1996, he served as Vice President of Research and Development at Velocity Healthcare Informatics, Inc. From 1991 to 1993,
Mr. Barry served as the Information Systems Manager for the Carlson Companies, Inc., a relationship marketing company. From 1985 to 1991, he was an independent software consultant.

   David W. McComb co-founded Velocity.com in January 1995. He has been Vice President of Research and Development and a director since June 1995. Mr. McComb has approximately 20 years of experience in software project management. From 1989 to 1994, he was President of First Principles, Inc., which he founded to develop an object-oriented business application framework. First Principles was acquired by Velocity.com in April 1996. From June 1993 to January 1995, Mr. McComb also served as Vice President of Research and Development for BSW Advanced Technology, where he developed object-oriented project management systems. From 1976 to 1989, he managed client software projects at Andersen Consulting. He is a frequent lecturer for systems development groups and has published numerous articles on the subject of systems development.

   Michael E. Meisel was appointed Chief Sales Officer of the Company in February 1999. Since 1987, Mr. Meisel has served as the President of Res-Q, Inc., formerly MMS, Inc., which became a wholly owned subsidiary of Velocity.com in May 1997. Mr. Meisel has approximately 20 years of experience in healthcare systems product development.

   M. Jan Roughan has been a director of Velocity.com since December 1998. She joined Velocity.com as the President and Chief Executive Officer of L.I.N.C., Inc. in connection with Velocity.com's acquisition of L.I.N.C. in June 1997. Ms. Roughan founded L.I.N.C. in 1987. From 1982 to 1987, she worked for the Equitable Life Assurance Society in various capacities including Vice President and Business Manager. Ms. Roughan is a Registered Nurse, a Certified Disability Management Specialist, a Certified Rehabilitation Registered Nurse, a Certified Case Manager and a Certified Developmental Disabilities Nurse.

   James P. Clark has been a director of Velocity.com since November 1999. He is currently President of the Healthcare Systems Division of Superior Consultant Company, an independent healthcare consulting firm. Mr. Clark joined Superior in 1990 and has served in a variety of management positions, including Senior Vice President, Vice President and Executive Manager. Mr. Clark also currently serves as Chairman of the Board of Directors and Chief Executive Officer of Golf Safari, Inc., a privately-held adventure golf corporation. From 1988 to 1990 Mr. Clark was the founder and President of Health Systems Management Associates, a healthcare information technology consulting firm. From 1986 to 1988 he served as a senior manager with First Consulting Group, a healthcare consulting company.

   Robert S. Garvie has been a director of Velocity.com since March 1996. Mr. Garvie has served as a director for various private companies in the medical device and healthcare industries. In 1993, Mr. Garvie founded ArthroCare, a medical device company. From 1992 to 1993, Mr. Garvie served as the Vice President of Sales and Marketing for Citation Caliber, Inc., a diagnostic medical device company. From 1991 to 1992, Mr. Garvie was a consultant for Shaw Medical Management Group, an electrosurgical products company. From 1986 to 1991, Mr. Garvie served as Vice President, Surgical Products Division for Haemonetics, a medical device company. Prior to Haemonetics, Mr. Garvie co-founded Cost Containment Systems, Inc., a healthcare software company.

   Gail E. Oldfather has been a director of Velocity.com since October 1995. Since 1985, Mr. Oldfather has held various positions for GEO Communications, a financial consulting company. Mr. Oldfather is currently the President of GEO Communications.

   Michael A. Wilson has been a director of Velocity.com since March 1998. He is currently an independent healthcare consultant. From September 1997 to July 1999, he was President and Chief Executive Officer of the CHW Medical Foundation in San Francisco, a division of Catholic Healthcare West. Before joining CHW in September 1997, Mr. Wilson served for eight years as President and Chief Administrative Officer of the Dean Medical Clinic in Madison, Wisconsin. He is also a former president of the Medical Group Management Association and is a member of the board of directors of Physician Insurance Company of Wisconsin.

Board Composition

   The board of directors currently consists of eight members. Velocity.com's Amended and Restated Certificate of Incorporation, as in effect immediately prior to the consummation of this offering, divides the board of directors into three classes. The members of each class of directors serve for staggered three-year terms. The board of directors is composed of (1) three Class I directors, Messrs. Jack D. Anderson, Robert L. Anderson and David W. McComb, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2000; (2) three Class II directors, Mr. Michael A. Wilson, Ms. M. Jan Roughan and Mr. James P. Clark, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001; and (3) two Class III directors, Mr. Robert S. Garvie and Mr. Gail E. Oldfather, whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002.

   Pursuant to our agreement with Superior Consultant Holdings Corporation, Superior has the right to appoint a member to our board of directors and has appointed James P. Clark to our board.

   Our executive officers are appointed by the board of directors and serve until their successors are qualified and appointed. There are no family relationships among any of our directors or executive officers.

Board Committees

   Our board of directors has an audit committee and a compensation committee. The audit committee of the board of directors consists of Messrs. Oldfather, Wilson and Clark. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

   The compensation committee of the board of directors consists of Messrs. Oldfather, Wilson and Garvie. The compensation committee makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

Director Compensation

   Directors who are also executive officers do not receive additional compensation for serving on the board or any board committee. Directors are reimbursed for reasonable travel expenses incurred in attending meetings. There are no formal arrangements for compensating non-employee directors. We have compensated non-employee directors with stock options for their service on the board. In December 1996, Robert S. Garvie received an option to purchase 5,600 shares of common stock at an exercise price of $.89 per share and Gail E. Oldfather received an option to purchase 10,080 shares of common stock at an exercise price of $.89 per share. In March 1998, Mr. Garvie and Mr. Oldfather each received options to purchase 2,520 shares of common stock at an exercise price of $2.68 per share. All of Mr. Garvie's and Mr. Oldfather's options are fully vested. Michael A. Wilson received an option in March 1998 to purchase 1,400 shares of common stock at an exercise price of $2.68, half of which are fully vested.

   In addition, the following directors received the following options to purchase common stock in consideration for granting bridge loans to us:

  . In October 1998, Robert S. Garvie received an option to purchase 560 shares of common stock at an exercise price of $3.57 per share;

  . In October 1998, Gail E. Oldfather received an option to purchase 672 shares of common stock at an exercise price of $3.57 per share; and

  . In December 1998, Gail E. Oldfather received an option to purchase 560 shares of common stock at an exercise price of $3.57 per share.

   See "Certain Relationships and Related Transactions" for a description of these bridge loans.

Compensation Committee Interlocks and Insider Participation

   Prior to July 1997, we did not have a separate compensation committee or other board committee performing equivalent functions. These functions were performed by Jack D. Anderson and William W. Shaw, III. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any other interlocking relationship existed in the past.

Executive Compensation

   The following table sets forth the total compensation for services rendered by our Chief Executive Officer and each of our seven other most highly compensated executive officers including Ms. Roughan, who is an executive officer of one of our wholly owned subsidiaries during the fiscal year ended December 31, 1999. These individuals are referred to as the "named executive officers." The titles listed below are the titles of the named executive officers as of December 31, 1999.

                           Summary Compensation Table

                                                                Long-Term
                                  Annual Compensation          Compensation
                                  ----------------------------------------------
                                                                Securities
Name and Principal Position         Salary        Bonus   Underlying Options (#)
---------------------------       ----------     -------------------------------
Jack D. Anderson, Chairman of
 the Board and Chief Executive
 Officer........................  $  120,000 (1) $    --            --
William W. Shaw, III, President,
 Secretary and Treasurer........     120,000 (1)      --          9,800
William H. Matthews, Chief
 Financial Officer..............     125,000 (2)      --            --
Robert L. Anderson, Senior Vice
 President......................     120,000 (1)      --            --
Michael J. Barry, Chief
 Information Officer............     120,000 (3)      --          9,800
David W. McComb, Vice President,
 Research and Development.......     120,000 (1)      --            --
Michael E. Meisel, Chief Sales
 Officer; President and CEO of
 Res-Q, Inc.....................     150,000       67,169         2,240
M. Jan Roughan, President and
 Chief Executive Officer of
 L.I.N.C., Inc..................     175,000        5,102         1,960

--------
(1) Includes $40,000 of salary accrued during fiscal year 1999 but has not yet been paid.
(2) Includes $31,250 of salary accrued during fiscal year 1999 but has not yet been paid.
(3) Includes $30,000 of salary accrued during fiscal year 1999 but has not yet been paid.

Option Grants in Fiscal Year 1999

   The following table sets forth grants of stock options to each of the named executive officers during the fiscal year ended December 31, 1999. The potential realizable value is calculated by assuming that the initial public offering price appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price on the last day at the appreciated price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                 Annual Rates of
                                                                                   Stock Price
                                                                                Appreciation for
                                          Individual Grants                      Option Term (2)
                         ---------------------------------------------------- ---------------------
                         Number of    Percent of
                         Securities  Total Options
                         Underlying   Granted to
                          Options    Employees in                  Expiration
Name                      Granted   Fiscal Year (1) Exercise Price    Date       5%         10%
----                     ---------- --------------- -------------- ---------- --------- -----------
Jack D. Anderson........      --           --             --             --         --          --
William W. Shaw, III....    4,200         1.96%         $3.57       03/02/09  $  53,419 $    93,941
                            5,600         2.61%          4.46       08/06/09  $  66,242 $   120,271
William H. Matthews.....    2,240         1.04%          4.46       04/21/09  $  26,496 $    48,108
                            1,380          .64%          4.46       06/22/09  $  16,324 $    29,638
                           50,400        23.57%          4.46       06/22/09  $ 596,181 $ 1,082,441
Robert L. Anderson......      --           --             --             --         --          --
Michael J. Barry........    4,200         1.96%          3.57       03/02/09  $  53,420 $    93,941
                            5,600         2.61%          4.46       08/06/09  $  66,242 $   120,271
David W. McComb.........      --           --             --             --         --          --
Michael E. Meisel.......    2,240         1.04%          3.57       03/02/09  $  28,491 $    50,102
M. Jan Roughan..........    1,960          .92%          3.57       03/02/09  $  24,929 $    43,839

--------

(1) In 1999, we granted options to purchase an aggregate of 368,917 shares of common stock to employees.

(2) The potential realizable value is calculated by assuming that the initial public offering price of $10.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value computation is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. The values shown do not consider non-transferability or termination of the options upon termination of such employee's employment with Velocity.com.

Option Exercises in Fiscal Year 1999 and Fiscal Year-End Option Values

   The following table sets forth summary information with respect to exercisable and unexercisable stock options held as of December 31, 1999 by each of the named executive officers and with respect to the fiscal year ended December 31, 1999. None of the named executive officers exercised options in the fiscal year ended December 31, 1999.

                                    Number of Securities    Value of Unexercised
                                         Underlying                In-the-
                                     Unexercised Options      Money Options at
                                    at December 31, 1999    December 31, 1999 (2)
                                    ----------------------  -----------------------
Name                                Vested (1)   Unvested     Vested    Unvested
----                                -----------  ---------  ----------- -----------
Jack D. Anderson...................         --          --          --        --
William W. Shaw, III...............     149,333       6,067  $1,430,658 $  40,672
William H. Matthews................       3,620      50,400 $    20,055 $ 279,216
Robert L. Anderson.................         --          --          --        --
Michael J. Barry...................     149,333       6,067  $1,430,658 $  40,672
David W. McComb....................         --          --          --        --
Michael E. Meisel..................         933       4,107     $ 6,830 $  28,070
M. Jan Roughan.....................         --        1,960         --   $ 12,603

--------
(1) Exercisable refers to those options which will be vested and exercisable immediately upon completion of this offering, while "unexercisable" refers to those options which will be unvested at such time.
(2) Value is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed initial public offering price of $10.00, multiplied by the number of shares underlying the options.

Employment Agreements and Change of Control Arrangements

   Jack D. Anderson entered into an employment agreement with Velocity.com on January 1, 1996. Mr. Anderson's employment agreement provides that it may be terminated with or without cause and with or without notice at any time by either Mr. Anderson or the company. Under the terms of his employment agreement, Mr. Anderson receives a base salary of $120,000, subject to change at the sole discretion of the board of directors. In addition, the board of directors, or a duly appointed committee thereof will, no less than once annually, determine if the award of a bonus is warranted and the amount of such bonus, if any. If we terminate Mr. Anderson's employment without cause or if Mr. Anderson resigns for good reason, upon a change of control or due to disability or death, he would be entitled to receive his then existing base salary for a period of 18 months from the date of termination. In addition, Mr. Anderson would be entitled to his annual bonus, prorated to his date of termination, and immediate and full vesting of all outstanding stock options granted through any termination date. The terms of Mr. Anderson's employment agreement also provide that Mr. Anderson will not, during the course of his employment and the 18 months following the date of the termination of his employment with us: (1) engage or otherwise have a financial interest in any business activity which is in competition with us or (2) solicit our employees.

   William W. Shaw, III entered into an employment agreement with Velocity.com on June 1, 1996. Mr. Shaw's employment agreement provides that it may be terminated with or without cause and with or without notice at any time by either Mr. Shaw or the company. Under the terms of his employment agreement, Mr. Shaw receives a base salary of $120,000, subject to change at the sole discretion of the board of directors. In addition, the board of directors, or a duly appointed committee thereof will, no less than once annually, determine if the award of a bonus is warranted and the amount of such bonus, if any. Pursuant to his employment agreement, we issued Mr. Shaw options to purchase up to 140,000 shares of our common stock and he is eligible for future issuances at the discretion of the board of directors. If we terminate Mr. Shaw's employment without cause or if Mr. Shaw resigns for good reason, upon a change of control or due to disability or death, he would be entitled to receive his then existing base salary for a period of 18 months from the date of termination. In addition, Mr. Shaw would be entitled to his annual bonus, including the cash value of shares issued, prorated to his date of termination, and immediate and full vesting of all outstanding stock options granted through the termination date. The terms of Mr. Shaw's employment agreement also provide that Mr. Shaw will not, during the course of his employment and the 18 months following the date of the termination of his employment with us: (1) engage or otherwise have a financial interest in any business activity which is in competition with us or (2) solicit our employees.

   William H. Matthews entered into an employment agreement with Velocity.com on June 17, 1999. Mr. Matthew's employment agreement provides that it may be terminated with or without cause and with or without notice at any time by either Mr. Matthews or the company. Under the terms of his employment agreement, Mr. Matthews receives a base salary of $125,000 which will be adjusted by the compensation committee within 45 days of the closing of this offering to an amount that represents a market range salary for a public company of our size and in our industry. If we terminate Mr. Matthews' employment without cause or if Mr. Matthews resigns for good reason, upon a change in control or upon a material breach of the employment agreement by us, he would be entitled to receive his then existing base salary for a period of nine months from the date of termination. Pursuant to his employment agreement, we issued to Mr. Matthews options to purchase up to 50,400 shares of our common stock at an option price of $4.46 per share and he is eligible for future issuances. Upon the occurrence of a change of control before June 20, 2000, fifty percent of Mr. Matthews' remaining unvested options will vest. Should a change of control occur after June 20, 2000, all of his remaining options will vest.

   Robert L. Anderson entered into an employment agreement with Velocity.com on January 1, 1996. Mr. Anderson's employment agreement provides that it may be terminated with or without cause and with or without notice at any time by either Mr. Anderson or the company. Under the terms of his employment agreement, Mr. Anderson receives a base salary of $120,000, subject to change at the sole discretion of the board of directors. In addition, the board of directors, or a duly appointed committee thereof will, no less than once annually, determine if the award of a bonus is warranted and the amount of such bonus, if any. If we terminate Mr. Anderson's employment without cause or if Mr. Anderson resigns for good reason, upon a change of control or due to disability or death, he would be entitled to receive his then existing base salary for a period of 18 months from the date of termination. In addition, Mr. Anderson will be entitled to his annual bonus, including the cash value of shares issued, prorated to his date of termination, and immediate and full vesting of all outstanding stock options granted through the termination date. The terms of Mr. Anderson's employment agreement also provide that Mr. Anderson will not, during the course of his employment and the 18 months following the date of the termination of his employment with us: (1) engage or otherwise have a financial interest in any business activity which is in competition with us or (2) solicit our employees.

   Michael J. Barry entered into an employment agreement with Velocity.com on January 1, 1996. Mr. Barry's employment agreement provides that it may be terminated with or without cause and with or without notice at any time by either Mr. Barry or the company. Under the terms of his employment agreement, Mr. Barry receives a base salary of $120,000, subject to change at the sole discretion of the board of directors. In addition, the board of directors, or a duly appointed committee thereof will, no less than once annually, determine if the award of a bonus is warranted and the amount of such bonus, if any. Pursuant to his employment agreement, we issued to Mr. Barry options to purchase up to 140,000 shares of our common stock and he is eligible for future issuances at the discretion of the board of directors. If we terminate Mr. Barry's employment without cause or if Mr. Barry resigns for good reason, upon a change of control or due to disability or death, he would be entitled to receive his then existing base salary for a period of 18 months from the date of termination. In addition, Mr. Barry would be entitled to his annual bonus, including the cash value of shares issued, prorated to his date of termination, and immediate and full vesting of all outstanding stock options granted through the termination date. The terms of Mr. Barry's employment agreement also provide that Mr. Barry will not, during the course of his employment and the 18 months following the date of the termination of his employment with us:
(1) engage or otherwise have a financial interest in any business activity which is in competition with us or (2) solicit our employees.

   M. Jan Roughan entered into an employment agreement with Velocity.com on January 1, 1997. Ms. Roughan's employment agreement ends on December 31, 1999. Under the terms of her employment agreement, Ms. Roughan receives a base salary of $175,000. In addition, incentive bonuses will be awarded to

Ms. Roughan based upon net revenue realized from the sale of L.I.N.C., Inc. software products during the preceding year. Either Velocity.com or Ms. Roughan may terminate this agreement by giving written notice to the other party. Pursuant to the terms of her employment agreement, if Ms. Roughan is terminated for cause, as specified in the agreement, or upon her death, the company is obligated to pay her base salary and benefits through the effective date of termination, or the date of her death, as applicable, plus an additional 12 months of base salary and benefits. If Ms. Roughan is terminated without cause upon a majority vote of the board of directors, she is entitled to the greater of her base salary and benefits through the term of the agreement or 12 months of her then base salary and benefits. The terms of Ms. Roughan's employment agreement also provide that she will not, during the course of her employment and the 12 months following the date of the termination of her employment with us: (1) engage or otherwise have a financial interest in any business activity which is in competition with us or
(2) solicit our employees.

Limitation of Liability and Indemnification Matters

   Our bylaws limit the personal liability of our directors to the fullest extent permitted by Delaware law.

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision does not eliminate or limit the liability of a director for the following:

  .  any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions;

  . any transaction from which the director derived an improper personal benefit;

  . if the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

  . with respect to any criminal action or proceeding, if the officer or director had reasonable cause to believe his conduct was unlawful.

   We believe that indemnification provisions under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.

1999 Equity Incentive Plan

   In November, 1999 our board of directors adopted, subject to stockholder approval, the 1999 Equity Incentive Plan. A total of 2,800,000 shares of common stock of the Company have been reserved for issuance under the 1999 Plan. The shares reserved under the 1999 Plan shall include those shares which remain available for issuance under the 1996 Stock Option/Stock Issuance Plan and the 1997 Stock Option/Stock Issuance Plan upon the closing of this offering. In addition, the share reserve will be increased annually on the date of the Company's annual meeting by the lesser of either (1) the sum of
(A) 2% of the outstanding shares on the date of the annual meeting plus (B) the number of shares subject to an option under either the 1996 Plan or the 1997 Plan which expires unexercised; or (2) 5% of the shares of the Company's total outstanding shares on the date the 1999 Plan was adopted. When a stock award expires or is terminated before its is exercised, the shares not acquired pursuant to the stock awards shall again become available for issuance under the 1999 Plan.

   The 1999 Plan permits the grants of options to directors, officers, employees and consultants and advisors. Options may be either incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. In addition, the 1999 Plan permits the grant of stock bonuses and rights to purchase restricted stock.

   The 1999 Plan is administered by the board of directors. The board of directors may delegate its authority to administer the 1999 Plan to the compensation committee. The administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an ISO or a nonstatutory stock option, to establish vesting schedules, to specify the exercise price and the type of consideration to be paid upon exercise and to specify other terms.

   In general, the exercise price of an ISO cannot be less than 100% of the fair market value of the common stock on the date of grant; provided, however, that for a person who at the time of grant owns 10% of the total voting power of the Company, the exercise price shall be at least 110% of the fair market value on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. In addition, the aggregate fair market value, determined at the grant date, of an ISO that are exercisable for the first time during a calendar year, under the 1999 Plan and all of our other stock plans may not exceed $100,000.

   The maximum term of options granted under the 1999 Plan is 10 years. In the case of a 10% stockholder, the term of an ISO must not exceed five years from the date of grant. Unless the terms of the stock option agreement provide for earlier termination, an option shall expire three months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, that person's options may be exercised up to 12 months following disability or 18 months following death.

   Generally, an optionholder may not transfer a stock option other than by will or the laws of descent or distribution unless the optionholder holds a nonstatutory stock option that provides otherwise. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

   Upon the completion of this offering, subject to certain exceptions, each non-employee director will automatically be granted an option to purchase 10,000 shares of common stock. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the board of directors. On each annual meeting of each year, commencing in calendar year 2001, any person who is then a non-employee director will automatically be granted an option to purchase 2,500 shares of common stock, provided that if any non-employee director that had not served in that capacity for the entire period since the preceding annual meeting, then the number of shares subject to the annual grant shall be reduced, pro rata, for each full quarter the person did not serve during the previous period. Initial grants and annual grants vest and become immediately exercisable upon grant.

   Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to specific employees in a taxable year to the extent the compensation exceeds $1,000,000. When we become subject to Section 162(m), the board of directors may not grant awards under the 1999 Plan to an employee covering an aggregate of more than 1,200,000 shares in any calendar year.

   In the event of certain changes in control, all outstanding options under the 1999 Plan either will be assumed, continued or substituted for by any surviving entity. If the surviving entity determines not to assume, continue or substitute for such awards, the vesting provisions of such stock awards will be accelerated and such stock awards will be terminated upon the change of control if not previously exercised.

   The board of directors has the authority to amend or terminate the 1999 Plan; provided, however, that no amendment or termination of the 1999 Plan may adversely affect the rights and obligations with respect to options or unvested awards unless the participant consents to such an amendment or modification. Amendments will generally be submitted for stockholder approval only to the extent required by applicable law.

   As of February 29, 2000 no awards had been issued under the 1999 Plan.

Employee Stock Purchase Plan

   In November, 1999, the board of directors adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan. A total of 300,000 shares of common stock has been authorized for issuance under the

Purchase Plan. The share reserve will increase automatically every year, starting on January 1, 2001, by 150,000 shares. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the Purchase Plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The Purchase Plan will commence on the effective date of this initial public offering.

   Unless otherwise determined by the board of directors, all employees are eligible to participate in the Purchase Plan so long as they are employed by us (or a subsidiary designated by the board of directors) for at least 20 hours per week and are customarily employed by us (or a subsidiary designate by the board of directors) for at least five months per calendar year.

   Under the Purchase Plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used at the end of the offering period to purchase shares of common stock. The price paid for common stock at the commencement date of that offering period will equal the lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

   Upon changes in control of the Company, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor entity or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control transaction.

   The board of directors has the authority to amend or terminate the Purchase Plan; provided, however, that no amendment or termination of the Purchase Plan may adversely affect any outstanding rights to purchase common stock. Amendments will generally be submitted for stockholder approval only to the extent required by law.

1997 Stock Option/Stock Issuance Plan

   In November 1997, the board of directors adopted, and the stockholders approved, the 1997 Stock Option/Stock Issuance Plan. As of December 31, 1999, an aggregate of 827,967 shares of common stock were authorized for issuance under the 1997 Plan. This share reserve will automatically be increased on the first business day of each calendar year by an amount equal to 2% of the total outstanding shares of common stock on the last business day of the immediately preceding calendar year. No incentive stock option may be granted on the basis of the annual share increases. When a stock award expires, is terminated before it is exercised or is cancelled, the shares set aside for that award are returned to the pool of shares available for future awards. Shares that are issued when an award is exercised and that are subsequently repurchased by us will again become available for future awards.

   The 1997 Plan permits the grant of options to employees, non-employee directors, and consultants and other independent advisors to the company. Options may be either ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. In addition, the 1997 Plan permits the grant of stock bonuses and rights to purchase restricted stock.

   The 1997 Plan is administered by the board of directors. The board of directors may delegate its authority to administer the 1997 Plan to a committee of two or more board members appointed by the board of directors. The administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an ISO or nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and to specify other terms of awards.

   In general, the stock options granted under the 1997 Plan may not exceed 10 years. An optionholder may not transfer a stock option other than by will or the law of descent or distribution. The exercise price for an

ISO cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for nonstatutory stock options cannot be less than 85% of the fair market value of the common stock on the date of grant. In the event the optionholder is a 10% stockholder, then the exercise price per share shall not be less than 110% of the fair market value of common stock on the date of grant.

   Unless the terms of an optionholder's stock option agreement provide for earlier termination, in the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder (or his beneficiary) may exercise any vested options up to 12 months after the date such service relationship ends. If an optionholder's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may (unless the terms of the stock option agreement provide for earlier termination) exercise any vested options up to three months from cessation of service. Should an optionholder's relationship with us be terminated for misconduct, then all outstanding options held by the optionholder will terminate immediately and cease to remain outstanding.

   ISOs may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. If any ISO is granted to any employee who at the time of the grant owns or is deemed to own stock possessing more than 10% of the total combined voting power of the Company or any of its affiliates, the term of the ISO award may not exceed five years from the date of grant.

   In the event of certain changes in control, all outstanding options under the incentive plan either may be assumed, continued or substituted for by any surviving entity. If the surviving entity determines not to assume, continue or substitute for such awards, the vesting provisions of such stock options will be accelerated and such stock options will be terminated upon the change in control if not previously exercised. The portion of any ISO accelerated by a change in control will remain exercisable as an ISO only to the extent the $100,000 limitation is not exceeded. To the extent this dollar limitation is exceeded, the accelerated portion of such option will be exercisable as a nonstatutory stock option under the Federal tax laws. Even if the surviving entity does assume or substitute outstanding stock awards, if the holder of an award is terminated other than for misconduct, or constructively terminated, within a specified period not more than 18 months following the change in control, the holder's award will vest in full.

   The terms of any stock bonuses or restricted stock purchase awards granted under the 1997 Plan will be determined by the administrator. However, the administrator may not impose a vesting schedule which is more restrictive than 20% per year, with initial vesting to occur no later than one year after the issuance date. Such limitation shall not apply to any common stock issuance made to officers, non-employee directors or consultants. The administrator may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the 1997 Plan may be subject to repurchase by us. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of the company's common stock on the date of grant. However, the purchase price per share of common stock for a 10% stockholder shall not be less then 110% of the fair market value on the date of grant.

   Upon a change in control, all outstanding repurchase rights will terminate and the shares of common stock subject to those rights will immediately vest in full, except to the extent the repurchase rights are assigned to the successor entity or such accelerated vesting is precluded by limitations imposed by the administrator at the time the repurchase right was issued. In addition, the administrator will have full and complete discretion with regard to outstanding shares to provide that repurchase rights will automatically terminate on an accelerated basis and that the shares shall immediately vest in the event the participant's relationship with the company should terminate by reason of the change in control within no more than 18 months following the effective date of the change in control.

   The board of directors may amend or modify the 1997 Plan at any time. However, no such amendment or modification shall adversely affect the right and obligations with respect to options or unvested awards unless the participant consents to such an amendment or modification. In addition, certain amendments may require stockholder approval.

   As of February 29, 2000, the Company had issued and outstanding under the 1997 Plan options to purchase 782,204 shares of common stock.

   On November 23, 1999, the board voted to terminate the future issuance of options under the 1997 Plan upon the closing of this offering. All options outstanding as of the closing of this offering will remain outstanding subject to the terms of the 1997 Plan. All shares reserved for future issuance under the 1997 Plan but not issued as of the closing of this offering will be added to those shares reserved for issuance under the 1999 Plan.

1996 Stock Option/Stock Issuance Plan

   On April 30, 1996, the board of directors adopted, and the stockholders approved, the 1996 Stock Option/Stock Issuance Plan. On April 22, 1997, the board of directors adopted, and on November 21, 1997, the stockholders approved, an amendment and restatement of the incentive plan. A maximum of 560,000 shares are authorized under the 1996 Plan. The authorized share reserve is comprised of (1) 420,000 shares originally available under the incentive plan and (2) an additional 140,000 shares of common stock authorized by the board on April 22, 1997, subject to stockholder approval. When a stock award expires, is terminated before it is exercised or is cancelled, the shares set aside for that award are returned to the pool of shares available for future awards. Awards may be granted in excess of the number of shares of common stock then available for issuance under the 1996 Plan, provided any excess shall be held in escrow until stockholder approval is obtained increasing the number of shares of common stock available for issuance. If approval is not obtained within 12 months after the issuance of the excess is made, then (1) any unexercised options granted on the basis of the excess will terminate and cease to be outstanding and (2) the company will refund the exercise or purchase price plus interest.

   The 1996 Plan permits the grant of options to employees, non-employee directors and consultants. Options may be either ISOs within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. In addition, the 1996 Plan permits the grant of stock bonuses and rights to purchase restricted stock.

   The 1996 Plan is administered by the board of directors. The board of directors may delegate its authority to administer the 1996 Plan to a committee of two or more board members appointed by the board of directors. The administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an ISO or nonstatutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and to specify other terms of awards.

   In general, the stock options granted under the 1996 Plan may not exceed 10 years. An optionholder may not transfer a stock option other than by will or the law of descent or distribution. However, a nonstatutory option may be assigned in whole or in part during optionholder's lifetime in accordance with the terms of a qualified domestic relations order. The exercise price for an ISO cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for nonstatutory stock options cannot be less than 85% of the fair market value of the common stock on the date of grant. In the event the optionholder is a 10% stockholder, then the exercise price per share will not be less than 110% of the fair market value of common stock on the date of grant.

   Unless the terms of an optionholder's stock option agreement provide for earlier termination, in the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to death, the optionholder's beneficiary may exercise any vested options up to 12 months after the date such service relationship ends. In the event an optionholder's service relationship with us, or any affiliate of ours, ceases due to disability, the optionholder may exercise any vested option up to six months (12 months for permanent disability) after the cessation of service. If an optionholder's relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may (unless the terms of the stock option agreement provide for earlier termination) exercise any vested options up to three months from cessation of service. Should an optionholder's relationship with us be terminated for misconduct, then all outstanding options held by the optionholder will terminate immediately and cease to remain outstanding.

   ISOs may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. If any ISO is granted to any employee who at, the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of the Company or any of its affiliates, the term of the ISO award may not exceed five years from the date of grant.

   In the event of certain changes in control, all outstanding options under the incentive plan may be assumed by any surviving entity. If the surviving entity determines not to assume the options, they will terminate and no longer be outstanding on the effective date of such change in control.

   The terms of any stock bonuses or restricted stock purchase awards granted under the 1996 Plan will be determined by the administrator. However, the administrator may not impose a vesting schedule which is more restrictive than 20% per year, with initial vesting to occur no later than one year after the issuance date. Such limitation shall not apply to any common stock issuance made to officers, non-employee directors or consultants. The administrator may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the 1996 Plan may be subject to repurchase by the company. The purchase price of restricted stock under any restricted stock purchase agreement will not be less than 85% of the fair market value of the company's common stock on the date of grant. However, the purchase price per share of common stock for a 10% stockholder will not be less then 110% of the fair market value on the date of grant.

   Upon a change in control, all outstanding repurchase rights will terminate to the extent the surviving entity does not accept the assignment of the repurchase rights.

   The board of directors may amend or modify the 1996 Plan at any time. However, no such amendment or modification shall adversely affect the right and obligations with respect to options or unvested awards unless the participant consents to such an amendment or modification. In addition, the board of directors will not without the approval of the stockholders (1) increase the maximum number of shares issuable under the 1996 Plan (except for permissible adjustments in the event of certain changes in the Company's capitalization),
(2) materially modify the eligibility requirements for participation or (3) materially increase the benefits accruing to participants.

   As of February 29, 2000, the Company had issued and outstanding under the 1996 Plan options to purchase 459,376 shares of common stock.

   On November 23, 1999, the board voted to terminate the future issuance of options under the 1996 Plan upon the closing of this offering. All options outstanding as of the closing of this offering will remain outstanding subject to the terms of the 1996 Plan. All shares reserved for future issuance under the 1996 Plan but not issued as of the closing of this offering will be added to those shares reserved for issuance under the 1999 Plan.

401(k) Plan

   We sponsor a 401(k) plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended. All employees who exceed 20 hours per week and 1,000 hours per year and who complete one month of service are eligible to participate. Participants may make pre-tax contributions to the 401(k) plan of up to 20% of their eligible earnings, subject to a statutorily prescribed annual limit ($10,000 in calendar year 1999). Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan's trustee. The 401(k) plan also permits us to make matching contributions and profit-sharing contributions, subject to established limits.

   Each participant's contributions and the corresponding investment earnings are generally not taxable to the participants until withdrawn. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 1, 1999, some of our directors, executive officers and affiliates have entered into transactions with us as follows:

                           Purchase Of Capital Stock

                                                                                      Number of
                                                                                      Shares of
                                                                                     Common Stock
                                                                                       Issuable
                                                                                        After
                                                                                      Conversion
                         Date of                                           Number of of Preferred
Name                     Purchase     Type of Security     Price per Share  Shares    Stock (6)
----                     -------- ------------------------ --------------- --------- ------------
Jack D. Anderson (1).... 08/10/99 Series C Preferred Stock      $4.91       29,001      29,001
William H. Matthews
 (2).................... 01/06/99 Series C Preferred Stock       4.91        4,000       4,000
                         06/07/99 Series C Preferred Stock       4.91        8,399       8,399
                         07/07/99 Series C Preferred Stock       4.91        5,600       5,600
                         07/12/99 Series C Preferred Stock       4.91        5,600       5,600
                         08/02/99 Series C Preferred Stock       4.91       11,200      11,200
Michael E. Meisel....... 04/01/99 Series C Preferred Stock       4.91        2,800       2,800
Robert S. Garvie (3).... 02/19/99 Series C Preferred Stock       4.91       17,421      17,421
                         04/05/99 Common Stock (5)                .89        5,600         --
                         04/05/99 Common Stock (5)               2.68        2,520         --
                         04/05/99 Common Stock (5)               3.57          560         --
                         04/05/99 Series C Preferred Stock       4.91        6,485       6,485
                         08/05/99 Series C Preferred Stock       4.91       20,363      20,363
Gail E. Oldfather (4)... 03/31/99 Series C Preferred Stock       4.91        5,600       5,600
                         07/20/99 Series C Preferred Stock       4.91       42,000      42,000

--------

(1) Includes shares purchased by Mr. Anderson's spouse.

(2) Includes shares purchased by Mr. Matthews' relatives.
(3) Includes shares purchased by Omeah Ltd. Partnership. Mr. Garvie is a General Partner of Omeah Ltd. Partnership.
(4) Includes shares purchased on behalf of Mr. Oldfather's spouse and relatives.
(5) Shares purchased pursuant to the exercise of stock options.
(6) The shares of the Company's Preferred Stock will convert into shares of common stock on a one-to-one basis effective upon the closing of this offering.

   Since January 1, 1999, we have granted options to purchase common stock to some of our directors, executive officers and affiliates as follows:

                           Issuance Of Stock Options

Name                                         Date Granted Exercise Price Options
----                                         ------------ -------------- -------
Jack D. Anderson............................   01/11/00        9.00       5,000

William W. Shaw, III........................   03/02/99        3.57       4,200
                                               08/06/99        4.46       5,600
                                               01/11/00        9.00      15,000
William E. Matthews.........................   04/21/99        4.46       2,240
                                               06/22/99        4.46       1,380
                                               06/22/99        4.46      50,400
                                               01/11/00        9.00       6,200

Robert L. Anderson..........................   01/11/00        9.00       5,000
Michael J. Barry............................   03/02/99        3.57       4,200
                                               08/06/99        4.46       5,600
                                               01/11/00        9.00       8,750

David W. McComb.............................   01/11/00        9.00       5,000
Michael E. Meisel...........................   03/02/99        3.57       2,240
                                               01/11/00        9.00       5,000
M. Jan Roughan..............................   03/02/99        3.57       1,960
                                               01/11/00        9.00       3,000
Gail E. Oldfather...........................   08/06/99        4.46      15,120

Lock-Up Agreements

   Each of the individuals listed above have entered into lock-up agreements pursuant to which they have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of common stock, preferred stock or any substantially similar securities or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any substantially similar securities for a period of 180 days from the date of this prospectus without the prior written consent of the underwriter. The underwriters may, at any time and without notice, waive the terms of these lock-up agreements.

Loan From Jack D. Anderson and Peggy L. Anderson to Velocity.com

   On September 30, 1997, Mr. and Mrs. Anderson loaned $60,000 to us at an interest rate of 6.5% per annum. As of December 31, 1999, the Company has repaid a total of approximately $56,371 of the loan, approximately $31,453 of which was repaid in cash and approximately $24,917 of which was repaid in the form of 5,073 shares of Series C preferred stock. The remaining balance on this loan is approximately $11,218.

Agreement with Superior Consultant Holdings Corporation

   We entered into a marketing alliance with Superior Consultant Holdings Corporation in September 1999, under which Superior will introduce, promote and demonstrate our ASP software applications. Pursuant to this agreement, we granted Superior an option to purchase 112,000 shares of our common stock at an exercise price of $10.71 per share. See "Business--Strategic Relationships and Alliances" for a description of this agreement. James P. Clark, a director of Velocity.com, is the president of Superior's Healthcare Systems Division.

Indemnity and Subrogation Agreement between Michael E. Meisel and Velocity.com

   On January 1, 1998, Michael E. Meisel entered into an Indemnity and Subrogation Agreement with us in connection with a line of credit agreement between our wholly owned subsidiary Res-Q, Inc. (formerly MMS, Inc.) and Wells Fargo Bank. This line of credit was assigned to and assumed by us upon the acquisition of MMS, Inc. In connection with this line of credit, Mr. Meisel provided a personal guaranty. Velocity.com agreed to indemnify Mr. Meisel for a maximum amount of $200,000, the current amount of Mr. Meisel's guaranty plus accrued interest, for any deficiency in repayment that he may suffer after making a claim for reimbursement from the principal borrower.

Promissory Note dated April 1, 1999 between Michael E. Meisel and Velocity.com

   In connection with our acquisition of Res-Q, Inc. (formerly MMS, Inc.), Velocity.com and Mr. Meisel executed two $50,000 promissory notes on April 4, 1997 and December 1, 1997, respectively. These notes were consolidated on April 1, 1999. Under this consolidated promissory note, we are obligated to pay Mr. Meisel $105,187, plus interest at the rate of 10% per annum, compounded monthly. This note becomes due and payable on June 30, 2000 and can be prepaid at any time in whole or in part without premium or penalty. As of September 30, 1999, the outstanding balance of this note was $108,256. In August 1999, we repaid $5,000 of this note. We will repay the entire outstanding balance of this note from the proceeds of this offering.

Line of Credit Agreement between First National Bank and Jack D. Anderson, David W. McComb and Robert L. Anderson

   On October 28, 1997, First National Bank extended a line of credit in the amount of $100,000 to three of our executive officers and directors, Jack D. Anderson, David W. McComb and Robert L. Anderson. The terms of the line of credit are for a term for one year at a variable rate of interest, currently 10%. The line of credit has been extended to September 30, 2000. Messrs. Anderson, McComb and Anderson have borrowed $100,000 under this line of credit for our benefit. We have assumed the obligation to repay this loan. Messrs. Anderson, McComb and Anderson have executed promissory notes with First National Bank and have personally guaranteed this loan.

Promissory Notes dated June 1, 1997 and December 1, 1997 between M. Jan Roughan and Velocity.com

   In connection with our acquisition of L.I.N.C., Inc. on June 23, 1997, Velocity.com and Ms. Roughan executed two promissory notes in the amount of $50,000 each on June 1, 1997 and December 1, 1997. As of December 31, 1999, the total balance of these notes was $121,057. In August 1999, we repaid a total of $5,000 of these notes. We will repay the entire outstanding balance of these notes from the proceeds of this offering.

Promissory Note dated October 2, 1998 between Robert S. Garvie and Velocity.com

   On October 2, 1998, Mr. Garvie loaned us $20,000 at an interest rate of 12% per annum. As consideration for this loan, we granted Mr. Garvie options to purchase 560 shares of common stock at an exercise price of $3.57 per share. We have repaid this loan.

Promissory Note dated November 25, 1998 between Gail B. Oldfather and
Velocity.com

   On November 25, 1998, Mr. Oldfather loaned us $20,000 at an interest rate of 12% per annum. As consideration for this loan, we granted Mr. Oldfather options to purchase 560 shares of common stock at an exercise price of $3.57 per share. We have repaid this loan.

Promissory Note dated October 19, 1998 between Gail B. Oldfather and
Velocity.com

   On October 19, 1998, Mr. Oldfather loaned us $24,000 at an interest rate of 12% per annum. As consideration for this loan, we granted Mr. Oldfather options to purchase 672 shares of common stock at an exercise price of $3.57 per share. We have repaid this loan.

Promissory Note dated February 17, 2000 between Gail B. Oldfather and
Velocity.com

   On February 17, 2000, Mr. Oldfather loaned us $100,000 at an interest rate of 12% per annum. As consideration for this loan, we granted Mr. Oldfather warrants to purchase 12,500 shares of common stock at an exercise price of $9.00 per share.

Other Related Party Transactions

   We have entered into an employment agreement with William H. Matthews, a named executive officer. See "Management--Employment Agreements and Change of Control Arrangements."

Indemnification Agreements

   We intend to enter into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   We believe that all transactions described in this section "Certain Relationships and Related Transactions" were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. All future transactions, if any, with our executive officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of the board of directors and by a majority of the disinterested members of the board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock as of February 29, 2000 and as adjusted to reflect the sale of common stock offered by us pursuant to this offering. The following table lists:

  . each person known by us to beneficially own more than 5% of our outstanding common stock;

  .  each director;

  .  each named executive officer; and

  .  all directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is Velocity.com, Inc., 330 Townsend Street, Suite 206, San Francisco, California, 94107-1630. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options that are exercisable within 60 days of February 29, 2000, but excludes shares of common stock underlying options held by any other persons. Percentage of beneficial ownership prior to the offering is based on 7,729,506 shares of common stock outstanding as of February 29, 2000 after giving effect to the conversion of our currently outstanding preferred stock. Percentage of beneficial ownership after the offering is based on 10,729,506 shares outstanding after the offering.

                                                    Percentage of Shares
                                   Shares            Beneficially Owned
                                Beneficially  --------------------------------
Name of Beneficial Owner           Owned      Prior to Offering After Offering
------------------------       -------------- ----------------- --------------
Jack D. Anderson..............  1,286,169 (1)      16.63%           11.98%
William W. Shaw, III..........    199,910 (2)       2.53%            1.84%
William H. Matthews...........     55,689 (3)         *               *
Robert L. Anderson............    757,632 (4)       9.80%            7.06%
Michael J. Barry..............    191,165 (5)       2.42%            1.76%
David W. McComb...............    521,957 (6)       6.75%            4.86%
Michael E. Meisel.............    291,563 (7)       3.77%            2.72%
M. Jan Roughan................    146,383 (8)       1.89%            1.36%
James P. Clark................            --          *               *
Robert S. Garvie..............    132,663 (9)       1.72%            1.24%
Gail E. Oldfather.............   398,612 (10)       5.14%            3.71%
Michael A. Wilson.............     1,400 (11)         *               *
All directors and executive
 officers as a group (12
 persons)..................... 3,983,143 (12)      49.18%           35.89%

--------
* Represents beneficial ownership of less than one percent of the common stock.

(1) Includes 127,770 shares of common stock owned by Mr. Anderson's spouse and held in trust for the benefit of Mr. Anderson and his spouse and 5,000 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.

(2) Includes 156,666 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.

(3) Includes 8,820 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.

(4) Includes 25,760 shares of common stock owned by Mr. Anderson's spouse, son and nephews and held in trust for the benefit of Mr. Anderson's son and nephews and 5,000 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.

(5) Includes 155,416 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.

(6) Includes 15,994 shares of common stock owned by Mr. McComb's spouse and 5,000 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.
(7) Includes 119,814 shares of common stock owned by Mr. Meisel's spouse and held in trusts established for the benefit of Mr. Meisel's children, and 2,613 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.

(8) Includes 653 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.
(9) Includes 2,036 shares of common stock held in trust for the benefit of Mr. Garvie's family and 130,629 shares owned by Omeah Ltd. Partnership. Mr. Garvie is a General Partner of Omeah Ltd. Partnership.
(10) Includes 211,179 shares held in trusts established for the benefit of Mr. Oldfather's family, and 28,952 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.
(11) Includes 1,400 shares of common stock beneficially owned as a result of options that become exercisable within 60 days of February 29, 2000.
(12)  Includes shares described in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the shares offered by this prospectus, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

Common Stock

   As of February 29, 2000, there were 7,729,506 shares of common stock outstanding held of record by approximately 460 stockholders, on an as-converted basis. There will be 10,729,506 shares of common stock outstanding after giving effect to the sale of the shares of common stock offered in this prospectus. This number assumes no exercise of the underwriter's over-allotment option and no exercise of options after February 29, 2000.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. Our board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing any change in control may adversely affect the voting and other rights of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

   The Amended and Restated Investor Rights Agreement dated October 31, 1997, provides holders of the preferred stock rights to register shares of our capital stock. At any time after the later of six months after the effective date of the first registration statement that we file under the Securities Act or December 31, 2001, holders of a majority of the registrable securities, as defined in the Investor Rights Agreement, may require us to effect registration under the Securities Act of their Registrable Securities, subject to the board of directors' right to defer the registration for a period of up to 120 days. The investors also have the right, upon demand made by 25% of the holders of registrable securities, to cause us to register their securities on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $1 million. In addition, if we propose to register securities under the Securities Act, other than registrations on Form S-4 or Form S-8, then any of the investors has a right, subject to quantity limitations, as determined by the underwriter if the offering is underwritten to request that we register such holder's registrable securities. We will bear all registration expenses incurred in connection with registrations. We have agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected pursuant to the foregoing.

Effect of Selected Provisions of the Certificate of Incorporation and Bylaws, and the Delaware Anti-takeover Statute

 Amended and Restated Certificate of Incorporation and Bylaws

   Upon the closing of this offering, our amended and restated certificate of incorporation will provide that our board of directors be classified into three classes of directors and all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The amended and restated certificate of incorporation and bylaws provide that only our Chief Executive Officer, the Chairman of the board of directors or a majority of the members of the board of directors may call a special meeting of the stockholders. Directors may not be removed without cause. The amended and restated bylaws establish procedures including advance notice with regard to the nomination of directors and stockholder proposals. These provisions of the amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions also may have the effect of preventing changes in our management.

   The board of directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be harmed by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control.

 Delaware Takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  . prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

    . by persons who are directors and also officers; and

    . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, plan or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is LaSalle Bank N.A.

Listing

   We have applied for our common stock to be quoted on the Nasdaq National Market under the trading symbol "VCTY."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

   After this offering, 10,729,506 shares of common stock will be outstanding, 11,179,506 shares if the underwriter exercises its over-allotment options in full. Of these shares, the 3,000,000 shares sold in this offering, 3,450,000 shares if the underwriter's over-allotment options are exercised in full, will be freely tradable without restriction under the Securities Act except for shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 7,729,506 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

   Our officers, directors and stockholders holding 6,968,569 shares of common stock have entered into lock-up agreements under which they have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of, any shares of common stock, preferred stock or any substantially similar securities or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any substantially similar securities for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. The underwriters do not intend to release any "affiliates" of the Company from the lock-up agreements. The underwriters will not provide notice of the release of any stockholder from a lock-up agreement. Following the lock-up period and as set forth in the chart below, these shares will be eligible for sale in the public market without registration under the Securities Act if such sales meet the applicable conditions and restrictions of Rule 144 as described above. As these restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them, or are perceived by the market as intending to sell them.

                                 Date of availability for resale
 Number of shares                      into public market
 ----------------                -------------------------------
 1,764,349        180 days after the date of this prospectus due to a lock-up agreement our officers, directors and stockholders have with the underwriters. However, the underwriters can waive this restriction at any time and without notice.

 5,016,769        Between 180 and 365 days after the date of this prospectus subject to the requirements and limitations of the federal securities laws.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .  1% of the then-outstanding shares of common stock; and

  . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

   Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person or persons whose shares are aggregated who has not been an affiliate of us at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The above summary of Rule 144 is not intended to be a complete description.

   In addition, our employees, directors, officers, advisors or consultants who were issued shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus.

   As soon as practicable following the closing of this offering, we intend to file a registration statement under the Securities Act to register approximately 4,500,000 shares of common stock issuable upon the exercise of outstanding stock options or reserved for issuance under our stock option plans and our stock purchase plans, of which 817,572 shares subject to options under our stock option plans will be exercisable immediately upon the closing of this offering and an additional 22,909 shares subject to options under our stock option plans will be exercisable within 60 days of February 29, 2000. After the effective date of such registration statement, these shares will be available for sale in the open market subject to the lock-up agreements described above and, for our affiliates, to the conditions and restrictions of Rule 144.

                                  UNDERWRITING

   We have entered into an underwriting agreement with the underwriters named below. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions of the underwriting agreement, the underwriter has agreed to purchase the shares indicated opposite its name:

                                                                        Number
Underwriter                                                            of Shares
-----------                                                            ---------
Needham & Company, Inc................................................
Punk, Ziegel & Company, L.P...........................................
                                                                       ---------
  Total............................................................... 3,000,000
                                                                       =========

   The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and it has for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up to 412,500 additional shares from us. If any additional shares are purchased, the underwriters will purchase the shares in the same proportion as per the table above.

   The underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow selected dealers a concession not in excess of $
per share and such dealers may reallow a concession not in excess of $    per
share to certain other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and the concessions. The underwriters have informed us that they do not intend to sell shares to any investor who has granted them discretionary authority.

   We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                     Total Fees
                                     -------------------------------------------
                              Fee     Without Exercise of    Full Exercise of
                           Per Share Over-Allotment Option Over-Allotment Option
                           --------- --------------------- ---------------------
Fees paid by us...........   $               $                     $

   In addition, we estimate that we will spend approximately $1,484,062 in expenses for this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   We, our officers and directors, and our stockholders have entered into lock-up agreements pursuant to which we and they have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of any shares of common stock, preferred stock or any substantially similar securities or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any substantially similar securities for a period of 180 days from the date of this prospectus without the prior written consent of the underwriters. The underwriters may, at any time and without notice, waive the terms of these lock-up agreements as specified in such agreements.

   Prior to this offering, there has been no public market for the common stock of Velocity.com. The initial public offering price, negotiated between Velocity.com and the underwriters, will be based upon various factors such as our financial and operating history and condition, our prospects, the prospects for our industry and prevailing market conditions.

   The underwriters may engage in the following activities in accordance with applicable securities rules:

  . Over-allotments involving sales in excess of the offering size, creating a short position. The underwriter may elect to reduce this short position by exercising some or all of the over-allotment option.

  . Stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

  . Penalty bids permitting the underwriters to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short-covering transactions.

   Such activities, which may be commenced or discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   In March 1998, certain entities and persons affiliated with Punk, Ziegel & Company, L.P. at such time, including William Punk, Jr. and Punk, Ziegel & Company Investors, LLC, a limited liability company serving as an investment vehicle for Tarun Chandra, Barbara Horn, Roberta E. Hurst, Michael E. Knepper, Douglas Sturmak and David Whelen purchased an aggregate of 33,762 shares of our Series C Preferred Stock at a purchase price of $4.91 per share for an aggregate amount of approximately $165,700. These shares of Series C Preferred Stock were purchased for investment purposes. Such shares will convert into 33,762 shares of common stock upon the closing of this offering.

   We have asked the underwriters to reserve shares for sale at the offering price to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. Certain legal matters will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedule of Velocity.com, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, and the financial statements of PSI-Med Corporation as of May 31, 1998 and 1999, and for each of the years in the three-year period ended May 31, 1999, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The report of KPMG LLP covering the December 31, 1999, Velocity.com, Inc. consolidated financial statements contains an explanatory paragraph that states that the Company has a significant contingent liability related to certain sales of preferred stock as well as recurring losses from operations and a net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

   The report of KPMG LLP covering the December 31, 1999, PSI-Med Corporation financial statements contains an explanatory paragraph that states that Velocity.com, Inc. acquired PSI-Med Corporation on September 20, 1999. As such, the PSI-Med Corporation financial statements as of May 31, 1999 and for each of the years in the three-year period ended May 31, 1999 do not include any adjustments relating to the realization and classification of assets and liabilities that might be necessary to reflect the actions or future intentions of Velocity.com, Inc.

                             AVAILABLE INFORMATION

   We have filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Commission. For further information about OrganicNet and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. Descriptions of contracts or other documents referred to in this prospectus are not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, you should review that contract or document. You should be aware that when we discuss these contracts or documents in the prospectus we are assuming that you will read the exhibits to the registration statement for a more complete understanding of the contract or document. The registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Velocity.com, that make electronic filings with the Commission.

   We intend to furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Consolidated Financial Statements, Velocity.com, Inc.
  Form of Independent Auditors' Report................................... F-2
  Consolidated Balance Sheets............................................ F-3
  Consolidated Statements of Operations.................................. F-4
  Consolidated Statements of Stockholders' Deficit....................... F-5
  Consolidated Statements of Cash Flows.................................. F-6
  Notes to Consolidated Financial Statements............................. F-7
Unaudited Pro Forma Condensed Combined Financial Information,
 Velocity.com, Inc. and PSI-Med Corporation
  Financial Information.................................................. F-27
  Condensed Combined Statements of Operations............................ F-28
Financial Statements, PSI-Med Corporation
  Independent Auditors' Report........................................... F-30
  Balance Sheets......................................................... F-31
  Statements of Operations............................................... F-32
  Statements of Stockholders' Deficit.................................... F-33
  Statements of Cash Flows............................................... F-34
  Notes to Financial Statements.......................................... F-35

                      FORM OF INDEPENDENT AUDITORS' REPORT

    The Board of Directors

    Velocity.com, Inc.

       We have audited the accompanying consolidated balance sheets of Velocity.com, Inc. (a Delaware Corporation) and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Velocity.com, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 8 to the financial statements, the Company has a significant contingent liability related to certain sales of preferred stock as well as recurring losses from operations and a net capital deficiency which have raised substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

    San Francisco, California

    March 3, 2000

                            Velocity.com, Inc.

                          CONSOLIDATED BALANCE SHEETS

                                                                  December 31,
                                          December 31,                1999
                                    --------------------------  ----------------
                                                                   Pro forma
                                                                 stockholders'
                                        1998          1999      deficit (note 1)
                                    ------------  ------------  ----------------
                                                                  (unaudited)
              ASSETS
              ------
Current assets:
  Cash and cash equivalents.......  $     41,104  $    566,440
  Accounts receivable, net of
   allowance for doubtful accounts
   of $128,800 and $237,900 in
   1998, and 1999, respectively...       732,370       708,497
  Prepaid hosting services........           --        471,682
  Prepaid offering costs..........           --      1,427,070
  Prepaid distribution services...           --        358,784
  Prepaids and other current
   assets.........................       158,186        66,043
                                    ------------  ------------
   Total current assets...........       931,660     3,598,516
Property and equipment, net of
 accumulated depreciation of
 $615,402 and $1,223,867 in 1998
 and 1999, respectively...........       348,134       408,850
Intangible assets, net of
 accumulated amortization of
 $928,094 and $1,610,658 in 1998
 and 1999, respectively...........       884,970     2,451,243
Other noncurrent assets...........        50,284       104,845
                                    ------------  ------------
                                    $  2,215,048  $  6,563,454
                                    ============  ============
          LIABILITIES AND
       STOCKHOLDERS' DEFICIT
       ---------------------
Current liabilities:
  Accounts payable................  $  2,359,263  $  2,066,685
  Deferred revenue................     2,372,162     2,243,408
  Due to employees................     1,162,895       865,504
  Notes payable to employees and
   stockholders...................       918,892       666,567
  Lines of credit and note payable
   to bank........................       163,897        76,329
  Current portion of capital
   leases.........................        19,506        40,459
  Current portion of note
   payable........................           --         46,000
  Other current liabilities.......       224,695       650,281
                                    ------------  ------------
   Total current liabilities......     7,221,310     6,655,233
Long-term portion of capital
 leases...........................        40,742        33,850
Long-term portion of notes payable
 to employee and others...........           --         27,795
Long-term note payable............           --        702,493
                                    ------------  ------------
   Total liabilities..............     7,262,052     7,419,371
Commitments and contingencies
Stockholders' deficit:
  Series A, A-II, A-III, B and C
   preferred stock, $0.01 par
   value, authorized 7,840,000
   shares; issued and outstanding
   2,060,427 and 3,689,048 shares
   in 1998 and 1999, respectively;
   none pro forma; with an
   aggregate liquidation
   preference of $6,856,398 and
   $14,990,200 in 1998 and 1999,
   respectively...................        20,604        36,890    $        --
  Common stock, $0.001 par value,
   16,520,000 shares authorized;
   3,059,509 and 3,151,840 shares
   issued and outstanding in 1998
   and 1999, respectively;
   7,729,214 shares pro forma.....         3,060         3,152           7,729
  Additional paid-in capital......     8,257,264    18,662,568      18,694,881
  Deferred compensation...........           --        (67,572)        (67,572)
  Accumulated deficit.............   (13,327,932)  (19,490,955)    (19,490,955)
                                    ------------  ------------    ------------
   Total stockholders' deficit....    (5,047,004)     (855,917)   $   (855,917)
                                    ------------  ------------    ============
                                    $  2,215,048  $  6,563,454
                                    ============  ============

          See accompanying notes to consolidated financial statements.

                            Velocity.com, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                         -------------------------------------
                                            1997         1998         1999
                                         -----------  -----------  -----------
Revenue:
  License............................... $   424,340  $   570,694  $   963,299
  Product development...................   1,375,000      564,560      336,519
  Service...............................   1,172,145    3,488,397    4,414,932
                                         -----------  -----------  -----------
    Total revenue.......................   2,971,485    4,623,651    5,714,750
                                         -----------  -----------  -----------
Cost of revenue:
  License...............................     474,849      756,156      845,495
  Product development...................     319,974      208,533       78,373
  Service...............................     892,183    2,314,026    2,879,676
                                         -----------  -----------  -----------
    Total cost of revenue...............   1,687,006    3,278,715    3,803,544
                                         -----------  -----------  -----------
Gross profit............................   1,284,479    1,344,936    1,911,206
                                         -----------  -----------  -----------
Operating expense:
  Sales and marketing...................   1,394,852    1,643,868    1,215,300
  Research and development..............   1,344,640    1,832,783    2,670,018
  General and administrative............   3,332,443    3,768,388    4,070,054
                                         -----------  -----------  -----------
    Total operating expense.............   6,071,935    7,245,039    7,955,372
                                         -----------  -----------  -----------
Operating loss..........................  (4,787,456)  (5,900,103)  (6,044,166)
Interest expense........................      (3,397)     (27,543)     (78,913)
Interest expense to related parties.....     (16,355)     (65,412)     (61,800)
Other income (expense)..................      13,596       (8,643)      26,656
                                         -----------  -----------  -----------
Loss before income taxes................  (4,793,612)  (6,001,701)  (6,158,223)
Provision for income taxes..............       6,400        4,000        4,800
                                         -----------  -----------  -----------
Net loss................................ $(4,800,012) $(6,005,701) $(6,163,023)
                                         ===========  ===========  ===========
Net loss per share:
  Basic and diluted..................... $     (1.58) $     (1.97) $     (2.00)
                                         ===========  ===========  ===========
Weighted average shares outstanding:
  Basic and diluted.....................   3,038,355    3,050,779    3,077,115
                                         ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                            Velocity.com, Inc.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

               Years Ended December 31, 1997, 1998 and 1999

                   Preferred Stock      Common Stock   Additional                              Receivable       Total
                  ------------------  ----------------   paid-in     Deferred   Accumulated    related to   stockholders'
                   Shares    Amount    Shares   Amount   capital   compensation   deficit     sale of stock    deficit
                  ---------  -------  --------- ------ ----------- ------------ ------------  ------------- -------------
Balances at
 December 31,
 1996............   979,605  $ 9,796  3,038,355 $3,038 $ 2,454,561  $     --    $ (2,522,219)   $    --      $   (54,824)
Issuance of
 Series A
 preferred stock
 in lieu of
 compensation....    47,600      476        --     --       84,524        --             --          --           85,000
Issuance of
 Series B
 preferred
 stock...........   426,321    4,263        --     --    1,713,711        --             --          --        1,717,974
Issuance of
 Series B
 preferred stock
 in lieu of
 compensation....    22,400      224        --     --       89,776        --             --          --           90,000
Issuance of
 Series C
 preferred
 stock...........   121,557    1,216        --     --      595,760        --             --          --          596,976
Series A-II
 preferred stock
 issued upon the
 acquisition of
 Res-Q...........    13,065      131        --     --      497,329        --             --          --          497,460
Series A-II
 preferred stock
 issued upon the
 acquisition of
 LINC............     7,466       75        --     --      284,451        --             --          --          284,526
Series A-II
 preferred stock
 issued upon the
 acquisition of
 Healthcheck.....     4,828       48        --     --      183,093        --             --          --          183,141
Series A-II
 preferred stock
 issued upon the
 acquisition of
 Intedata........     3,734       37        --     --      142,237        --             --          --          142,274
Net loss.........       --       --         --     --          --         --      (4,800,012)        --       (4,800,012)
                  ---------  -------  --------- ------ -----------  ---------   ------------    --------     -----------
Balances at
 December 31,
 1997............ 1,626,576   16,266  3,038,355  3,038   6,045,442        --      (7,322,231)        --       (1,257,485)
Issuance of
 Series C
 preferred
 stock...........   433,851    4,338        --     --    2,126,180        --             --          --        2,130,518
Stock options
 granted to non-
 employees.......       --       --         --     --       29,001        --             --          --           29,001
Common shares
 issued for
 purchase price
 adjustment for
 CPCS............       --       --      21,154     22      56,641        --             --          --           56,663
Net loss.........       --       --         --     --          --         --      (6,005,701)        --       (6,005,701)
                  ---------  -------  --------- ------ -----------  ---------   ------------    --------     -----------
Balances at
 December 31,
 1998............ 2,060,427   20,604  3,059,509  3,060   8,257,264        --     (13,327,932)        --       (5,047,004)
Issuance of
 Series C
 preferred stock,
 net............. 1,421,711   14,217        --     --    6,878,381        --             --          --        6,892,598
Issuance of
 Series C
 preferred stock
 to Conxion......   112,000    1,120        --     --      548,880        --             --     (550,000)            --
Issuance of
 Series C
 preferred stock
 in exchange for
 legal services..    84,000      840        --     --      411,660        --             --          --          412,500
Issuance of
 Series C
 preferred stock
 in exchange for
 other services..    20,262      203        --     --       99,300        --             --          --           99,503
Issuance of
 Series C
 preferred stock
 to repay loans
 to related
 parties.........    46,571      466        --     --      228,230        --             --          --          228,696
Series A-II
 preferred stock
 issued upon the
 acquisition of
 PSI-Med ........     9,322       93        --     --    1,282,614        --             --          --        1,282,707
Issuance of
 common stock
 pursuant to
 exercise of
 stock options...       --       --      27,086     27      50,656        --             --          --           50,683
Conversion of
 Series A to
 common stock....   (58,774)    (588)    58,774     59         529        --             --          --              --
Conversion of
 Series B to
 common stock....    (6,471)     (65)     6,471      6          59        --             --          --              --
Stock options
 granted to non-
 employees.......       --       --         --     --       67,412        --             --          --           67,412
Stock options
 granted to
 Superior
 Consultant
 Holdings
 Corporation.....       --       --         --     --      391,400        --             --          --          391,400
Issuance of
 warrants for
 financing.......       --       --         --     --      322,298        --             --          --          322,298
Deferred
 compensation
 related to stock
 option grants...       --       --         --     --      123,885   (123,885)           --          --              --
Amortization of
 deferred
 compensation....       --       --         --     --          --      56,313            --          --           56,313
Repayment of
 receivable
 related to
 sale of stock...       --       --         --     --          --         --             --      550,000         550,000
Net loss.........       --       --         --     --          --         --      (6,163,023)        --       (6,163,023)
                  ---------  -------  --------- ------ -----------  ---------   ------------    --------     -----------
Balances at
 December 31,
 1999............ 3,689,048  $36,890  3,151,840 $3,152 $18,662,568  $(67,572)   $(19,490,955)   $    --      $  (855,917)
                  =========  =======  ========= ====== ===========  =========   ============    ========     ===========

          See accompanying notes to consolidated financial statements.

                            Velocity.com, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Years Ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net loss...............................  $(4,800,012) $(6,005,701) $(6,163,023)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization.........      522,506      752,911      922,615
  Provision for bad debts...............      113,000       15,800       56,668
  Noncash compensation expense..........      175,000       29,001      123,725
  Changes in operating assets and
   liabilities:
  Accounts receivable...................      (61,920)      57,517      103,211
  Prepaid expenses and other current and
   non-current assets...................      (28,079)     (53,532)  (1,808,158)
  Accounts payable and other current
   liabilities..........................        5,645    1,184,988        4,698
  Deferred revenue......................      805,558      782,345     (201,964)
  Due to employees......................      516,180      646,716     (251,510)
  Interest on notes from related
   parties..............................       16,355       65,412       61,800
                                          -----------  -----------  -----------
   Net cash used in operating
    activities..........................   (2,735,767)  (2,524,543)  (7,151,938)
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Capital expenditures...................     (206,916)     (32,194)    (203,775)
 Cash received from acquisitions........      212,822          --        43,111
                                          -----------  -----------  -----------
   Net cash (used in) provided by
    investing activities................        5,906      (32,194)    (160,664)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Proceeds from notes payable to related
  parties...............................      448,125      389,000          --
 Repayment of notes payable to related
  parties...............................      (77,168)         --      (446,491)
 Borrowings (payments) from banks, net..       92,790       71,107      (87,568)
 Proceeds from preferred stock issued in
  private placements....................    2,314,950    2,130,518    6,892,598
 Repayment of long-term debt............          --           --       (95,707)
 Proceeds from exercise of stock
  options...............................          --           --        50,684
 Repayment of capital lease
  obligations...........................       (2,278)     (39,342)     (25,578)
 Proceeds from Notes payable............          --           --     1,000,000
 Repayment of note receivable...........          --           --       550,000
                                          -----------  -----------  -----------
   Net cash provided by financing
    activities..........................    2,776,419    2,551,283    7,837,938
                                          -----------  -----------  -----------
Net (decrease) increase in cash and cash
 equivalents............................       46,558       (5,454)     525,336
Cash and cash equivalents at beginning
 of period..............................          --        46,558       41,104
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $    46,558  $    41,104  $   566,440
                                          ===========  ===========  ===========
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for income
   taxes................................  $     6,400  $     4,000  $       --
Supplemental schedule of noncash
 investing and financing activities:
 Summary of the acquisitions described
  in note 2:
  Fair value of assets acquired.........  $ 2,435,357  $    56,663  $ 2,477,439
  Net cash received.....................      212,822          --        43,111
  Stock issued..........................   (1,107,401)     (56,663)  (1,282,707)
  Notes issued..........................     (200,000)         --           --
                                          -----------  -----------  -----------
   Liabilities assumed..................  $ 1,340,778  $       --   $ 1,237,843
                                          ===========  ===========  ===========
  Stock and options issued in exchange
   for equity finders fees..............  $       --   $       --   $    87,479
  Stock issued as settlement for legal
   services rendered in prior periods ..          --           --       412,500
  Stock issued as settlement for other
   services rendered in prior periods ..          --           --        99,503
  Stock issued to repay loans to related
   parties..............................          --           --       228,696
  Assets acquired under capital lease
   obligations..........................      114,524       33,620          --
  Prepaid distribution services.........          --           --       391,400
  Issuance of warrants..................          --           --       322,298

          See accompanying notes to consolidated financial statements.

                            Velocity.com, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     December 31, 1997, 1998 and 1999

(1) Nature of Business and Summary of Significant Accounting Policies

 Business of the Company

   We are an application service provider (ASP) that develops proprietary software applications for healthcare clinics and physician group practices using our proprietary technology platform. Our customers can access and use our applications over the Internet or their local or private information networks. We are developing integrated applications designed to manage all elements of the business and clinical processes of our customers within a single system. Our software applications are built using our object-oriented Organic Architecture. Central to our Organic Architecture is our CoreModel, which is comprised of objects that represent a universal set of clinical and business processes. To develop our CoreModel and solutions, we selectively acquired companies with healthcare domain expertise and enabling technologies. These acquisitions also provided near term products, customers and revenues. We were incorporated in January 1995 as a California corporation and reincorporated in Delaware in April 1996. We changed our name to Velocity.com, Inc. in January, 2000. We are headquartered in San Francisco, California.

   On September 17, 1999, our Board of Directors authorized our management to file a Registration Statement with the Securities and Exchange Commission to sell shares of our common stock to the public.

 Stock Split

   On November 23, 1999, our Board of Directors approved a 0.56 for 1 reverse stock split of our common and preferred stock. All references in the accompanying financial statements to the number of shares and per share amounts have been retroactively restated to reflect this stock split.

 Basis of Presentation

   Our consolidated financial statements include the accounts of Velocity.com, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Liquidity

   As discussed in Note 8, we have a significant contingency related to certain sales of our Series B and C preferred stock which has raised substantial doubt about our ability to continue as a going concern. We are not aware of any pending claims against us. We intend to vigorously defend any rescission or other claim by the holders of the preferred stock. Nevertheless, it is possible that a claim could be made by one or more of the holders, and if a court were to hold that the private placement exemption is not available for the sale of the preferred stock, we could be forced to rescind the sales of the preferred stock, requiring significant monetary payments to the claiming owners. These claims, if successful, could significantly exceed our cash reserves and require us to borrow funds and would materially and adversely affect our results of operations and financial condition.

   We have incurred net losses since our inception and have an accumulated deficit of $19,490,955. Although we believe that we have sufficient capital for our short-term needs, our future liquidity and capital requirements will require us to raise additional capital and/or borrowings in order for us to meet our operating plans. We are currently in the process of raising additional capital.

                            Velocity.com, Inc.

 Accounting Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Revenue Recognition

   License revenue includes fees from the licensing of our acquired legacy products. Product development revenue consists of revenue derived from development of customer requested software or customer satisfaction surveys and development of the related database. Service revenue is composed of post-contract software support, case management, credentialing, training, and installation of simple interfaces for legacy products.

   Beginning January 1, 1998, we have recognized revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position
(SOP) No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9, Software Revenue Recognition with Respect to Certain Transactions. Revenue is recognized from licenses of our software application products when the contract has been executed, the product has been shipped, collectibility is probable and the software license fees are fixed and determinable. In the event that the contract provides for multiple elements (e.g., training, installation of simple interfaces or post-contract customer support), the total fee is allocated to these elements based on vendor-specific objective evidence of fair value. If any portion of the license fee is subject to forfeiture, refund or other contractual contingencies, we will postpone revenue recognition until these contingencies have been removed. Revenues from fees paid for access to our applications delivered through the ASP model will be recorded as subscription revenue earned over the access period. We recognize product development revenue from co-development contracts using a percentage-of-completion method either as services are performed or based on meeting key milestone events over the term of the contracts. Service revenue from post-contract customer support (PCS) and maintenance is recognized ratably over the term of the maintenance period. Revenue from case management, credentialing, training and installation of simple interfaces is recorded as the services are performed.

   Our adoption of SOP 97-2 did not have a material effect on our revenue recognition or our results of operations. Prior to adoption of SOP 97-2, we accounted for software and related revenues in accordance with SOP 91-1, Software Revenue Recognition.

 Deferred Revenue

   We defer revenues related to annual payments of PCS agreements and recognize those revenues as the services are performed over the PCS contract periods. Payments of license fees received prior to fulfilling our obligations are recorded as deferred revenue until the obligations have been completed. Advance payments and deposits received on subscription and other service contracts are deferred and recognized as the related services are rendered.

 Research and Development

   Research and development expenditures are charged to expense in the period incurred.

 Advertising Costs

   All costs associated with advertising and promoting products are charged to expense in the period incurred.

                            Velocity.com, Inc.

 Income Taxes

   We account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Net Loss per Share

   We compute net loss per share based upon SFAS No. 128, Earnings per Share. The basic net loss per share is computed by dividing the net loss available to common stockholders by the weighted-average number of common shares outstanding. Potential common shares relating to stock options of 482,120, 696,506 and 1,011,186 in 1997, 1998, and 1999, respectively, are anti-dilutive due to the net losses sustained by us. Convertible preferred stock of 1,626,576, 2,060,427, and 3,689,048 shares in 1997, 1998, and 1999, respectively, have also been excluded from the calculations of net loss per share as the impact would be anti-dilutive. Thus, the diluted net loss per share in these years is the same as the basic net loss per share.

   Unaudited pro forma basic and diluted net loss per share was $(1.23) and $(1.00) for the years ended December 31, 1998 and 1999, respectively, based on pro forma weighted average shares outstanding of 4,872,024 and 6,143,918 for those respective periods. This information reflects per share data assuming the conversion of all outstanding shares of convertible preferred stock at a conversion rate of 20 common shares for each preferred share of Series A-II and A-III and at a conversion rate of one common share for each preferred share of Series A, B, and C as if the conversion of the preferred stock had taken place at the beginning of 1998 or at the date of issuance, if later.

 Stock-Based Compensation

   We account for our stock option plans under SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based compensation, including employee stock purchase plans and stock option plans. As allowed by SFAS No. 123, we continue to measure compensation expense for options granted to employees under the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

   We have recorded deferred compensation for the difference between the exercise price and the deemed fair market value of the common stock for financial reporting purposes of stock options granted to employees. The compensation expense related to such grants is amortized on a straight-line basis over the vesting period of the related stock options.

 Comprehensive Loss

   We have no components of other comprehensive loss other than our net loss and, accordingly, our comprehensive loss is equivalent to our net loss for all periods presented.

 Cash and Cash Equivalents

   We consider all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents.

                            Velocity.com, Inc.

 Long-Lived Assets, Including Intangible Assets

   We account for long-lived assets under SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We estimate fair value based on the best information available, making judgments and projections as considered necessary.

   Intangible assets consist of items related to our business combinations. Goodwill is amortized over a three to seven year period depending on the acquisition. Acquired technology is being amortized over its estimated useful life of approximately three years. Workforce-in-place is being amortized over the lesser of the employment tenure of the employee or the agreement term.

 Software Development Costs

   Software development costs are accounted for in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. This statement provides for capitalization of certain software development costs once technological feasibility is established. We establish technological feasibility once testing of a working model has been completed. The time between establishment of a working model and general release is short. Therefore, we believe that software development costs incurred subsequent to technological feasibility have not been material.

 Property and Equipment

   Property and equipment is stated at cost. Computer and related equipment is depreciated over a useful life of three years using the straight-line method. Office furniture and fixtures are depreciated over useful lives ranging from three to five years using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life or remaining lease term.

 Concentrations of Credit Risk

   Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of trade receivables. We control credit risk through credit approvals, credit limits, a reserve for doubtful accounts, and monitoring procedures.

   We have several product development and collaborative agreements with Pfizer Health Solutions Inc to co-develop, market, license and distribute various Velocity.com products and services. Co-development and marketing agreements to date include development of Velocity.com's Outcomes Partner III, care management and credentialing applications. Additionally, we have co-developed and marketed several survey products including the National Committee for Quality Assurance Member Satisfaction Survey, disenrollment and patient satisfaction surveys. Sales to Pfizer Health Solutions Inc amounted to approximately $1,466,000, $945,000, and $1,095,000 for the years ended December 31, 1997, 1998 and 1999, respectively. These sales represented approximately 49%, 20%, and 19%, respectively, of our total revenue for those periods. Accounts receivable from Pfizer Health Solutions Inc amounted to approximately $253,000 and $22,000 at December 31, 1998 and 1999, respectively.

   A different customer accounted for 13% of total revenue for the year ended December 31, 1999.

                            Velocity.com, Inc.

 Fair Value of Financial Instruments

   The carrying amounts of trade receivables, accounts payable, lines of credit and notes payable and other current liabilities approximate fair value due to the short maturities of these instruments. The related party liabilities are not traded on any public market and approximate our best estimate of fair value.

 Pro Forma Stockholders' Deficit (Unaudited)

   The unaudited pro forma stockholders' deficit gives effect to the conversion of 3,689,048 shares of Series A, A-II, A-III, B and C convertible preferred stock outstanding as of December 31, 1999 into 4,577,374 shares of common stock, at a conversion rate of 20 common shares for each preferred share of Series A-II and A-III and at a conversion rate of one common share for each preferred share of Series A, B and C, upon closing of our initial public offering.

(2) Business Combinations

   (a) Acquisitions prior to January 1, 1999

   During the years ended December 31, 1996 and 1997, we completed the following acquisitions:

Company                        Acquisition Date            Expertise
-------                        ----------------- ------------------------------
First Principles, Inc.
 (FPI).......................  April 22, 1996    Object Technology
RiteLine Systems, Inc.
 (RiteLine)..................  April 30, 1996    Business Methodology
Comprehensive Provider
 Credentialing Services, Inc.
 (CPCS)......................  May 23, 1996      Credentialing Service
Velocity Healthcare
 Informatics, Inc.
 (Velocity)..................  December 20, 1996 Outcomes/Disease Management
Res-Q, Inc., formerly MMS,
 Inc. (Res-Q)................  May 14, 1997      Scheduling/Resource Management
Intedata, Inc. (Intedata)....  June 4, 1997      Marketing Service
L.I.N.C., Inc. (LINC)........  June 23, 1997     Case Management
Healthcheck, Incorporated
 (Healthcheck)...............  November 14, 1997 Credentialing Service

   We acquired all of the outstanding stock of each of the above companies, with the exception of Velocity. We purchased certain assets of Velocity, including all of its intellectual property. Under terms of the acquisition agreements, we paid cash and issued notes payable and the following shares of common, Series A-II preferred and Series A-III preferred stock, valued at the fair market value of the stock on the respective acquisition dates:

                                                        Series A-II Series A-III
                                                Common   preferred   preferred
   Acquired company                              stock     stock       stock
   ----------------                             ------- ----------- ------------
   FPI......................................... 893,797      --          --
   RiteLine....................................     --     1,277         --
   CPCS........................................  43,632      998         --
   Velocity....................................     --     3,032       3,032
   Intedata....................................     --     3,734         --
   LINC........................................     --     7,466         --
   Res-Q.......................................     --    13,065         --
   Healthcheck.................................     --     4,828         --

   The acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of the companies' operations are included in our consolidated financial statements from their respective acquisition dates forward.

                            Velocity.com, Inc.

   The consideration paid was as follows:

   Common stock..................................................... $  220,283
   Series A-II preferred stock......................................  1,140,874
   Series A-III preferred stock.....................................     24,372
   Cash paid (CPCS).................................................     74,900
   Notes payable (LINC and Res-Q)...................................    200,000
                                                                     ----------
                                                                     $1,660,429
                                                                     ==========

   The purchase price was allocated to the assets acquired and liabilities assumed as follows:

   Cash............................................................ $   265,690
   Accounts receivable.............................................     874,855
   Other current assets............................................     145,719
   Property and equipment..........................................     440,283
   Goodwill........................................................     492,964
   Workforce-in-place..............................................     142,274
   Acquired technology.............................................   1,177,826
   Liabilities.....................................................    (761,456)
   Customer deposits and deferred maintenance......................  (1,117,726)
                                                                    -----------
                                                                    $ 1,660,429
                                                                    ===========

   In conjunction with the Intedata acquisition, we entered into two employment agreements with the former founders of Intedata. As there were no assets to be acquired or liabilities to be assumed in the Intedata acquisition, the full purchase price has been allocated to those agreements as workforce-in-place and is being amortized over the lesser of the employment tenure of the employee or the agreement term of three years from the acquisition date.

   We acquired certain software technology in the LINC and Res-Q acquisitions. These amounts were fully amortized as of December 31, 1999.

   Goodwill, which arose from the FPI, CPCS and Healthcheck acquisitions, represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, and is amortized using the straight-line method over its estimated life of seven years for CPCS and Healthcheck. Goodwill recorded in conjunction with the acquisition of FPI has been fully amortized as of December 31, 1999.

   The above purchase price includes $56,663 of contingent payments to CPCS for the issuance of 21,154 shares of our common stock valued at $2.68 per share which was the value of our common stock on the date the contingency was resolved. This amount has been allocated to goodwill and is being amortized using the straight-line method over five years, which is the remaining estimated life of the goodwill.

   Effective March 1998, the operations of CPCS were combined with Healthcheck. Effective December 31, 1996, the operations of FPI and RiteLine were combined with our Corporate Headquarters.

   We issued $200,000 of notes to the former shareholders of LINC and Res-Q in conjunction with the LINC and Res-Q acquisitions. The notes are due on June 30, 2000, or the date of the funding of an initial public offering or the next round of financing in excess of $7 million dollars, and bear interest at 10% per year.

                            Velocity.com, Inc.

   (b) Acquisition of PSI-Med Corporation

   On September 20, 1999, we completed our acquisition of all of the outstanding stock of PSI-Med Corporation (PSI-Med) in exchange for 9,322 shares of our Series A-II preferred stock. PSI-Med Corporation sells and services practice management software and is engaged as a full service provider of medical insurance billing and accounts receivable collection services. The Series A-II preferred stock has been valued at $1,282,707. We accounted for the acquisition under the purchase method of accounting and, accordingly, the results of PSI-Med's operations are included in our consolidated financial statements beginning with the effective date of the acquisition which was August 31, 1999.

   The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

   Cash............................................................. $   43,111
   Accounts receivable..............................................    136,006
   Other assets.....................................................     20,397
   Property and equipment...........................................     72,199
   Goodwill.........................................................  2,248,837
   Accounts payable ................................................   (240,512)
   Notes payable ...................................................   (380,724)
   Capital lease obligations .......................................    (39,638)
   Other accrued expenses ..........................................   (362,052)
   Long-term debt ..................................................   (141,707)
   Customer deposits and deferred maintenance.......................    (73,210)
                                                                     ----------
                                                                     $1,282,707
                                                                     ==========

   Goodwill represents the excess of the purchase price over the fair value of the assets acquired and liabilities assumed, and is amortized using the straight-line method over its estimated useful life of seven years.

   The following table shows unaudited pro forma results of operations assuming the acquisition of PSI-Med had been consummated at the beginning of 1998. The unaudited pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place as of the beginning of the periods presented, nor is it necessarily indicative of results that may occur in the future:

                                                     Years Ended December 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
                                                           (unaudited)
   Pro forma basis:
     Total net revenues............................. $ 6,834,242  $  6,327,070
     Net loss....................................... $(6,731,045) $ (6,516,812)
     Net loss per share: Basic and diluted.......... $     (2.21) $      (2.12)
     Weighted average shares outstanding:
       Basic and diluted............................   3,050,779     3,077,115

                            Velocity.com, Inc.

(3) Property and Equipment

   Property and equipment consists of the following:

                                                             December 31,
                                                         ----------------------
                                                           1998        1999
                                                         ---------  -----------
   Computers and related equipment...................... $ 752,400  $ 1,285,807
   Furniture and fixtures...............................   201,076      310,174
   Leasehold improvements...............................    10,060       36,736
                                                         ---------  -----------
                                                           963,536    1,632,717
   Less accumulated depreciation and amortization.......  (615,402)  (1,223,867)
                                                         ---------  -----------
                                                         $ 348,134  $   408,850
                                                         =========  ===========

   Depreciation and amortization expense on property and equipment was approximately $175,000, $189,000 and $215,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(4) Intangible Assets

   Intangible assets consist of the following:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Goodwill........................................... $   492,964  $ 2,741,801
   Acquired technology................................   1,177,826    1,177,826
   Workforce-in-place.................................     142,274      142,274
                                                       -----------  -----------
                                                         1,813,064    4,061,901
   Less accumulated amortization......................    (928,094)  (1,610,658)
                                                       -----------  -----------
                                                       $   884,970  $ 2,451,243
                                                       ===========  ===========

(5) Other Current Liabilities

  The following items are included in other current liabilities:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   Accounts payable, non-trade............................... $ 15,000 $     --
   Bank overdraft............................................   62,025       --
   Other accrued expenses....................................  147,670  650,281
                                                              -------- --------
                                                              $224,695 $650,281
                                                              ======== ========

(6) Notes Payable to Employees and Stockholders

   The notes payable to employees and stockholders consist of notes with interest rates generally ranging from 9% to 12%. Certain of the notes to stockholders provided for the lender to receive options for shares of the Company's common stock at a rate of 10% times the principal loaned divided by $3.57, which was the fair market value of our common stock when the notes were issued. Options to purchase 5,824 shares of the Company's common stock were granted in conjunction with this provision. A portion of the proceeds of the

                            Velocity.com, Inc.

notes was allocated to the value of the options based on the Black-Scholes option pricing model and was amortized into the statement of operations during the year ended December 31, 1998 (note 9). All of these notes payable to stockholders were repaid during the year ended December 31, 1999.

   We acquired certain notes payable to stockholders from our PSI-Med acquisition in September 1999. The interest rates range from 10%-12% on those notes. One note is due on February 1, 2002, a second note is due on June 1, 2000 and the remaining notes are due on demand.

(7) Commitments, Contingencies and Borrowings

 Leases

   We lease office facilities and equipment under noncancelable operating and capital leases. The leases provide for us to pay property taxes, insurance and other operating costs of the leased property and generally contain renewal provisions.

   Future minimum lease payments under all noncancelable capital and operating leases as of December 31, 1999 are as follows:

                                                           Capital   Operating
                                                            leases     leases
                                                           --------  ----------
   Year ending December 31:
    2000.................................................. $ 51,393  $  418,770
    2001..................................................   31,518     265,216
    2002..................................................    4,550     197,896
    2003..................................................      --      151,527
    2004 and thereafter...................................      --       53,109
                                                           --------  ----------
   Total minimum payments.................................   87,461  $1,086,518
                                                                     ==========
   Less amount representing interest......................  (13,152)
                                                           --------
   Present value of capital lease obligations.............   74,309
   Less current portion...................................  (40,459)
                                                           --------
   Lease obligations, long term........................... $ 33,850
                                                           ========

   Equipment recorded under capital leases is included in property and equipment as follows:

                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------  ---------
   Computers and related equipment......................... $ 62,968  $131,403
   Accumulated depreciation................................  (31,540)  (89,522)
                                                            --------  ---------
                                                            $ 31,428  $ 41,881
                                                            ========  =========

   Rent expense for operating leases totaled approximately $248,000, $428,000, and $424,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Lines of Credit

   We have a $200,000 revolving line of credit with Wells Fargo Bank, which bears interest at a rate of 1.0% above the prime rate. The weighted average interest rate was approximately 9.50%, 8.75% and 8.81% for the

                            Velocity.com, Inc.

years ended December 31, 1997, 1998 and 1999, respectively. We are required to make regular monthly payments of accrued interest. The line of credit is collateralized by all accounts receivable, inventory and furniture and equipment of Res-Q. In addition, an officer of Res-Q has provided a guaranty in connection with this line of credit. We agreed to indemnify the officer for a maximum amount of $200,000 (the amount of the officer's guaranty plus accrued interest) for any deficiency that may be suffered after making a claim for reimbursement from the principal borrower.

   On July 8, 1999 we entered into a $25,000 line of credit with Foothills Bank which bears interest at a rate of 2.25% above the prime rate. The weighted average interest rate was approximately 10.5% for the year ended December 31, 1999. We make monthly payments of accrued interest. The line of credit matures on January 8, 2000 and is secured by accounts receivable of Healthcheck.

   The balance outstanding under lines of credit was $92,790, $163,897 and $76,329 at December 31, 1997, 1998 and 1999, respectively.

 Notes Payable

   We acquired a note payable to a bank from our PSI-Med acquisition that is secured by PSI-Med's assets and a personal guarantee by an officer of PSI-Med. The note bears interest at a rate of prime plus 6.25% (14.75% at December 31, 1999). Principal and interest are due monthly and the note matures on June 15, 2000. The balance due on the note was $26,133 at December 31, 1999.

   We have an unsecured non-interest bearing note payable to the prior owners of a company acquired by PSI-Med. Principal is payable monthly based on a percentage of gross billings collected related to the acquired customer base. The note is due January 15, 2001.

   On November 29, 1999, we entered into an agreement with an individual under which we received $1,000,000 in exchange for a promissory note. The note is due and payable upon the earlier of a) January 1, 2001, or b) upon the initial public offering of our common stock or our next round of financing in excess of $7,000,000. The note bears interest at 10% per annum. Interest payments are due monthly. In addition, the holder of the note received a warrant to purchase 125,000 shares of our common stock, at an exercise price of $8.00 per share. The warrant is exercisable upon the earlier of (i) the 26th day following an initial public offering, or (ii) November 29, 2000. The warrant expires on November 29, 2002. $322,298 of the proceeds from the note were allocated to the value of the warrants based on the Black-Scholes option pricing model which valued the warrant at $2.58 per share. This discount is being amortized into the statement of operations over the term of the note as interest expense. The unamortized discount was approximately $297,000 at December 31, 1999.

                            Velocity.com, Inc.

(8) Capital Stock

   We are authorized to issue 7,840,000 shares of preferred stock. The preferred shares are automatically convertible into common shares upon an initial public offering of our common stock. A summary of preferred stock and the amounts received follows:

                                                               December 31,
                                                          ----------------------
                                                             1998       1999
                                                          ---------- -----------
   Series A, 840,000 shares designated, $.01 par value
    per share, 794,230 and 735,456 shares issued and
    outstanding in 1998 and 1999, respectively,
    liquidation preference of $1,418,270 in 1998 and
    $1,309,112 in 1999..................................  $1,418,270 $ 1,309,112
   Series A-I, 840,000 shares designated, $.01 par value
    per share, none issued and outstanding..............         --          --
   Series A-II, 64,400 shares designated, $.01 par value
    per share, 34,400 and 43,722 shares issued and
    outstanding in 1998 and 1999, respectively..........   1,140,874   2,423,581
   Series A-III, 3,032 shares designated, $.01 par value
    per share, 3,032 shares issued and outstanding in
    1998 and 1999.......................................      24,372      24,372
   Series B, 700,000 shares designated, $.01 par value
    per share, 673,357 and 666,886 shares issued and
    outstanding in 1998 and 1999, respectively,
    liquidation preference of $2,710,634 in 1998 and
    $2,681,088 in 1999..................................   2,710,634   2,681,088
   Series B-I, 700,000 shares designated, $.01 par value
    per share, none issued and outstanding..............         --          --
   Series C, 2,240,000 shares designated, $.01 par value
    per share, 555,408 and 2,239,952 shares issued and
    outstanding in 1998 and 1999, respectively,
    liquidation preference of $2,727,494 and $11,000,000
    in 1998 and 1999, respectively, cash transaction
    costs of $65,066 in 1999............................   2,727,494  10,934,934
   Series C-I, 2,240,000 shares designated, $.01 par
    value per share, none issued and outstanding........         --          --
                                                          ---------- -----------
                                                          $8,021,644 $17,373,087
                                                          ========== ===========

   The Series A-II and Series A-III preferred shares have been issued in conjunction with our acquisitions as discussed in note 2. Series A shares were issued at $1.78 per share, Series B shares were issued at $4.03 per share, and Series C shares were issued at $4.91 per share. In addition to Series C transaction costs paid, we issued 4,911 shares of Series C stock valued at $4.91 and issued options to purchase 22,719 shares of common stock valued at $63,364 (note 9) as Series C finders fees.

   The rights, preferences, and privileges of preferred stockholders are as follows:

  . Series A, B and C stockholders are entitled to cumulative dividends, if declared by the Board of Directors, of $.08 per share per annum, payable in preference to the payment of any dividends on the common stock (other than a common stock dividend). No such dividends have been declared. Series A-II and A-III stockholders are not entitled to receive dividends.

  . Series, A, B and C stockholders have a liquidation preference of an amount equal to the original price of the preferred stock plus any declared but unpaid dividends. Any remaining liquidation proceeds are distributed pro rata to the common, Series A-II and Series A-III stockholders.

  . Each share of Series A, A-II, B and C votes equally with shares of common stock. Series A-III shares have no voting rights.

                            Velocity.com, Inc.

  . Each share of Series A, A-II, A-III, B and C is convertible at any time into common stock at the original issue price, with automatic conversion upon an initial public offering, upon the consolidation or merger of the Company, or upon the sale of substantially all of the assets of the Company. The conversion rate is one for one for Series A, B and C shares and 20 shares of common stock for each share of Series A-II and A-III. The conversion price will be equal to the issue price of the shares.

   Our issuances of Series B preferred stock and Series C preferred stock might be considered public offerings in violation of the federal securities laws. If these issuances were public offerings, some of the holders of these securities might be granted the right to rescind the sale of shares and demand that we return the purchase price of the shares.

   We issued shares of Series B preferred stock and Series C preferred stock to approximately 392 stockholders in financings that we believe were conducted as private placements under Section 4(2) of the Securities Act of 1933, as amended, and did not require registration under the federal securities laws. In conducting these private placements, we were represented by legal counsel, retained an agent to assist us in the identification of potential investors and received signed representations of accredited investor status from each actual investor. However, it is possible that the holders of these shares may allege that the offering and sale of these shares was not a valid private placement under Section 4(2) and was not made in accordance with Section 5 of the Securities Act of 1933, as amended. Generally, the statute of limitations for this type of claim is one year after the date of the alleged violation and, if successful, would entitle the owners to rescind the issuance of the shares to them and demand a return to them of the purchase price of those shares. As of March 1, 2000, if we did violate Section 5 of the Securities Act of 1933, as amended, this claim could be made for approximately 1,400 shares of the Series B preferred stock and approximately 1,511,384 shares of Series C preferred stock held by approximately 197 stockholders, representing a total potential claim of approximately $7,426,500. Assuming the statute of limitations for this type of claim is one year after the alleged violation date, the total potential liability for such claims would be reduced to approximately $6,949,576 at the end of March, $5,562,391 at the end of April, $4,099,506 at the end of May, $2,787,244 at the end of June, $1,041,626 at the end of July and $5,625 at the end of August.

   We are not aware of any pending claims of rescission against us. We intend to vigorously defend any rescission or other claim by the holders of the Series B and Series C preferred stock. Nevertheless, it is possible that a claim could be made by one or more of the holders, and if a court were to hold that the private placement exemption is not available for the sale of the preferred stock, we could be forced to rescind the sales of the preferred stock, requiring significant monetary payments to the claiming owners. These claims, if successful, could significantly exceed our cash reserves and require us to borrow funds and would materially and adversely affect our results of operations and financial condition.


(9) Stock Option Plans

   We have been authorized to issue options to purchase up to 560,000 and 827,967 shares of our common stock in connection with our 1996 and 1997 stock option plans (the Plans) to employees, directors, and consultants. The number of shares of common stock available for issuance under the 1997 stock option plan automatically increases on the first business day of each calendar year during the term of the 1997 stock option plan, beginning with the 1999 calendar year, by an amount equal to two percent (2%) of the shares of common stock outstanding on the last business day of the immediately preceding calendar year. The Plans provide for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

   Under the Plans, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of the grant for employees owning less than 10% of the voting power of all classes of stock,

                            Velocity.com, Inc.

and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonqualified stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning less than 10% of the voting power of all classes of stock.

   Options granted under the Plans generally expire in 10 years. However, the term of the options may be limited to 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Board of Directors and generally provide for shares to vest at a rate of 1/3 of the shares at the end of each subsequent anniversary of the initial vesting date, subject to continued service as an employee.

   As of December 31, 1999, options to purchase 459,376 and 551,811 shares of our common stock were outstanding under the 1996 and 1997 stock option plans, respectively. As of December 31, 1999, 268,737 shares were available for grant under the 1997 stock option plan. With the creation of the 1997 stock option plan, no further issuance of options under the 1996 stock option plan are allowed.

 Stock-Based Compensation

   We continue to apply APB Opinion No. 25 in accounting for our employee stock-based compensation plans and use the intrinsic-value method in accounting for options granted to employees. Accordingly, compensation cost has only been recognized in the accompanying consolidated statements of operations for any stock options granted to employees where the exercise price of the option was less than the fair value of the underlying common stock as of the grant date. Had we determined compensation cost based on the fair value at the grant date for stock options under SFAS No. 123 for our stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows:

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
                                                     (in thousands, except
                                                       per share amounts)
Net loss:
  As reported...................................... $(4,800) $(6,006) $ (6,163)
  Pro forma........................................  (4,837)  (6,116)   (6,365)
Basic and diluted net loss per share:
  As reported...................................... $ (1.58) $ (1.97) $  (2.00)
  Pro forma........................................   (1.59)   (2.00)    (2.07)

   These pro forma results assume that we began recording compensation expense for option grants to employees subsequent to January 1, 1995 and may not be indicative of pro forma results to be expected in future periods. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                          Years Ended December
                                                                   31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
Expected volatility.....................................   40%     40%     40%
Average life............................................ 5 years 5 years 5 years
Risk-free interest rate.................................  6.89%   5.64%   6.24%
Dividends...............................................   --      --      --

   Compensation cost recognized in the accompanying consolidated statements of operations for stock options granted to employees at less than the fair market value of the underlying common stock was approximately $56,000 for the year ended December 31, 1999.

                            Velocity.com, Inc.

   The value of each option granted to non-employees was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                  Years ended
                                                                 December 31,
                                                                 1998 and 1999
                                                               -----------------
Expected volatility...........................................   40%      40%
Average life.................................................. 10 years 10 years
Risk-free interest rate.......................................   5.32%    5.94%
Dividends.....................................................   --       --

   The weighted-average fair value of options granted to non-employees was $1.88 and $5.52 for the years ended December 31, 1998 and 1999, respectively. No options were granted to non-employees during the year ended 1997.

   We granted options to purchase 9,594 and 24,048 shares of common stock to non-employees for the years ended December 31, 1998 and 1999, respectively, in exchange for contract accounting and consulting services that had been previously rendered. Compensation cost recognized in the accompanying consolidated statements of operations related to these option grants was $16,597 and $67,384 for the years ended December 31, 1998 and 1999, respectively.

   We granted options to purchase 5,824 shares of common stock to stockholders for the twelve months ended December 31, 1998 in accordance with the terms of note agreements with those stockholders. Compensation cost recognized in the accompanying consolidated statements of operations related to these option grants was $12,404 for the twelve months ended December 31, 1998.

   We granted options to purchase 22,719 shares of common stock to non-employees as finders fees for our Series C financing for the year ended December 31, 1999. The value of these options of $63,364 has been credited against additional paid-in capital as a cost of the financing. In addition, we granted options to purchase 112,000 shares of common stock to Superior Consultant Holdings Corporation (Superior) in conjunction with our strategic relationship with Superior in September 1999 (note 12).

   A summary of the activity within our stock option plans is as follows:

                                         Years Ended December 31,
                          ----------------------------------------------------------
                                1997               1998                1999
                          ------------------ ------------------ --------------------
                                   Weighted-          Weighted-            Weighted-
                                    average            average              average
                                   exercise           exercise             exercise
                          Shares     price   Shares     price    Shares      price
                          -------  --------- -------  --------- ---------  ---------
Outstanding at beginning
 of period..............  330,583    $0.27   482,120    $0.75     696,506   $ 1.39
Granted.................  160,303     1.79   222,982     2.79     368,917     6.07
Exercised...............      --       --        --       --      (27,086)    1.87
Canceled................   (8,766)    1.23    (8,596)    2.21     (27,151)    3.27
                          -------    -----   -------    -----   ---------   ------
Outstanding at end of
 period.................  482,120    $0.75   696,506    $1.39   1,011,186   $ 3.03
                          =======    =====   =======    =====   =========   ======
Options exercisable at
 end of period..........  131,377    $0.43   302,100    $0.82     672,487   $ 3.01
                          =======    =====   =======    =====   =========   ======
Weighted-average fair
 value of options
 granted at fair value
 during the period......             $0.82              $1.21               $ 3.84
                                     =====              =====               ======
Weighted-average fair
 value of options
 granted below fair
 value during the
 period.................             $ --               $ --                $ 1.69
                                     =====              =====               ======

                            Velocity.com, Inc.

   The following table summarizes information about stock options outstanding as of December 31, 1999:

                                                              Options
                    Options Outstanding                     Exercisable
     ---------------------------------------------------------------------
                              Weighted-                          Weighted-
                               average  Weighted-average          average
                              exercise     remaining             exercise
     Option price    Shares     price   contractual life Shares    price
     ------------   --------- --------- ---------------- ------- ---------
     $       0.18     291,200  $ 0.18         6.3        282,800  $ 0.18
             0.89      24,115    0.89         6.9         24,113    0.89
             1.79     144,063    1.79         7.2         94,032    1.79
             2.68     167,608    2.68         8.0         45,151    2.68
             3.57     150,959    3.57         9.0         54,748    3.57
             4.46     119,561    4.46         9.4         59,643    4.46
            10.71     113,680   10.71         9.8        112,000   10.71
     ------------   ---------  ------         ---        -------  ------
     $ 0.18-10.71   1,011,186  $ 3.03         8.8        672,487  $ 3.01
                    =========  ======         ===        =======  ======

(10) Employee Retirement and Savings Plan

   We sponsor an employee savings plan (the Plan) pursuant to Section 401(k) of the Internal Revenue Code. All employees who work at least 20 hours per week with one month of service may defer a portion of their salary. The Plan allows us to make discretionary contributions. However, we have not made any discretionary contributions for the periods presented.

(11) Internet Hosting Agreements

   In fiscal year 1999, we have entered into several agreements with Conxion Corporation under which it will supply us with application hosting services and Internet infrastructure for our ASP software applications. These agreements typically have terms of one year. Conxion has agreed to enter into extensions of these agreements and to enter into supplemental service agreements, as required by us on terms not less favorable to us as they offer to any of their customers. In addition, they have agreed not to terminate or suspend the services provided under these agreements in the event of a bona fide dispute so long as undisputed payments are not withheld. In connection with these agreements, Conxion invested $550,000 in exchange for 112,000 shares of our Series C preferred stock.

(12) Superior Consultant Holdings Corporation

   In September 1999, we entered into a Distribution and Services Agreement, as amended, with Superior under which Superior agreed to market our product as a preferred ASP application for healthcare organizations. We agreed to market Superior's healthcare consulting services and business integration services. In conjunction with this agreement we granted a fully vested, nonforfeitable, non-statutory stock option grant exercisable for 112,000 shares of our common stock at an exercise price of $10.71 per share. The option was valued at $3.49 per share using the Black-Scholes option pricing model and $391,400 was initially recorded as prepaid distribution services. This amount is being amortized over the term of the agreement. The initial term of the agreement runs through August 31, 2002 and may be renewed by Superior for up to two additional two-year terms.

                            Velocity.com, Inc.

(13) Income Taxes

   The provision for income taxes consists of the following components:

                                                            Years Ended December
                                                                    31,
                                                            --------------------
                                                             1997   1998   1999
                                                            ------ ------ ------
   Current portion:
     Federal............................................... $  --  $  --  $  --
     State.................................................  6,400  4,000  4,800
   Deferred portion........................................    --     --     --
                                                            ------ ------ ------
                                                            $6,400 $4,000 $4,800
                                                            ====== ====== ======

   A reconciliation from the federal tax assuming the statutory rate to the total provision for the income taxes is as follows:

                                              Years Ended December 31,
                                         -------------------------------------
                                            1997         1998         1999
                                         -----------  -----------  -----------
   Tax at statutory rate...............  $(1,629,828) $(2,040,578) $(2,093,796)
   State income taxes, net of federal
    taxes..............................        4,224        2,640        3,168
   Permanent differences, including
    goodwill...........................       35,449       59,310      124,283
   Net operating losses not benefited..    1,596,555    1,982,628    1,971,145
                                         -----------  -----------  -----------
                                         $     6,400  $     4,000  $     4,800
                                         ===========  ===========  ===========

   The components of our net deferred tax asset are as follows:

                                                           December 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
Deferred tax liabilities:
  Property and equipment............................. $    26,617  $    31,912
  Intangibles........................................      48,982          --
  State taxes........................................     253,107      373,850
                                                      -----------  -----------
    Total deferred tax liabilities...................     328,706      405,762
                                                      -----------  -----------
Deferred tax assets:
  Various accruals and reserves not deductible for
   tax purposes......................................     790,659    1,002,012
  Intangibles........................................         --        71,801
  Net operating loss carryforwards...................   4,696,158    7,202,618
  Tax credit carryforwards...........................      16,073       32,146
                                                      -----------  -----------
    Total deferred tax assets........................   5,502,890    8,308,577
                                                      -----------  -----------
  Net deferred tax assets............................   5,174,184    7,902,815
  Valuation allowance................................  (5,174,184)  (7,902,815)
                                                      -----------  -----------
    Net deferred tax assets after valuation
     allowance....................................... $       --   $       --
                                                      ===========  ===========

   The net changes in the valuation allowance for the years ended December 31, 1997, 1998 and 1999 were increases of $1,950,719, $2,205,070 and $2,728,631, respectively. We believe sufficient uncertainty exists regarding our ability to realize our deferred tax assets and, accordingly, a valuation allowance has been established against the net deferred tax assets.

                            Velocity.com, Inc.

   As of December 31, 1999, we had approximately $18,568,400 and $10,060,657 of net operating loss carryforwards for federal and state purposes, respectively. The federal net operating loss carryforwards expire between 2010 and 2019 and the state net operating loss carryforwards expire primarily in 2003. The difference between the federal and state net operating loss carryforwards is due primarily to a 50% limitation on net operating loss carryforwards for California income tax purposes.

   Federal and state laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change," as defined in Section 382 of the Internal Revenue Code. We have not yet determined whether an ownership change occurred due to significant stock transactions in each of the reported years. If an ownership change has occurred, utilization of the net operating loss carryforwards could be significantly reduced. Additionally, the utilization of the net operating loss carryforwards of approximately $2.4 million acquired in the acquisition of Healthcheck and PSI-Med is limited to the taxable income generated by the operations of the two entities.

(14) Segment Information

   We have adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas and major customers.

   Our chief operating decision maker is considered to be the Company's President. The President reviews discrete financial information regarding profitability of our six segments: Corporate Headquarters, Healthcheck, Velocity Healthcare, PSI-Med, LINC, and Res-Q. The corporate headquarters manages the corporate business, provides a minimal amount of services to customers, oversees all of the segments and performs research and development for our organic product. Healthcheck specializes in a service that researches the history and credentials of healthcare professionals. LINC offers software used by hospitals to monitor costs of patient care and offers expert testimony services related to management of medical cases. Velocity Healthcare provides services that survey and track the effectiveness of medical procedures as well as services related to development of customized software and patient satisfaction surveys. Res-Q offers scheduling software to hospitals. We do substantially all of our business in the United States. PSI-Med Corporation sells and services practice management software and is engaged as a full service provider of medical insurance billing and accounts receivable collection services.

                            Velocity.com, Inc.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies in note 1 to these consolidated financial statements. Information about our segments as of and for the years ended December 31, 1997, 1998, and 1999 is as follows:

                          Corporate     Velocity
                         Headquarters  Healthcare  Healthcheck  PSI-Med     Res-Q       LINC     Consolidated
                         ------------  ----------  -----------  --------  ----------  ---------  ------------
1997
Revenue from external
 customers:
  License............... $       --    $   15,693  $      --    $    --   $  347,166  $  61,481  $   424,340
  Product development...         --     1,375,000         --         --          --         --     1,375,000
  Service...............         --       353,518     171,721        --      497,597    149,309    1,172,145
Depreciation and
 amortization...........     133,161       60,159      40,326        --      135,797    153,063      522,506
Interest expense........      18,605          --        1,147        --          --         --        19,752
Income tax expense......       6,400          --          --         --          --         --         6,400
Net loss................  (4,037,950)     289,569    (308,826)       --     (284,200)  (458,605)  (4,800,012)
Total assets............     673,289      354,953     649,612        --      736,730    489,757    2,904,341
1998
Revenue from external
 customers:
  License............... $       --    $   25,460  $      --    $    --   $  421,395  $ 123,839  $   570,694
  Product development...         --       564,560         --         --          --         --       564,560
  Service...............      73,000      637,067   1,022,937        --    1,024,324    731,069    3,488,397
Depreciation and
 amortization...........     219,489       65,453      17,155        --      216,176    234,638      752,911
Interest expense........      90,344          --          --         --        2,611        --        92,955
Income tax expense......       4,000          --          --         --          --         --         4,000
Net loss................  (4,674,652)    (443,703)   (113,242)       --     (372,191)  (401,913)  (6,005,701)
Total assets............     380,061      450,414     558,704        --      465,208    360,661    2,215,048
1999
Revenue from external
 customers:
  Licenses.............. $     3,687   $   39,648  $      --    $  7,000  $  757,239  $ 155,725  $   963,299
  Product development...         --       336,519         --         --          --         --       336,519
  Services..............      43,500      780,436   1,376,665    605,320     942,435    666,576    4,414,932
Depreciation and
 amortization...........     340,180       70,906      28,387     12,775     233,135    237,232      922,615
Interest expense........    (130,600)         --      (10,113)       --          --         --      (140,713)
Income tax expense......       4,800          --          --         --          --         --         4,800
Net (loss)..............  (5,338,041)    (322,931)     92,195    (32,527)   (274,137)  (287,582)  (6,163,023)
Total assets............   5,232,234      156,005     222,057    339,734     538,979     74,445    6,563,454

   The information for Healthcheck reflects the combined operations of Healthcheck and CPCS in 1997 and 1998 as those operations were combined in early 1998. CPCS was also in the business of providing credentialing services.

(15) Board Resolutions




   On November 23, 1999, our Board of Directors approved, subject to stockholder approval, and effective upon the closing of our proposed IPO, the following resolutions:

  . An amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to 100,000,000.

  . An amendment to the Articles of Incorporation to create a new class of preferred stock, consisting of 5,000,000 shares, and to grant the Board of Directors the authority to issue the preferred stock in such series and with such rights, preferences and privileges as the Board shall determine without further stockholder approval.

                            Velocity.com, Inc.

 1999 Equity Incentive Plan

   On November 23, 1999, our board of directors adopted, subject to stockholder approval, the 1999 Equity Incentive Plan (the 1999 Plan). A total of 2,800,000 shares of common stock of the Company have been reserved for issuance under the 1999 Plan. The initial share reserve will also include those shares which remain available under the 1996 and 1997 Stock Option Plans upon closing of this offering. The share reserve will be increased annually on the date of the Company's annual meeting by the lesser of either (1) the sum of (A) 2% of the outstanding shares on the date of the annual meeting; plus (B) the number of shares subject to an option under either the 1996 Plan or the 1997 Plan which expires unexercised; or (2) 5% of the shares of the Company's total outstanding shares on the date the 1999 Plan was adopted. When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock awards shall again become available for issuance under the 1999 Plan.

   The 1999 Plan permits the grants of options to directors, officers, employees and consultants. In addition, the 1999 Plan permits the grant of stock bonuses and rights to purchase restricted stock. The maximum term of options granted under the 1999 Plan is 10 years. In the case of a 10% stockholder, the term of an ISO must not exceed five years from the date of grant.

   In general, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant; provided, however, that for a person who at the time of grant owns 10% of the total voting power of the Company, the exercise price shall be at least 110% of the fair market value on the date of grant. The exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

   Upon the completion of this offering, subject to certain exceptions, each non-employee director will automatically be granted an option to purchase 10,000 shares of common stock. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the board of directors. On each annual meeting of each year, commencing in calendar year 2001, any person who is then a non-employee director will automatically be granted an option to purchase 2,500 shares of common stock. Initial grants and annual grants vest and become immediately exercisable upon grant.

   No awards have been issued under the 1999 Plan.

Employee Stock Purchase Plan

   On November 23, 1999, our board of directors adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan (the Purchase Plan). A total of 300,000 shares of common stock has been authorized for issuance under the Purchase Plan. The share reserve will increase automatically every year, starting on January 1, 2001, by 150,000 shares. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the Purchase Plan, eligible employees will be able to purchase common stock at a discount price in periodic offerings. The Purchase Plan will commence on the effective date of this initial public offering.

   Unless otherwise determined by the board of directors, all employees are eligible to participate in the Purchase Plan so long as they are employed by us for at least 20 hours per week and are customarily employed by us for at least five months per calendar year.

   Under the Purchase Plan, employees who participate in an offering may have up to 15% of their earnings for the period of that offering withheld. The amount withheld is used at the end of the offering period to purchase shares of common stock. The price paid for common stock for that offering period will equal the

                             Velocity.com Inc
lower of 85% of the fair market value of the common stock at the commencement date of that offering period or 85% of the fair market value of the common stock on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

(16) Subsequent Events

 Notes Payable

   Subsequent to December 31, 1999, we have issued approximately $1.3 million of promissory notes with detachable warrants. The notes are generally payable within one year or upon closing of an initial public offering and bear interest at a rate of 10% per annum.

                Velocity.com, Inc. and PSI-Med Corporation

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined statements of operations have been prepared to illustrate the effect of our acquisition of PSI-Med Corporation for the years ended December 31, 1998 and 1999. The pro forma condensed combined statements of operations are based on the historical consolidated financial statements of Velocity.com, Inc. and the historical financial statements of PSI-Med Corporation.

   The unaudited pro forma condensed combined statements of operations assume that the acquisition had been consummated as of the first day of the earliest period presented.

                Velocity.com, Inc. and PSI-Med Corporation

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                       YEAR ENDED DECEMBER 31, 1999

                                                     Pro forma      Pro forma
                          Velocity.com   PSI-Med    adjustments     combined
                          ------------  ----------  -----------    -----------
                                           (A)
Revenue:
  License...............  $   963,299   $  299,262   $     --      $ 1,262,561
  Product development...      336,519          --          --          336,519
  Service...............    4,414,932    1,138,783         --        5,553,715
                          -----------   ----------   ---------     -----------
    Total revenue.......    5,714,750    1,438,045         --        7,152,795
                          -----------   ----------   ---------     -----------
Cost of revenue:
  License...............      845,495       44,777         --          890,272
  Product development...       78,373          --          --           78,373
  Service...............    2,879,676      873,232         --        3,752,908
                          -----------   ----------   ---------     -----------
    Total cost of
     revenue............    3,803,544      918,009         --        4,721,553
                          -----------   ----------   ---------     -----------
Gross profit ...........    1,911,206      520,036         --        2,431,242
Operating Expense:
  Sales and marketing...    1,215,300       61,996         --        1,277,296
  Research and
   development..........    2,670,018      226,095         --        2,896,113
  General and
   administrative.......    4,070,054      116,631     321,262 (B)   4,507,947
                          -----------   ----------   ---------     -----------
    Total operating
     expense............    7,955,372      404,722     321,262       8,681,356
                          -----------   ----------   ---------     -----------
Operating (loss)
 income.................   (6,044,166)     115,314    (321,262)     (6,250,114)
Interest expense........     (140,713)      (9,259)        --         (149,972)
Other income (expense)..       26,656      (24,248)        --            2,408
                          -----------   ----------   ---------     -----------
Net (loss) income before
 income taxes...........   (6,158,223)      81,807    (321,262)     (6,397,678)
Provision for income
 taxes..................        4,800          800         --            5,600
                          -----------   ----------   ---------     -----------
Net loss................  $(6,163,023)  $   81,007   $(321,262)    $(6,403,278)
                          ===========   ==========   =========     ===========
Net loss per share:
  Basic and diluted.....  $     (2.00)                             $     (2.08)
                          ===========                              ===========
Weighted average shares
 outstanding:
  Basic and diluted.....    3,077,115                                3,077,115
                          ===========                              ===========

   (A) Reflects the operations of PSI-Med for the eight months ended August 31, 1999 as the operations of PSI-Med are included in our statement of operations from September 1, 1999.

   (B) To reflect the expense due to the amortization of goodwill on a straight-line basis over seven years.

                Velocity.com, Inc. and PSI-Med Corporation

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                                                    Pro forma      Pro forma
                         Velocity.com   PSI-Med    adjustments     combined
                         ------------  ----------  -----------    -----------
Revenue:
  License............... $   570,694   $  516,559   $     --      $ 1,087,253
  Product development...     564,560          --          --          564,560
  Service...............   3,488,397    1,694,032         --        5,182,429
                         -----------   ----------   ---------     -----------
    Total revenue.......   4,623,651    2,210,591         --        6,834,242
                         -----------   ----------   ---------     -----------
Cost of revenue:
  License...............     756,156          --          --          756,156
  Product development...     208,533          --          --          208,533
  Service...............   2,314,026    1,535,514         --        3,849,540
                         -----------   ----------   ---------     -----------
    Total cost of
     revenue............   3,278,715    1,535,514         --        4,814,229
                         -----------   ----------   ---------     -----------
Gross profit............   1,344,936      675,077         --        2,020,013
                         -----------   ----------   ---------     -----------
Operating expense:
  Sales and marketing...   1,643,868      168,135         --        1,812,003
  Research and
   development..........   1,832,783      237,105         --        2,069,888
  General and
   administrative.......   3,768,388      587,077     321,262 (C)   4,676,727
                         -----------   ----------   ---------     -----------
    Total operating
     expense............   7,245,039      992,317     321,262       8,558,618
                         -----------   ----------   ---------     -----------
Operating loss..........  (5,900,103)    (317,240)   (321,262)     (6,538,605)
Interest expense........     (92,955)         --          --          (92,955)
Other expense...........      (8,643)     (86,042)        --          (94,685)
                         -----------   ----------   ---------     -----------
Loss before income
 taxes..................  (6,001,701)    (403,282)   (321,262)     (6,726,245)
Provision for income
 taxes..................       4,000          800         --            4,800
                         -----------   ----------   ---------     -----------
Net loss................ $(6,005,701)  $ (404,082)  $(321,262)    $(6,731,045)
                         ===========   ==========   =========     ===========
Net loss per share:
  Basic and diluted..... $     (1.97)                             $     (2.21)
                         ===========                              ===========
Weighted average share
 outstanding:
  Basic and diluted.....   3,050,779                                3,050,779
                         ===========                              ===========

   (C) To reflect the amortization expense due to the amortization of goodwill on a straight-line basis over seven years.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
PSI-Med Corporation:

   We have audited the accompanying balance sheets of PSI-Med Corporation as of May 31, 1998 and 1999 and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PSI-Med Corporation as of May 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 1999, in conformity with generally accepted accounting principles.

   As discussed in Note 10 to the financial statements, Velocity.com, Inc. acquired PSI-Med Corporation on September 20, 1999. As such, the PSI-Med Corporation financial statements as of May 31, 1998 and 1999 and for each of the years in the three-year period ended May 31, 1999 do not include any adjustments relating to the realization and classification of assets and liabilities that might be necessary to reflect the actions or future intentions of Velocity.com, Inc.

                                          KPMG LLP

Orange County, California

August 4, 1999, except
 as to note 9, which is as of
 September 20, 1999

                              PSI-Med Corporation

                                 BALANCE SHEETS
                             May 31, 1998 and 1999

                                                         1998         1999
                                                      -----------  -----------
                       ASSETS

Current assets:
 Cash and cash equivalents........................... $    17,158  $    38,850
 Accounts receivable, net of allowances for doubtful
  accounts of $182,518 and $56,607 for 1998 and 1999,
  respectively.......................................     112,417      126,720
 Prepaid expenses....................................       2,145       10,801
                                                      -----------  -----------
    Total current assets.............................     131,720      176,371
Furniture, fixtures and equipment, net...............     102,902       85,214
Goodwill, net of accumulated amortization of $12,413
 as of May 31, 1999..................................         --        53,713
Other assets.........................................      11,588        9,738
                                                      -----------  -----------
                                                      $   246,210  $   325,036
                                                      ===========  ===========

        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
 Accounts payable.................................... $   491,142  $   395,762
 Accrued liabilities.................................     141,851      140,680
 Advances from affiliate.............................       8,000       22,000
 Current portion of notes payable to related
  parties............................................     353,057      576,673
 Notes payable.......................................      67,639       46,459
 Deferred compensation payable to related parties....     300,000      300,000
 Unearned revenue....................................      68,487       66,807
 Sales taxes payable.................................     133,926      130,988
 Current portion of capital lease obligations........      15,673       17,021
                                                      -----------  -----------
    Total current liabilities........................   1,579,775    1,696,390
Capital lease obligations, excluding current
 portion.............................................      44,110       28,880
Notes payable to related parties, less current
 maturities..........................................     299,329      123,408
                                                      -----------  -----------
    Total liabilities................................   1,923,214    1,848,678
                                                      -----------  -----------
Commitments and subsequent events
Stockholders' deficit:
 Common stock, no par value, 200,000 shares
  authorized; 84,693 shares issued and outstanding as
  of May 31, 1998 and 1999...........................     367,204      367,204
 Additional paid-in capital..........................         --        90,000
 Accumulated deficit.................................  (2,044,208)  (1,980,846)
                                                      -----------  -----------
    Total stockholders' deficit......................  (1,677,004)  (1,523,642)
                                                      -----------  -----------
                                                      $   246,210  $   325,036
                                                      ===========  ===========

                See accompanying notes to financial statements.

                              PSI-Med Corporation

                            STATEMENTS OF OPERATIONS
                    Years Ended May 31, 1997, 1998 and 1999

                                              1997        1998        1999
                                           ----------  ----------  ----------
Revenue:
  Software................................ $  651,119  $  122,199  $  102,500
  Service and support.....................  1,939,766   2,128,828   2,151,167
                                           ----------  ----------  ----------
    Total revenue.........................  2,590,885   2,251,027   2,253,667
                                           ----------  ----------  ----------
Cost of revenue:
  Software................................    162,465     118,812     179,721
  Service and support.....................  1,602,554   1,188,153   1,241,428
                                           ----------  ----------  ----------
    Total cost of revenue.................  1,765,019   1,306,965   1,421,149
                                           ----------  ----------  ----------
Gross profit..............................    825,866     944,062     832,518
Operating expense--selling, general and
 administrative...........................  1,676,594   1,459,107     743,457
                                           ----------  ----------  ----------
Operating income (loss)...................   (850,728)   (515,045)     89,061
Other income (expense), net...............    (61,106)     63,604     (24,899)
                                           ----------  ----------  ----------
Earnings (loss) before income taxes.......   (911,834)   (451,441)     64,162
Income tax expense........................        800         800         800
                                           ----------  ----------  ----------
Net earnings (loss)....................... $ (912,634) $ (452,241) $   63,362
                                           ==========  ==========  ==========
Basic net earnings (loss) per share....... $   (11.88) $    (5.34) $     0.75
                                           ==========  ==========  ==========
Weighted average number of shares
 outstanding..............................     76,813      84,693      84,693
                                           ==========  ==========  ==========
Diluted net earnings (loss) per share..... $   (11.88) $    (5.34) $     0.70
                                           ==========  ==========  ==========
Weighted average number of shares
 outstanding..............................     76,813      84,693      90,884
                                           ==========  ==========  ==========


                See accompanying notes to financial statements.

                              PSI-Med Corporation

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                    Years Ended May 31, 1997, 1998 and 1999

                            Common stock   Additional
                           ---------------  paid-in   Accumulated
                           Shares  Amount   capital     deficit       Total
                           ------ -------- ---------- -----------  -----------
Balances at May 31,
 1996....................  54,118 $  5,086  $   --    $  (679,333) $  (674,247)
Issuance of common
 stock...................  30,575  362,118      --            --       362,118
Net loss.................     --       --       --       (912,634)    (912,634)
                           ------ --------  -------   -----------  -----------
Balances at May 31,
 1997....................  84,693  367,204      --     (1,591,967)  (1,224,763)
Net loss.................     --       --       --       (452,241)    (452,241)
                           ------ --------  -------   -----------  -----------
Balances at May 31,
 1998....................  84,693  367,204      --     (2,044,208)  (1,677,004)
Contribution of executive
 compensation ...........     --       --    90,000           --        90,000
Net earnings.............     --       --       --         63,362       63,362
                           ------ --------  -------   -----------  -----------
Balances at May 31,
 1999....................  84,693 $367,204  $90,000   $(1,980,846) $(1,523,642)
                           ====== ========  =======   ===========  ===========


                See accompanying notes to financial statements.

                              PSI-Med Corporation

                            STATEMENTS OF CASH FLOWS
                    Years Ended May 31, 1997, 1998 and 1999

                                                  1997       1998       1999
                                                ---------  ---------  --------
Cash flows from operating activities:
 Net earnings (loss)........................... $(912,634) $(452,241) $ 63,362
 Adjustments to reconcile net earnings (loss)
  to net cash provided by (used in) operating
  activities:
  Depreciation and amortization................    47,871     45,677    59,414
  Contribution of executive compensation.......       --         --     90,000
  Provision for deferred employee
   compensation................................    45,756        --        --
  Changes in operating assets and liabilities:
   Accounts receivable.........................   (23,016)    67,943   (14,303)
   Other assets................................    (7,621)     3,118    (6,806)
   Accounts payable............................   347,015     39,118   (95,380)
   Accrued liabilities.........................   230,655    (88,804)   (1,171)
   Advance from affiliates.....................       --       8,000    14,000
   Unearned revenue............................    58,702      9,785    (1,680)
   Sales taxes payable.........................   168,182   (160,529)   (2,938)
                                                ---------  ---------  --------
    Net cash (used in) provided by operating
     activities................................   (45,090)  (527,933)  104,498
                                                ---------  ---------  --------
Cash flows from investing activities:
 Purchase of furniture, fixtures and
  equipment....................................  (134,483)   (30,371)  (29,313)
 Acquisition of Physicians Management Services,
  Inc..........................................       --         --     (6,000)
                                                ---------  ---------  --------
    Net cash used in investing activities......  (134,483)   (30,371)  (35,313)
                                                ---------  ---------  --------
Cash flows from financing activities:
 Proceeds from issuance of capital stock.......   362,118        --        --
 Increase in borrowings from related parties...   (48,306)   320,264   (12,431)
 Net increase in borrowings....................    60,050    (31,911)  (21,180)
 Principal payments on lease obligations.......    10,077     47,493   (13,882)
                                                ---------  ---------  --------
    Net cash provided by (used in) financing
     activities................................   383,939    335,846   (47,493)
                                                ---------  ---------  --------
    Increase (decrease) in cash and cash
     equivalents...............................   204,366   (222,458)   21,692
                                                ---------  ---------  --------
Cash and cash equivalents at beginning of
 year..........................................    35,250    239,616    17,158
                                                ---------  ---------  --------
Cash and cash equivalents at end of year....... $ 239,616  $  17,158  $ 38,850
                                                =========  =========  ========
Supplemental disclosure of cash flow
 information:
 Cash paid for income taxes.................... $     800  $     800  $    800
 Cash paid for interest........................    29,952     24,286    37,234
                                                =========  =========  ========
Supplemental disclosure of noncash investing
 activities:
 Promissory note issued in exchange for the
  acquisition of Physical Management Services,
  Inc.......................................... $     --   $     --   $ 77,116
                                                =========  =========  ========

                See accompanying notes to financial statements.

                              PSI-Med Corporation

                         NOTES TO FINANCIAL STATEMENTS
                          May 31, 1997, 1998 and 1999

(1) Organization and Summary of Significant Accounting Policies

 Business Description

   We are a California corporation which develops and distributes medical accounting software for medical facilities such as health maintenance organizations, independent physicians associations, medical groups, and medical accounting service bureaus located throughout the United States. The software has been sold as stand alone systems with customers maintaining the HP3000 hardware required to run the software at their site.

   We also maintain our own computer system at our corporate offices in order to service physicians requiring complete accounts receivable management and collection services. Additionally, we offer local clients the use of our medical accounting software through our computer system in a time share mode. These models have been the prevailing methods because of the high cost of communication lines and equipment.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   Cash and cash equivalents include cash on deposit with banks with original maturities of three months or less.

 Furniture, Fixtures and Equipment

   Furniture, fixtures and equipment are stated at cost. Depreciation of furniture, fixtures and equipment is provided using the straight-line method over the estimated useful lives of the assets of three to five years.

 Revenue Recognition

   The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition." Under SOP 97-2, if a software sales arrangement does not require significant modification or customization of the software, revenue from the sale of the software is recognized when evidence of an arrangement exists, the fee is fixed and determinable, the license agreement has been delivered and collection of any resulting receivable is probable.

   As a result of certain issues raised in applying SOP 97-2, in March 1998, the AICPA issued an SOP which delayed for one year the effective date of certain provisions of SOP 97-2 with respect to what constitutes vendor-specific objective evidence of fair value of the delivered software element in certain multiple-element arrangements that include service elements entered into by entities that never sell the software elements separately. In December 1998, the AICPA issued SOP 98-9, which amended certain paragraphs of SOP 97-2 to require recognition of revenue using the residual method under certain circumstances, and is effective for fiscal years beginning after March 15, 1999. We do not expect the adoption of this SOP to have a material impact on our financial statements.

   Revenue from the sales of software is recognized when delivery has occurred, the fee is fixed and determinable and collection of any resulting receivable is probable. Revenue from servicing and support is recognized as the related services are performed.

                              PSI-Med Corporation

 Adoption of Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 130 and SFAS No. 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information," respectively (collectively, the Statements). The Statements are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting of comprehensive income and its components in annual financial statements. SFAS No. 131 establishes standards for reporting financial and descriptive information about an enterprise's operating segments in its annual financial statements and selected segment information in interim financial reports. Reclassification or restatement of comparative financial statements or financial information for earlier periods is required upon adoption of SFAS No. 130 and SFAS No. 131, respectively. For the years ended May 31, 1997, 1998 and 1999, comprehensive income (loss) is equal to our net earnings (loss). The Company operates in one segment and all operations and customers are within the United States. Application of the Statements' requirements did not have a material impact on our financial position or results of operations.

   In 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee ("AcSEC) issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires certain costs incurred in connection with developing or obtaining internal-use software to be capitalized and other costs to be expensed. Application of this SOP's requirements did not have a material impact on our financial position or results of operations.

 Stock-Based Compensation

   We adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and provide pro forma net income
(loss) disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. We have elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

 Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and cash equivalents, accounts receivable, unbilled accounts receivable, other assets, notes payable, notes payable to related parties, advances from affiliate, accounts payable and accrued expenses, approximate fair value because of the short maturity of these instruments. We use market prices, when available, or discounted cash flows to calculate these fair values. The fair value of our notes payable is estimated based on the current rates offered to us for notes payable of the same remaining maturities and approximates its carrying value.

 Year 2000

   We recognize the need to ensure our operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. We are addressing this risk to the availability and integrity of financial systems and products and the reliability of operational systems. We have tested our Integrated Provider Network System and have completed the Year 2000 conversion of this system. We are in the process of assessing the system's

                              PSI-Med Corporation

Year 2000 compliance identifying Year 2000 remaining compliance issues in its other systems, equipment and processes. In addition to a review of internal systems, we have initiated formal communications with third parties with which we do business in order to determine whether or not they are Year 2000 compliant and the extent to which we may be vulnerable to third parties' failure to become Year 2000 compliant. Additionally, we are making changes to such systems, updating or replacing such equipment and modifying such processes to make them Year 2000 compliant. The total cost of compliance and its effect on our future results of operations are not expected to be material. However, due to the complexities of estimating the cost of modifying applications to become Year 2000 compliant and the difficulties in assessing third parties' ability to become Year 2000 compliant, estimates may be subject to change.

   We have not developed a Year 2000 contingency plan and believe that our information systems will be Year 2000 compliant; however, there can be no assurance that all of our systems will be Year 2000 compliant, that the costs to be Year 2000 compliant will not exceed our current expectations, or that the failure of such systems to be Year 2000 compliant will not have a material adverse effect on our business.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets and certain identifiable intangibles (including goodwill) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Capitalized Software Development Costs

   Software development costs incurred after the establishment of technological feasibility are capitalized and later amortized using the greater of the straight-line method or based on the estimated revenue distribution over the remaining estimated economic life of the products. Such policy results in our amortizing our capitalized software development costs over an estimated economic life of three to seven years. Software development costs were fully amortized as of May 31, 1996.

 Goodwill

   Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired company at the date of acquisition. Goodwill is amortized on a straight-line basis over two years. The Company periodically assesses the recoverability of goodwill based on an analysis of the cash flows generated by the underlying assets. In the opinion of management, no impairment of goodwill has occurred as of May 31, 1999.

 Income Taxes

   We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

                              PSI-Med Corporation

 Concentration of Credit Risk

   Financial instruments that potentially subject us to concentrations of credit risk consist principally of accounts receivable. Revenue from one customer accounted for 19% and 13% of total revenues for the year ended May 31, 1998 and 1999, respectively.

 Net Earnings (loss) Per Share

   We compute net earnings (loss) per share based upon SFAS No. 128, "Earnings per Share." The basic net earnings (loss) per share is computed by dividing the net earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Potential common shares relating to stock options have been included in the calculation of diluted net earnings per share in the year ended May 31, 1999. Potential common shares relating to stock options in each of the years ended May 31, 1997 and 1998 are anti-dilutive, thus the diluted net earnings (loss) per share in these years is the same as the basic net earnings (loss) per share.

(2) Acquisition of Physician Management Services, Inc.

   On January 15, 1999, we acquired the fixed assets and customer base of Physician Management Services, Inc. (PMS). The PMS purchase price totaled $83,116, payable in $6,000 in cash and $77,116 evidenced by an unsecured promissory note. The acquisition was accounted for as a purchase. PMS is an accounts receivable management company which performs the total collection process for doctors and medical groups. The primary client's of PMS are the University of California, Irvine (UCI) departments and doctors affiliated with UCI. The purchase price of $83,116 will be reduced if 12% of the collections for 24 months, related to the acquired customer base, are less than $83,116. The goodwill recorded in conjunction with the purchase is being amortized over two years, the life of the purchase contract.

   Select unaudited pro forma financial data for the years ended May 31, 1998 and 1999, assuming the PMS acquisition occurred on June 1, 1997, are presented as follows:

                                                              Unaudited
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Revenue............................................ $ 2,761,306  $ 2,564,768
                                                       ===========  ===========
   Net earnings (loss)................................ $  (392,102) $   159,785
                                                       ===========  ===========
   Stockholders' deficit.............................. $(1,634,516) $(1,474,832)
                                                       ===========  ===========

   These pro forma results of operations and equity have been prepared for comparative purposes only and do not purport to be indicative of the results of operations and equity which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

(3) Furniture, Fixtures and Equipment

   Furniture, fixtures and equipment consist of the following:

                                                             1998       1999
                                                           ---------  ---------
   Furniture and fixtures................................. $  70,004  $  78,320
   Computer equipment.....................................   375,489    393,911
   Office equipment.......................................     1,177      3,752
                                                           ---------  ---------
                                                             446,670    475,983
   Accumulated depreciation...............................  (343,768)  (390,769)
                                                           ---------  ---------
                                                           $ 102,902  $  85,214
                                                           =========  =========

                              PSI-Med Corporation

(4) Commitments

   We lease office space and equipment under noncancelable operating and capital leases with various expiration dates through the year 2002.

   Future minimum lease payments under noncancelable leases are as follows:

                                                           Capital   Operating
                                                            leases    leases
                                                           --------  ---------
   Period ending May 31:
     2000................................................. $ 26,834  $117,877
     2001.................................................   20,460     4,009
     2002.................................................    7,994       --
                                                           --------  --------
       Total minimum lease payments.......................   55,288  $121,886
                                                                     ========
   Less amounts representing interest.....................   (9,387)
                                                           --------
       Present value of minimum lease payments............   45,901
   Less current portion of obligations under capital
    leases................................................  (17,021)
                                                           --------
   Obligations under capital leases, excluding current
    portion............................................... $ 28,880
                                                           ========

   Rent expense for the years ended May 31, 1997, 1998 and 1999 was $169,196, $143,487 and $130,967, respectively.

                              PSI-Med Corporation

(5) Notes Payable

                                                              1998      1999
                                                            --------  --------
   Notes payable to related parties consist of the
      following (see note 10):

    Note payable to stockholder for $25,000; bearing fixed
     interest rate of 12%; principal and interest payable
     at maturity; due on demand...........................  $ 29,166  $ 32,864

    Note payable to affiliate for $14,000; bearing fixed
     interest rate of 12%; principal and interest payable
     at maturity; due on demand...........................    14,317    16,014

    Note payable to affiliate for $32,000; bearing fixed
     interest rate of 12%; principal and interest payable
     at maturity; due on demand...........................    32,483    36,240

    Notes payable to related party for $90,000; bearing
     interest rate of 8% until December 31, 1997 and 12%
     thereafter; principal and interest payable at
     maturity; due on demand..............................   106,155   119,618

    Note payable to related party for $30,000; bearing
     fixed interest rate of 12%; interest payable monthly;
     due on demand........................................    30,000    30,000

    Note payable to majority stockholder for $147,284;
     bearing fixed interest rate of 11%; interest payable
     quarterly; due June 1, 2000..........................    85,629    60,506

    Note payable to related party for $162,996; bearing
     fixed interest rate of 10%; principal and interest
     due monthly; due February 16, 2004...................   159,699   138,725

    Unsecured note payable to PMS for $77,116; bearing no
     interest rate; principal payable monthly calculated
     as 12% of gross billings collected; due January 15,
     2001.................................................       --     66,684
    Note payable to related party for $150,000; bearing no
     interest; due October 11, 1999.......................   150,000   150,000
                                                            --------  --------

    Note payable to stockholder for $15,000; bearing fixed
     interest rate of 10%; interest and principal payable
     at maturity; due on demand...........................    44,937    49,430

   Note payable to a bank secured by the Company's assets
    and a personal guarantee by an officer of the Company;
    bearing interest rate of prime plus 6.25% (14% at May
    31, 1999); principal and interest due monthly; due
    June 15, 2000.........................................    67,639    46,459
                                                            --------  --------
                                                             720,025   746,540
   Less current portion...................................  (420,696) (623,132)
                                                            --------  --------
     Total notes payable, less current maturities.........  $299,329  $123,408
                                                            ========  ========

       Total notes payable to related parties.............   652,386   700,081


   Principal maturities of the notes payable at May 31, 1999 are as follows:

     1999.............................................................. $623,132
     2000..............................................................   56,684
     2001..............................................................   36,000
     2002..............................................................   30,724
                                                                        --------
                                                                        $746,540
                                                                        ========

                              PSI-Med Corporation

(6) Related Party Transactions

 Accounts Payable to Related Parties

   At May 31, 1998 and 1999, we had the following accounts payable to related parties recorded within accounts payable in the accompanying balance sheet:

                                                                 1998    1999
                                                               -------- -------
     Accounts payable to related parties...................... $116,595 $73,129
                                                               ======== =======

 Deferred Compensation Payable to Related Parties

   At May 31, 1998 and 1999, we had the following deferred compensation payable to related parties:

     Deferred compensation payable to related parties........ $300,000 $300,000
                                                              ======== ========

 Executive Compensation

   Since June 7, 1998, Velocity.com, Inc. has committed to fund the salary of PSI-Med's President and majority shareholder. The portion of the President's salary attributable to the Company's business totals $90,000 and has been charged to expense in the accompanying 1999 financial statements and credited to additional paid-in capital.

(7) Income Taxes

   Income tax expense for the years ended May 31, 1997, 1998 and 1999, respectively, consists of the following:

                                                                  1997 1998 1999
                                                                  ---- ---- ----
   Current:
     Federal..................................................... $--  $--  $--
     State and local.............................................  800  800  800
   Deferred:
     Federal.....................................................  --   --   --
     State and local.............................................  --   --   --
                                                                  ---- ---- ----
                                                                  $800 $800 $800
                                                                  ==== ==== ====

                              PSI-Med Corporation

   The following table summarizes the tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liabilities as of May 31, 1998 and 1999, respectively:

                                                            1998       1999
                                                          ---------  ---------
   Deferred tax assets:
     Current assets:
       Accrued liabilities and other deferred tax
        assets..........................................  $ 331,645  $ 283,768
                                                          ---------  ---------
         Total..........................................    331,645    283,768
       Less valuation allowance for current deferred tax
        assets..........................................   (331,645)  (283,768)
                                                          ---------  ---------
         Net current deferred tax assets................        --         --
                                                          ---------  ---------
     Noncurrent assets:
       Net operating loss carryforward..................    402,286    386,458
       Depreciation and amortization....................      7,422     16,722
                                                          ---------  ---------
         Total..........................................    409,708    403,180
     Less valuation allowance for non-current deferred
      tax assets........................................   (409,708)  (403,180)
                                                          ---------  ---------
     Net noncurrent deferred tax assets.................        --         --
                                                          ---------  ---------
     Net deferred tax assets............................  $     --   $     --
                                                          =========  =========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carryforward.

   Realization of the deferred tax assets is dependent on generating future taxable income. For financial reporting purposes, a valuation allowance was recorded at May 31, 1998 and 1999 to reflect the uncertainty of generating taxable income sufficient to utilize the gross deferred tax asset. In addition, the utilization of the net operating loss carryforwards may be limited due to restrictions imposed under applicable Federal and state tax law due to a change in ownership. The valuation allowance decreased by $239,809 and increased by $54,405 for the years ended May 31, 1998 and 1999, respectively.

   As of May 31, 1999, we have net operating loss carryforwards for federal and state income tax purposes of approximately $1,038,000 and $470,000, respectively, which are available to offset future taxable income, if any, through 2019.

   Due to the uncertainty surrounding the realization of the benefits of our favorable tax attributes in future tax returns, we have fully reserved our deferred tax assets as of May 31, 1998 and 1999, respectively. In assessing the potential realization of deferred tax assets, we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

                              PSI-Med Corporation

(8) Stock Options

   A summary of the activity of our stock options are as follows:

                                                                    Weighted-
                                                                     average
                                                        Shares of exercise price
                                                         options    per option
                                                        --------- --------------
   Outstanding as of May 31, 1996......................   3,000      $ 20.00
   Granted during the year ended May 31, 1997..........   5,278        44.47
                                                          -----      -------
   Outstanding at May 31, 1997.........................   8,278        35.60
   Granted during the year ended May 31, 1998..........     --           --
                                                          -----      -------
   Outstanding at May 31, 1998.........................   8,278        35.60
   Granted during the year ended May 31, 1999..........     --           --
                                                          -----      -------
   Outstanding at May 31, 1999.........................   8,278      $ 35.60
                                                          =====      =======

   The following table summarizes information about stock options exercisable at May 31, 1999:

                           Number of Options Weighted-average Weighted-average
            Range of        Exercisable at    exercise price     remaining
         exercise prices     May 31, 1999    at date of grant contractual life
         ---------------   ----------------- ---------------- ----------------
             $ 20.00             3,000            $20.00            9 yrs.
               39.71             1,939             39.71            4 yrs.
               47.23             3,339             47.23         4.75 yrs.
                                 -----
                                 8,278
                                 =====

   The Company applies APB No. 25 in accounting for its employee stock based compensation plan and uses the intrinsic value method in accounting for options granted to employees. Accordingly, no compensation costs have been recognized in the accompanying statements of operations for any of its stock options granted to employees because the exercise price of each option equaled or exceeded the fair value of the underlying common stock. Had we determined compensation costs based on the fair value at the grant date for our stock options under SFAS No. 123, pro forma net earnings (loss) would have been as follows:

                                                   1997        1998      1999
                                                -----------  ---------  -------
   Net earnings (loss):
     As reported............................... $  (912,634) $(452,241) $63,362
     Assumed stock compensation cost...........     119,252        --       --
                                                -----------  ---------  -------
       Pro forma, adjusted..................... $(1,031,886) $(452,241) $63,362
                                                ===========  =========  =======
   Basic net earnings (loss) per share:
     As reported............................... $    (11.88) $   (5.34) $  0.75
                                                -----------  ---------  -------
       Pro forma, adjusted..................... $    (13.43) $   (5.34) $  0.75
                                                -----------  ---------  -------
   Diluted net earnings (loss) per share:
     As reported............................... $    (11.88) $   (5.34) $  0.70
                                                -----------  ---------  -------
       Pro forma, adjusted..................... $    (13.43) $   (5.34) $  0.70
                                                ===========  =========  =======

   The above pro forma results assume we began recording compensation expense for options granted to employees subsequent to June 1, 1996 and may not be indicative of pro forma results to be expected in future

                              PSI-Med Corporation
periods. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                 1997  1998 1999
                                                                 ----  ---- ----
   Expected volatility.........................................  40%    --   --
   Average life................................................ 7 yrs.  --   --
   Weighted-average risk-free rate.............................  6.80%  --   --
   Dividends...................................................   --    --   --

   The weighted-average fair value of options granted for the year ended May 31, 1997 was $22.59.

(9) Subsequent Events

   As part of our plans to replace our debt obligations, agreements were signed to convert obligations to common stock at $30 per share:

                                                          Debt to
                                                Contract    be        Shares
                                                  Date   Converted   of stock
                                                -------- --------- ------------
   Accounts payable to stockholder............. 06/16/99 $ 25,000    833 shares
   Note payable to stockholders................ 06/28/99   32,864  1,095 shares
   Deferred compensation to related party...... 06/16/99  200,000  6,666 shares
   Note payable to related party............... 08/05/99  150,000  5,000 shares
   Deferred compensation to related party...... 08/16/99   50,000  1,667 shares

   Additionally, management negotiated the following settlements to reduce the Company's obligations:

                                                                        Final
                                                                        amount
                                                                       paid by
                                                     Date     Total      the
                                                   settled  obligation Company
                                                   -------- ---------- --------
   Accounts payable to vendors.................... 08/10/99  $ 66,674  $ 39,474
   Accounts payable to employees.................. 08/25/99    52,083    27,415
   Note payable to related party.................. 09/13/99   133,147    70,151
                                                             --------  --------
                                                             $251,904  $137,040
                                                             ========  ========

   On September 20, 1999, Velocity.com, Inc. acquired us. Our shareholders exchanged all of their shares of our common stock for 9,322 shares of Series A-II preferred stock of Velocity.com, Inc. making Velocity.com, Inc. our sole shareholder.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   Through and including     , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

                             3,000,000 Shares

                            [VELOCITY.COM LOGO]

                                  Common Stock

                         -----------------------------

                             Preliminary Prospectus

                         -----------------------------

Needham & Company, Inc.                                   Punk, Ziegel & Company

                                        , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

   Registration fee.................................................. $  14,387
   NASD filing fee...................................................     5,675
   Nasdaq National Market listing fee................................    94,000
   Printing and engraving............................................   260,000
   Legal fees and expenses...........................................   500,000
   Accounting fees and expenses......................................   950,000
   Transfer agent fees...............................................    10,000
   Blue sky fees and expenses........................................    10,000
   Miscellaneous..................................................... *
                                                                      ---------
     Total........................................................... 1,844,062
                                                                      =========

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI of the Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors to the maximum extent permitted by the Delaware General Corporation Law and
Section 43 of Article XI of the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements with each director and certain officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to indemnifying officers and directors of the Company against certain liabilities. Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein: (1) the form of Underwriting Agreement, filed as Exhibit 1.1; (2) the Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1; (3) the Bylaws of the Registrant, filed as Exhibit 3.2; (4) the form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers, filed as Exhibit 10.25; and (5) the Indemnity and Subrogation Agreement, filed as Exhibit 10.7.

Item 15. Recent Sales of Unregistered Securities

   Since August 1996, the Registrant issued and sold the following unregistered securities:

    (1) During the period, the Company granted stock options covering an aggregate of 1,314,731 shares of common stock to employees, directors and consultants of the Company, at a weighted average exercise price of $5.14 per share. The Company sold an aggregate of 27,456 shares of its common stock for consideration in the aggregate amount of $51,676 pursuant to the exercise of stock options granted under the Company's stock option plans. The issuances of common stock under the Company's stock option plans were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation.

    (2) From August 1996 to April 1997, the Registrant issued and sold an aggregate of 673,357 shares of Series B Preferred Stock at a price of approximately $4.03 per share to 77 investors for an aggregate purchase price of approximately $2,710,634. The issuance of the Series B Preferred Stock was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of the investors who purchased shares of Series B Preferred Stock had a pre-existing relationship with the Company or was a sophisticated investor, and each had access to information about the company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with the issuance of the Series B Preferred Stock. 6,471 of these shares were converted into common stock in 1999. The remaining shares of Series B Preferred Stock will convert into 666,886 shares of common stock of the Registrant upon completion of this offering.

    (3) On December 20, 1996, the Registrant issued 3,032 shares of Series A-II Preferred Stock and 3,032 shares of Series A-III Preferred Stock to Velocity Healthcare Informatics, Inc. and Dean Health Systems, Inc. in exchange for substantially all of the assets of Velocity Healthcare Informatics, Inc. The issuance of the Series A-II Preferred Stock and Series A-III Preferred Stock to these two entities was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of the recipients of the Series A-II and Series A-III Preferred Stock had a pre-existing relationship with the Company or was sophisticated, and each had access to information about the company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with this issuance. Such shares of Series A-II and Series A-III Preferred Stock will convert into 121,280 shares of common stock of the Registrant upon the closing of this offering.

    (4) On June 4, 1997, the Registrant issued 3,734 shares of Series A-II Preferred Stock to a group of 3 shareholders of Intedata, Inc. for the acquisition of 100% of the voting securities of Intedata, Inc. The issuance of the Series A-II Preferred Stock to these shareholders of Intedata was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of these recipients of the Series A-II Preferred Stock had a pre-existing relationship with the Company or was sophisticated, and each had access to information about the company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with this issuance. Such shares of Series A-II preferred stock will convert into 74,680 shares of common stock of the Registrant upon the closing of this offering.

    (5) On June 23, 1997, the Registrant issued 7,466 shares of Series A-II Preferred Stock to the sole shareholder of L.I.N.C., Inc. For the acquisition of 100% of the voting securities of L.I.N.C., Inc. The issuance of the Series A-II Preferred Stock to the sole shareholder of L.I.N.C was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. This recipient of the Series A-II Preferred Stock had a pre-existing relationship with the Company or was sophisticated, and had access to information about the company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with this issuance. Such shares of Series A-II Preferred Stock will convert into 149,320 shares of common stock of the Registrant upon the closing of this offering.

    (6) On May 14, 1997, the Registrant issued 13,065 shares of Series A-II Preferred Stock to a group of five shareholders of MMS, Inc. for the acquisition of 100% of the voting securities of MMS, Inc. The issuance of the Series A-II Preferred Stock to these shareholders of MMS, Inc. was exempt from registration in reliance of Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of these recipients of the Series A-II Preferred Stock had a pre-existing relationship with the Company or was sophisticated, and each had access to information about the company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with this issuance. Such shares of Series A-II Preferred Stock will convert into 261,300 shares of common stock of the Registrant upon the closing of this offering.

    (7) From October 1997 to August 1999, the Registrant issued and sold an aggregate of 2,239,952 shares of Series C Preferred Stock at a price of approximately $4.91 per share to 315 investors, including Conxion

Corporation who purchased a total of 112,000 shares of Series C Preferred Stock, for an aggregate purchase price of approximately $11,000,000. The issuance of the Series C Preferred Stock was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of the investors who purchased shares of Series C Preferred Stock had a pre-existing relationship with the Company or was a sophisticated investor, and each had access to information about the company necessary to make an investment decision. In connection with the issuance of the Series C Preferred Stock, the Company engaged the services of a third party selling agent to assist in the private placement of such shares of Series C Preferred Stock. In consideration for the services rendered by this selling agent, the Company (i) paid a "placement fee" equaling 5% of the gross proceeds from the sale of those shares of Series C Preferred Stock placed by this selling agent (which equalled $36,191.85), (ii) issued options to purchase a total of 37,628 shares of common stock of the Company to the selling agent and (iii) reimbursed the selling agent for reasonable out-of-pocket costs incurred in the placement of the Series C Preferred Stock. The shares of Series C Preferred Stock will convert into 2,239,952 shares of common stock of the Registrant upon completion of this offering.

    (8) On November 14, 1997, the Registrant issued 4,828 shares of Series A-II Preferred Stock to a group of 35 shareholders of Healthcheck, Inc. for the acquisition of 100% of the voting securities of Healthcheck, Inc. The issuance of the Series A-II Preferred Stock to the shareholders of Healthcheck, Inc. was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of these recipients of the Series A-II Preferred Stock had a pre-existing relationship with the Company or was sophisticated, and each had access to information about the Company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with this issuance. Such shares of Series A-II Preferred Stock will convert into 96,560 shares of common stock of the Registrant upon the closing of this offering.

    (9) On September 9, 1998, the Registrant issued 21,154 shares of common stock to a group of 8 former shareholders of Comprehensive Providers Credentialing Services, Inc. pursuant to an adjustment provision contained in the merger agreement by and between such shareholders and the Registrant, dated May 23, 1996. The issuance of the common stock to the shareholders of Comprehensive Providers Credentialing Services, Inc. was exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering. Each of these recipients of common stock were parties to the prior merger agreement dated May 23, 1996 and thus were existing shareholders of the Company. In addition, each of these recipients of common stock had either a pre-existing relationship with the Company or was sophisticated, and each had access to information about the company necessary to make an investment decision. There were no underwriting discounts or commissions paid in connection with this issuance.

   (10) On September 20, 1999, the Registrant issued 9,322 shares of Series A-II Preferred Stock and granted options to purchase 14,880 shares of common stock to a group of 16 shareholders of PSI-Med Corporation for the acquisition of 100% of the voting securities of PSI-Med. The issuance of the Series A-II Preferred Stock to these shareholders of PSI-Med, Inc. was deemed to be exempt from registration in reliance Rule 506 of Regulation D of the Securities Act according to the notice on Form D filed with the SEC on December 7, 1999. The 9,322 shares of Series A-II Preferred Stock will convert into 186,440 shares of common stock of the Registration upon completion of this offering.

   (11) On November 19, 1999 the Registrant granted warrants to purchase 125,000 shares of common stock at an exercise price of $8.00 per share in connection with a loan to the Registrant. In February 2000, the Registrant issued warrants to two persons to purchase an aggregate of 31,250 shares of common stock at an exercise price of $9.00 per share in connection with loans to the Registrant. In March 2000, the Registrant issued warrants to two persons to purchase an aggregate of 18,750 shares of common stock at an exercise price of $9.00 per share in connection with loans to the Registrant. These issuances were exempt from registration in reliance on Section 4(2) of the Securities Act as an issuance not involving a public offering.

   The recipients of securities in each of the transactions described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

            FORM OF INDEPENDENT AUDITORS' REPORT ON THE CONSOLIDATED
                          FINANCIAL STATEMENT SCHEDULE

The Board of Directors

Velocity.com, Inc.:

The audits referred to in our report dated March 3, 2000 included the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1999 included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The audit report on the consolidated financial statements of Velocity.com, Inc. and subsidiaries referred to above contains an explanatory paragraph that states the Company has a significant contingent liability related to certain sales of preferred stock as well as recurring losses from operations and a net capital deficiency which have raised substantial doubt about the Company's ability to continue as a going concern. The financial statement schedule included in the registration statement does not include any adjustments that might result from the outcome of this uncertainty.

San Francisco, California                 KPMG LLP

March 3, 2000

                                OrganicNet, Inc.
                  SCHEDULE II-VALUATION & QUALIFYING ACCOUNTS

                          Balance at  Charged to                      Balance at
                         Beginning of Costs and                         End of
      Description           Period     Expenses  Deductions  Other(1)   Period
      -----------        ------------ ---------- ----------  -------- ----------
Year Ended 1997:
  Allowance for Doubtful
   Accounts.............   $    --     $113,000  $     --    $   --    $113,000
Year Ended 1998:
  Allowance for Doubtful
   Accounts.............   $113,000    $ 15,800  $     --    $   --    $128,800
Year Ended December 31,
 1999:
  Allowance for Doubtful
   Accounts ............   $128,800    $168,500  $(116,000)  $56,600   $237,900

--------
(1) Reflects PSI-Med reserves acquired

Item 16. Exhibit and Financial Statement Schedule

  Exhibit
  Number   Description of Document
  -------  -----------------------
  1.1*     Form of Underwriting Agreement
  3.1(1)   Amended and Restated Certificate of Incorporation of Registrant
  3.2(1)** Bylaws of Registrant
  4.1      Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
  5.1*     Legal Opinion of Cooley Godward LLP
 10.1**    Amended and Restated Investor Rights Agreement, dated October 31,
           1997, between Registrant and the Series A, B and C Investors
 10.2**    Indemnity and Subrogation Agreement, dated January 1, 1998, between the registrant and Michael Meisel
 10.3**    1996 Stock Option/Stock Issuance Plan
 10.4**    1997 Stock Option/Stock Issuance Plan
 10.5**    Employment Agreement with Jack D. Anderson dated January 1, 1996
 10.6**    Employment Agreement with Robert L. Anderson dated January 1, 1996
 10.7**    Employment Agreement with William W. Shaw, III dated June 1, 1996
 10.8**    Employment Letter Agreement with William H. Matthews dated June 17,
           1999
 10.9**    Employment Agreement with M. Jan Roughan dated January 1, 1997
 10.10**   Employment Agreement with Michael J. Barry dated January 1, 1996
 10.11**   Form of Indemnification Agreement
 10.12**   Promissory Note, dated April 1, 1999, between Michael E. Meisel and the Registrant
 10.13**   Promissory Note, dated June 1, 1997 between M. Jan Roughan and the
           Registrant
 10.14**   Promissory Note, dated December 1, 1997 between M. Jan Roughan and the Registrant
 10.15**   Lease Agreement, dated January 5, 1999 between 1301 Evans Street
           Associates, LLC and the Registrant
 10.16+**  Dedicated Server Agreement between Conxion and the Registrant dated
           April 8, 1999
 10.17+**  Dedicated Server Agreement between Conxion and the Registrant dated
           May 3, 1999
 10.18+**  T1 Service Agreement between Conxion and the Registrant dated May
           23, 1999
 10.19+**  Dedicated Server Agreement between Conxion and the Registrant dated
           June 1, 1999
 10.20+**  T1 Service Agreement between Conxion and the Registrant dated
           September 1, 1999
 10.21**   Application Service Provider Agreement between Conxion and the
           Registrant dated September 17, 1999
 10.22**   Distribution and Services Agreement between Superior Consultant
           Holdings Corporation and the Registrant dated September 20, 1999
 10.23**   1999 Equity Incentive Plan
 10.24**   Employee Stock Purchase Plan
 21.1**    Subsidiaries of Registrant
 23.1      Consent of KPMG LLP, independent auditors
 23.2      Consent of KPMG LLP, independent auditors
 24.1**    Power of Attorney (see signature page)
 27.1      Financial Data Schedule

--------
(1) As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of this offering.
*  To be filed by amendment.
** Previously filed.
+ Confidential treatment requested on portions of this exhibit. Unredacted versions of this exhibit have been filed separately with the Commission.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 479(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter or permit prompt delivery to each purchaser.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on March 7, 2000.

                                          VELOCITY.COM, INC.

                                                  /s/ Jack D. Anderson,
                                          *By: ________________________________
                                                    Jack D. Anderson
                                                 Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Jack D. Anderson          Chairman of the Board and     March 7, 2000
______________________________________  Chief Executive Officer
           Jack D. Anderson             (Principal Executive
                                        Officer)

      /s/ William W. Shaw, III         President                     March 7, 2000
______________________________________
         William W. Shaw, III

                  *                    Chief Financial Officer       March 7, 2000
______________________________________  (Principal Financial
         William H. Matthews            Officer)

                  *                    Director                      March 7, 2000
______________________________________
          Gail E. Oldfather

                  *                    Director                      March 7, 2000
______________________________________
          Michael A. Wilson

                  *                    Director                      March 7, 2000
______________________________________
           Robert S. Garvie

                  *                    Director                      March 7, 2000
______________________________________
          Robert L. Anderson

                  *                    Director                      March 7, 2000
______________________________________
            M. Jan Roughan

                  *                    Director                      March 7, 2000
______________________________________
           David W. McComb

                                       Director                      March 7, 2000
______________________________________
            James P. Clark

         /s/ Jack D. Anderson
*By: ________________________________
           Jack D. Anderson
           Attorney-in-fact

  Exhibit
  Number                      Description of Document                      Page
  -------                     -----------------------                      ----
  1.1*     Form of Underwriting Agreement
  3.1(1)   Amended and Restated Certificate of Incorporation of
           Registrant
  3.2(1)** Bylaws of Registrant
  4.1      Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant
  5.1*     Legal Opinion of Cooley Godward LLP
 10.1**    Amended and Restated Investor Rights Agreement, dated October
           31, 1997, between Registrant and the Series A, B and C
           Investors
 10.2**    Indemnity and Subrogation Agreement, dated January 1, 1998, between the registrant and Michael Meisel
 10.3**    1996 Stock Option/Stock Issuance Plan
 10.4**    1997 Stock Option/Stock Issuance Plan
 10.5**    Employment Agreement with Jack D. Anderson dated January 1,
           1996
 10.6**    Employment Agreement with Robert L. Anderson dated January 1,
           1996
 10.7**    Employment Agreement with William W. Shaw, III dated June 1,
           1996
 10.8**    Employment Letter Agreement with William H. Matthews dated
           June 17, 1999
 10.9**    Employment Agreement with M. Jan Roughan dated January 1,
           1997
 10.10**   Employment Agreement with Michael J. Barry dated January 1,
           1996
 10.11**   Form of Indemnification Agreement
 10.12**   Promissory Note, dated April 1, 1999, between Michael E.
           Meisel and the Registrant
 10.13**   Promissory Note, dated June 1, 1997 between M. Jan Roughan and the Registrant
 10.14**   Promissory Note, dated December 1, 1997 between M. Jan
           Roughan and the Registrant
 10.15**   Lease Agreement, dated January 5, 1999 between 1301 Evans
           Street Associates, LLC and the Registrant
 10.16+**  Dedicated Server Agreement between Conxion and the Registrant dated April 8, 1999
 10.17+**  Dedicated Server Agreement between Conxion and the Registrant dated May 3, 1999
 10.18+**  T1 Service Agreement between Conxion and the Registrant dated
           May 23, 1999
 10.19+**  Dedicated Server Agreement between Conxion and the Registrant dated June 1, 1999
 10.20+**  T1 Service Agreement between Conxion and the Registrant dated
           September 1, 1999
 10.21**   Application Service Provider Agreement between Conxion and the Registrant dated September 17, 1999
 10.22**   Distribution and Services Agreement between Superior
           Consultant Holdings Corporation and the Registrant dated
           September 20, 1999
 10.23**   1999 Equity Incentive Plan
 10.24**   Employee Stock Purchase Plan
 21.1**    Subsidiaries of Registrant
 23.1      Consent of KPMG LLP, independent auditors
 23.2      Consent of KPMG LLP, independent auditors
 24.1**    Power of Attorney (see signature page)
 27.1      Financial Data Schedule

--------
(1) As proposed to be filed with the Secretary of State of the State of Delaware prior to the effectiveness of this offering.
*  To be filed by amendment.
** Previously filed.
+ Confidential treatment requested on portions of this exhibit. Unredacted versions of this exhibit have been filed separately with the Commission.